UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

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FAIRCHILD SEMICONDUCTOR INTERNATIONAL, INC.

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Fairchild Semiconductor International, Inc.
82 Running Hill Road
South Portland, ME 04106
www.fairchildsemi.com

Notice of Annual Stockholders’ Meeting

and Proxy Statement

DATE	Wednesday, May 2, 2007

TIME	8:00 a.m.

PLACE	Fairchild Semiconductor International, Inc.
3001 Orchard Parkway
San Jose, California

ITEMS OF BUSINESS
1.	Elect directors (proposal summary at page 3).

2.	Approve Fairchild Semiconductor 2007 Stock Plan (proposal summary at page 5).

3.	Ratify independent registered public accounting firm.

4.	Attend to other business that may come before the meeting.

RECORD DATE	March 8, 2007

HOW TO VOTE
•	Vote by telephone or on the Internet (if your shares are held by a broker, bank or other nominee);

•	Fill in, sign, date and mail the proxy or voting instruction card included with this notice; or

•	Attend the meeting in person.

See page 1 of the proxy statement and the proxy or voting instruction card for more information.

IMPORTANT	Please vote as soon as possible to save additional soliciting expense to the company. The proxy is revocable and will not affect your right to vote in person if you decide to attend the meeting.

By order of the board of directors,

William N. Stout, Chairman

Paul D. Delva, Secretary

March 30, 2007

PROXY STATEMENT

Annual Stockholders’ Meeting

May 2, 2007

PROXY STATEMENT

Why We Are Sending You this Proxy Statement

The board of directors is soliciting your proxy to vote your shares at the upcoming stockholders’ meeting. As a result, we are sending you the information in this proxy statement. Our annual report, which includes our audited financial statements for the fiscal year ended December 31, 2006, accompanies this proxy statement, but it is not incorporated in it and is not to be regarded as part of the proxy solicitation material. This proxy statement and accompanying annual report are being mailed to stockholders on or about March 30, 2007.

The proxy process gives you the opportunity to direct how your shares will be voted, whether or not you attend the meeting in person. If you return the enclosed card, or vote by telephone or on the Internet (if your shares are held by a bank or broker), your shares will be voted according to your instructions. Specify your choices by marking the appropriate boxes on the card. If you sign and return the card without specifying choices, your shares will be voted as recommended by the board of directors.

Your Form of Share Ownership Affects How You Can Vote

Most stockholders hold their shares through a broker or other nominee rather than directly in their own names. As summarized below, there are some distinctions between shares held of record and those owned beneficially through a broker or nominee:

Stockholders of record are those whose shares are registered directly in their names with our transfer agent, Computershare Investor Services. These stockholders receive proxy materials directly from our transfer agent and have the right to grant a proxy to the company or to vote in person at the meeting. If you are a stockholder of record, a proxy card is enclosed for your use.

Beneficial owners are those whose shares are held in a bank or brokerage account or held by another nominee. These shares are often referred to as street name shares. Beneficial owners have the right to direct their brokers or nominees how to vote, and are also invited to attend the annual meeting. If you are a beneficial owner, a voting instruction card is enclosed for you to provide instructions to the broker or nominee holding your shares. However, since you are not a stockholder of record, you may not vote your shares in person at the meeting unless you obtain a “legal proxy” from the broker or other nominee that holds your shares, giving you the right to vote the shares at the meeting.

Your Proxy Can Be Revoked

Signing and returning the proxy card will not affect your right to attend the annual meeting and vote in person. If you do attend, you may, if you wish, vote by ballot at the meeting, which would cancel any proxies previously given. In addition, you can revoke your proxy at any time before your shares are voted at the meeting by filing a new proxy with the secretary of the company, or by filing any instrument revoking your prior proxy. If your shares are held in street name, you must contact your broker or other nominee prior to the meeting if you wish to revoke prior voting instructions.

Voting Rights of Stockholders and Other Requirements

Who May Vote. All holders of Fairchild Semiconductor common stock at the close of business on March 8, 2007 are entitled to vote. On that date there were 124,050,440 shares of common stock outstanding.

Quorum. The holders of a majority of the shares of common stock entitled to vote must be present in person or represented by proxy at the meeting to constitute a quorum and allow business to be conducted at the meeting. If you return your proxy card or voting instruction card, or vote by telephone or the Internet on any proposal, your shares will be part of the quorum for the meeting.

Broker Non-Votes. Broker non-votes occur when nominees, such as brokers holding shares on behalf of beneficial owners, do not receive voting instructions from the beneficial owners sufficiently in advance of the meeting. When this happens, brokers may vote those shares, in their discretion, only if they are permitted to do so under New York Stock Exchange rules. For this meeting, brokers that do not receive instructions from their customers may vote in their discretion only on Proposals 1 and 3. On Proposal 2, if you are a beneficial owner and do not give your broker or nominee specific voting instructions, your shares cannot be voted on that proposal, and your shares would then be referred to as “broker non-votes” on that proposal. Broker non-votes will count toward the quorum for the meeting.

Voting Rights of Stockholders. In the election of directors, stockholders have cumulative voting rights. Under cumulative voting, each stockholder is entitled to as many votes as equals the number of shares of common stock held by that stockholder on the record date multiplied by the number of directors to be elected. Each stockholder may cast all of his or her votes for a single candidate or may distribute them among two or more candidates as he or she sees fit. The enclosed proxy grants discretionary authority for the exercise of such cumulative voting rights. If you vote by proxy, your votes will be cast and cumulated in the proxyholders’ discretion, which may include voting for less than all nominees so as to elect the maximum number of the nominees named on the proxy card, except that none of your votes will be cast for any nominee for whom you instruct that the vote be withheld. If you hold shares beneficially in street name and wish to cumulate your votes, you should contact your broker or nominee. In all matters other than the election of directors, stockholders are entitled to one vote for each share of common stock held.

Votes Required to Approve Proposals. In the election of directors (Proposal 1), the candidates who receive the most votes will be elected to the available positions on the board. If you vote and are part of the quorum, your shares will be voted so as to elect the maximum number of the nominees named on the proxy card unless you give instructions to “withhold” votes. Withholding votes and broker non-votes will not influence voting results for Proposal 1. Abstentions may not be specified in the election of directors.

The proposal to approve the Fairchild Semiconductor 2007 Stock Plan (Proposal 2) will be approved if a majority of the shares outstanding vote on that proposal and a majority of the shares present and entitled to vote on that proposal are voted in favor. Abstentions will have the effect of a vote against the proposal because they will count in the number of shares present and entitled to vote on the proposal, but will not be voted in favor. Broker non-votes will count toward the quorum for the meeting, but they will not count in the number of shares present and entitled to vote on Proposal 2.

The proposal to ratify the appointment of KPMG LLP as our independent registered public accounting firm for 2007 (Proposal 3) will be approved if a majority of the shares present and entitled to vote on that proposal are voted in favor. Abstentions will have the effect of a vote against the proposal because they will count in the number of shares present and entitled to vote on the proposal, but will not be voted in favor.

Votes cast by proxy or in person at the annual meeting will be tabulated by the inspectors of election appointed for the meeting, who will also determine whether or not a quorum is present.

PROPOSALS TO BE VOTED ON AT THE MEETING

Proposal 1. Election of Directors.

Proposal Summary

The following incumbent directors have been nominated for election for one-year terms and until their successors are elected and qualified:

Name	Age	Position
Richard A. Aurelio	62	Chairman, Varian Semiconductor Equipment Associates, Inc.
Charles P. Carinalli	58	Principal, Carinalli Ventures
Robert F. Friel	51	Vice Chairman and President, Life and Analytical Sciences, PerkinElmer, Inc.
Thomas L. Magnanti	61	Institute Professor and Dean of Engineering, Massachusetts Institute of Technology
Kevin J. McGarity	61	Former Senior Vice President, Worldwide Sales and Marketing, Texas Instruments Incorporated
Bryan R. Roub	65	Former Senior Vice President and CFO, Harris Corporation
Ronald W. Shelly	63	Former President, Solectron Texas
William N. Stout	68	Former Chairman and CEO, Sterling Holding Company
Mark S. Thompson	50	President and CEO, Fairchild Semiconductor Corporation

Unless otherwise specified by stockholders, proxies will be voted for these nine nominees. Each nominee has consented to his nomination and, to our knowledge, will serve as a director if elected. If a nominee becomes unavailable before the election, proxies may be voted for other persons recommended by the board. Proxies cannot be voted for more than nine persons. The size of the board is currently set at twelve positions. There will be three vacancies on the board until the board either fills the vacancies or reduces the size of the board. The persons named on the proxy card will have discretionary authority to vote proxies cumulatively for nine nominees in the election of directors.

The board of directors recommends voting “for” the above nominees.

Details on each nominee follow below.

Richard A. Aurelio, age 62, Chairman, Varian Semiconductor Equipment Associates, Inc.

Mr. Aurelio became a director in February 2006. Since October 2004, he has been Chairman of Varian Semiconductor Equipment Associates, Inc., a producer of equipment used in the manufacture of semiconductors. From 2001 to 2004 he was Varian’s Chairman and Chief Executive Officer and was President and CEO from 1999 to 2001 following that company’s creation as a spin-off from Varian Associates, Inc., where he was responsible for the semiconductor equipment business. Mr. Aurelio is a director of Varian Semiconductor Equipment Associates and Brion Technologies.

Charles P. Carinalli, age 58, Principal, Carinalli Ventures.

Mr. Carinalli became a director in February 2002. He has over 35 years of experience in the semiconductor industry. From 1999 to 2001, he was Chairman and Chief Executive Officer of Adaptive Silicon, Inc., a fabless semiconductor company. From 1996 to 1999 he was President and CEO of Wavespan Corporation. He previously worked in several management and executive positions with National Semiconductor Corporation from 1970 to 1996, including as Senior Vice President and Chief Technical Officer from 1992 to 1996. Mr. Carinalli is a director of Extreme Networks, Inc., Attune Systems and Sensor Platforms.

Robert F. Friel, age 51, Vice Chairman and President, Life and Analytical Sciences, PerkinElmer, Inc.

Mr. Friel became a director in March 2004. Since January 2006, he has been Vice Chairman and President, Life and Analytical Sciences, for PerkinElmer, Inc., a health sciences and photonics company. He had previously been Chief Financial Officer for PerkinElmer since 1999. Prior to joining PerkinElmer, Mr. Friel spent 19 years with AlliedSignal, Inc., now Honeywell International, progressing through a series of financial management positions, most recently as Corporate Treasurer. He is a director of PerkinElmer and Millennium Pharmaceuticals, Inc.

Thomas L. Magnanti, age 61, Institute Professor and Dean of Engineering, Massachusetts Institute of Technology.

Professor Magnanti became a director in September 2003. He has been a faculty member at the Massachusetts Institute of Technology since 1971 and Dean of Engineering since 1999. He was a founding co-director of MIT’s Leaders for Manufacturing and Systems Design and Management Programs. His research and teaching interests focus on large-scale optimization, with applications to production planning and scheduling, transportation planning, facility location, logistics and communication systems design. He is a director of Emptoris and the Ford Design Institute.

Kevin J. McGarity, age 61, Former Senior Vice President, Worldwide Sales and Marketing, Texas Instruments Incorporated.

Mr. McGarity has been a director since November 2005. From 1988 until 1999, he served as Senior Vice President of Worldwide Marketing and Sales for Texas Instruments. From 1972 until 1988, Mr. McGarity held various sales and marketing roles within Texas Instruments, including five years based in Europe. He is currently a technology consultant to global companies in the semiconductor industry. He is a director of Altera Corporation.

Bryan R. Roub, age 65, Former Senior Vice President and Chief Financial Officer, Harris Corporation.

Mr. Roub became a director in March 2004. He was Senior Vice President and Chief Financial Officer of Harris Corporation, an international communications equipment and systems company, from 1984 until his retirement in 2006. He was previously Executive Vice President-Finance at Midland-Ross Corporation. Prior to that, he was a member of the audit staff of Ernst & Ernst. He is a past Chairman of Financial Executives International (FEI) and a member of the American Institute of CPAs.

Ronald W. Shelly, age 63, former President, Solectron Texas.

Mr. Shelly became a director in June 1998. Until 1999, he was employed by Solectron Texas, an electronic manufacturing services company, where he served as its President from April 1996 until his retirement. Mr. Shelly has more than 33 years of experience in the semiconductor industry. Prior to joining Solectron, he was employed by Texas Instruments for 30 years, most recently as Executive Vice President of Custom Manufacturing Services.

William N. Stout, age 68, former Chairman and Chief Executive Officer, Sterling Holding Company.

Mr. Stout became a director in March 1997 and he was elected as the independent Chairman of the board of directors in May 2006. He was Chairman and Chief Executive Officer of Sterling Holding Company, an affiliate of Citicorp Venture Capital Ltd., and Sterling’s subsidiaries from 1988 through 2001. Sterling was engaged, through subsidiaries including Trompeter Electronics, Inc. and Semflex, Inc. in the manufacture and sale of coaxial connectors, coaxial cable and coaxial cable assemblies.

Mark S. Thompson, age 50, President and CEO, Fairchild Semiconductor Corporation.

Dr. Thompson became a director in May 2005. He has been President and Chief Executive Officer of Fairchild Semiconductor since May 2005, and was previously Executive Vice President, Manufacturing and Technology Group, from December 2004 until his promotion to President and CEO. He has over 20 years of high-technology industry experience. Prior to joining Fairchild Semiconductor in 2004, Dr. Thompson had been Chief Executive Officer of Big Bear Networks, Inc., a designer and manufacturer of optoelectronic network solutions, since August 2001. He was previously Vice President and General Manager of Tyco Electronics’ Power Components Division and, prior to its acquisition by Tyco, was Vice President of Raychem Electronics’ OEM Group. He is a director of American Science and Engineering, Inc.

Effective as of our 2007 annual stockholders’ meeting, directors Kirk P. Pond and Charles M. Clough will be retiring from our board of directors. Mr. Pond helped found our company in 1997, was our president and CEO until May 2005 and our non-executive chairman until May 2006. He leaves our board following the completion of succession-oriented consulting arrangements entered into with the company in 2003 to ensure the successful transition to a new president and CEO. Mr. Clough is retiring following more than six years of service. The board of directors acknowledges and thanks Mr. Pond and Mr. Clough for their valued contributions and service to the company.

Proposal 2. Proposal to Approve the Adoption of the Fairchild Semiconductor 2007 Stock Plan.

Proposal Summary

We propose to adopt a new Fairchild Semiconductor 2007 Stock Plan which will provide for:

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the award of 3,380,305 shares (2.7% of undiluted shares outstanding on the record date), enough (when added to the shares that remain available for issuance under our existing stock incentive plan) for us to make what we believe are competitive equity awards to recruit and retain key employees over the next year. Our current practice is to make our annual grant of equity awards in February of each year, corresponding with our annual performance review and goal-setting cycle. We completed the 2007 annual award grants on February 9, 2007. We are seeking stockholder approval of enough shares for our February 2008 annual grants of performance unit, restricted stock unit, stock option and other equity awards, and for recruitment and retention grants we expect will be needed to remain competitive until the 2008 annual stockholders’ meeting; and

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a share-counting formula (rather than a fixed limit on the number of performance unit, restricted stock unit and other “full-value” awards that may be granted under the plan), described in more detail below, pursuant to which each “full-value” share awarded under the plan will reduce the number of shares that remain available for issuance under the plan by 2, whereas each share subject to a stock option or stock appreciation right award will reduce the number of shares available under the plan by 1.

A complete copy of the plan is attached as Exhibit A. You are urged to read this entire proposal and the complete plan document. Currently our equity-based compensation programs are administered under the Fairchild Semiconductor Stock Plan, as amended on May 3, 2006 (referred to as the “Prior Plan”). The Prior Plan was approved by stockholders at our 2006 annual meeting. This Proposal 2 seeks stockholder approval of a new equity-based compensation plan. If approved, the new plan will replace the Prior Plan and will become the sole plan for providing equity-based incentive compensation to eligible employees and non-employee directors. As described in more detail below, if stockholders approve the new plan, the shares that remain available for grant under the Prior Plan will be assumed by the new plan. No further awards will be granted under the Prior Plan from and after the date of stockholder approval of the new plan. We continue to believe that providing equity-based compensation is necessary to keep and attract employees that we compete for, and thus retain stockholder value. We explain our reasons under “Why We Believe You Should Vote For this Proposal” below.

The board of directors recommends voting “for” this proposal.

Selected Related Data, as of March 8, 2007:

	Exercisable	Non-exercisable	Total
Stock options outstanding, all plans(1)	18,173,378	4,796,920	22,970,298	(2)
Full-value awards outstanding, all plans(3)	—	—	2,407,498
Shares available for awards, all plans	—	—	2,507,332
Shares of common stock issued and outstanding:
Undiluted			124,050,440
Diluted(4)			158,602,235

(1)	Includes recruitment-related grants of 200,000 stock options to Mark S. Thompson, our president and CEO, on December 1, 2004, and 75,000 stock options to Mark S. Frey, our chief financial officer, in March 20, 2006.
(2)	Weighted-average exercise price of options outstanding as of March 8, 2007 was $19.70. Weighted-average remaining contractual life of options outstanding as of March 8, 2007 was 4.91 years.
(3)	Includes 25,000 shares representing unvested portion of recruitment-related grant of 50,000 deferred stock units to Mark S. Thompson on December 1, 2004, and shares representing recruitment-related grants of 40,000 performance units and 20,000 restricted stock units to Mark S. Frey on March 20, 2006, which are unvested.
(4)	Includes all stock option and full-value awards outstanding (plan and non-plan), shares available for all awards under all plans and 6,666,667 shares reserved for issuance under Fairchild Semiconductor Corporation’s outstanding 5% Convertible Senior Subordinated Notes due November 1, 2008.

Why We Believe You Should Vote For this Proposal.

The board of directors recommends that stockholders approve this proposal because it believes the company’s continued ability to grant an appropriate number of stock options, performance units and other equity-based awards remains important for the company to continue to compete for key employee talent against other high-technology companies. Our equity award practices have been reviewed by, and we base our proposals in part on recommendations received from, compensation consultants retained by and reporting to our compensation committee. We believe that our equity award practices are within the mainstream of those at peer high-technology companies, and at a level that appropriately balances the company’s need for effective equity-based compensation with stockholders’ interests in minimizing the dilution caused by equity awards. We believe our plan delivers value to stockholders and provides effective incentives to its approximately 2,975 participants, more than 99% of whom are not directors or officers of the company (1,700 employees are currently eligible to participate in the plan).

The Continuing Need for Equity Awards to Remain Competitive. Like their counterparts at companies in the technology sector generally and the semiconductor industry in particular, our key employees consider equity-based awards to be an important part of their overall annual compensation, and they continue to expect these awards when they are recruited to join the company and throughout their employment. Such awards are commonplace among companies with which we compete for senior management and other key employees, including product line managers, semiconductor design engineers and field application engineers. We compete against leading industry players in the Silicon Valley, other U.S. locations, Korea, the rest of Asia and Europe. As a result, we expect to continue providing equity awards as a key component of total compensation to attract and retain our key employees. Based on research performed by compensation consultants retained by our compensation committee, we believe that we must continue granting stock-based awards, although at lower levels than in prior years, to remain a competitive employer. We believe this trend will continue due to accounting rules that require the expense of equity-based compensation to be included in the calculation of net income. Our compensation committee and board of directors continue to seek an appropriate balance between meeting employee hiring, retention and compensation goals and avoiding excessive stockholder dilution.

Responding to a Changing Environment. Since 2002, our compensation committee has approved several changes to our equity award program designed to provide attractive equity incentives for employees, maintain sound corporate governance practices and avoid unreasonable dilution. In line with our peers, we reduced the number of award recipients and decreased the size of their awards. These changes accompanied the “post-bubble” employment environment following 2000 and 2001, in which award levels moderated as competition for employees lessened, and public investors voiced concerns over the levels and effectiveness of equity compensation practices. As part of these changes, beginning in 2003, we began replacing a significant portion of executives’ stock option awards with a smaller number of full-value equity awards. (“Full-value” awards are all awards other than stock options and stock appreciation rights.) We continued this trend in 2005, awarding, for the first time at the company, a new kind of equity award—“performance units”—tied directly to the company’s pre-established goals for earnings before interest and taxes (EBIT), as discussed in more detail under “Compensation Discussion and Analysis” below. Also as described under “Compensation Discussion and Analysis” below, beginning in 2006 we have granted a mixture of performance units, restricted stock units and traditional stock options. We believe this approach to equity awards will result in grants that are valued by employees while appropriately balancing the interests of our stockholders in keeping dilution to the minimum required to remain competitive in our industry and linking equity compensation to performance criteria.

Through all of these actions, we believe we have delivered attractive and competitive equity compensation to key employees while reducing our annual rate of award grants relative to the total number of shares outstanding on an undiluted basis (commonly known as the “run rate”) from approximately 6.5% in 2001 to approximately 2.5% in 2006. When we increased our use of performance-based and other full-value awards, we began calculating our run rate using the methodology utilized by Institutional Shareholder Services (ISS) to help guide our decisions regarding annual equity recommendations. However, we state our run rate as total shares issued divided by total common shares outstanding in order to provide an accurate year-to-year run rate comparison to our peer group. Based on current trends in our industry, we expect to maintain our annual run rate for all awards at about 2.5% to 3.5% of outstanding stock on an undiluted basis. Based on awards granted in February 2007 and our forecasted need for retention and recruitment grants for the rest of this year, we expect our run rate for 2007 to be approximately 3.0%. The effective run rate would be less if we do not meet our EBIT goals because that would result in the recapture of performance units. We believe our award practices are in line with those at companies with which we compete for employees. Initial 2006 benchmarking research performed by our compensation committee consultant shows our peers have an average annual run rate of 3.5%, placing us at the 50th percentile among those peer companies for which 2006 data are available.

Our Continuing Emphasis on Performance. Since our founding, we have based our annual cash bonus program—for all employees including executive officers—on the company’s financial performance. As described under “Compensation Discussion and Analysis” below, in 2005 we brought the same concept to our equity compensation program with the introduction of performance units (or PUs). We believe the performance unit program provides an important additional method of delivering equity-based compensation while ensuring that transfers of value from stockholders to employees are conditioned upon the achievement of objectively measurable financial performance goals. Performance units will only be granted to our key employees, including executive officers. No performance unit awards will vest until at least one year following their initial grant date. Please see “Compensation Discussion and Analysis” below for more information regarding the operation of the performance unit program.

Our plan provides that awards of restricted stock must vest over at least a three-year period, unless the grant, issuance or vesting of an award (as with the performance units) is based on satisfaction of pre-established objective performance criteria over a performance period of at least one year.

We anticipate that the number of shares we are proposing for issuance under the plan will be enough to cover our annual grant of performance units, restricted stock units and traditional stock options in February 2008, and to provide sufficient shares to allow for expected recruitment and retention grants until the next annual stockholders’ meeting in 2008, when we would expect to request shares for the next annual cycle. Our current expectation is to request stockholder approval for equity-based grants on this annual cycle.

Continuing, but Declining, Use of Traditional Options and Complementary Use of Restricted Stock Units. In addition to performance units, we expect to continue to grant traditional stock options, typically having eight-year terms and vesting over a four-year period following the grant date. We expect to grant fewer options as a percentage of total equity compensation in the future, continuing our trend of reduced use of options over the last two years. In addition, beginning in 2006 we added limited grants of restricted stock units to the mix of equity awards to our key employees, including executive officers. Restricted stock units (or RSUs) typically vest in equal installments over the four-year period following grant and result in the delivery of one share of stock per vested unit to the participant. RSUs are not tied to performance measures. As described under “Compensation Discussion and Analysis” below, the addition of time-based RSUs to the mix of equity awards introduces an important retention element to our compensation program and provides a limited offset to the emphasis we now place on performance. By applying the appropriate mixture of these three components to our balanced equity compensation program—comprising PUs, traditional options and RSUs—our compensation committee and board of directors will remain focused on achieving the most optimum use of the plan as a compensation and retention tool, while managing the cost and dilution to the company’s stockholders.

The following is a list of some of the plan features that the board of directors believes are consistent with the interests of stockholders and sound corporate governance practices.

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Option Exercise Prices Must Not Be Lower than Fair Market Value on the Grant Date. Our stock plan prohibits granting options or stock appreciation rights with exercise prices lower than the fair-market value of underlying shares on the grant date, except in connection with substitute or replacement awards made in connection with a merger or other corporate acquisition.

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No Repricings Without Stockholder Approval. The plan prohibits the repricing of stock options and stock appreciation rights without the approval of stockholders. This provision applies to both direct repricings (lowering the exercise price or strike price of a stock option or stock appreciation right) as well as indirect repricings (canceling an outstanding stock option or stock appreciation right and granting a replacement stock option or stock appreciation right with a lower exercise price).

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Limited Ability to Grant Full-Value (i.e., Non-Option) Awards. The number of shares that may be issued during the term of the plan under “full-value awards” (meaning awards other than stock options and SARs), is limited under the plan by operation of the share formula in which full-value awards count on a 2-for-1 basis against the pool of shares available for issuance under the plan. We intend for this formula-based limitation to allow us to grant the number of full-value awards that the board of directors believes are necessary to remain competitive over the next year. The board of directors also believes that the use of this formula-based limitation, as opposed to the specific limit on full-value awards under the Prior Plan, will provide it with added flexibility in determining the mix of option and full-value awards that the board of directors believes is necessary to adapt to changing equity grant practices in our industry, while ensuring that stockholders are not subject to excessive dilution.

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Vesting Restrictions on Restricted Stock, Restricted Stock Units (RSUs) and Deferred Stock Units (DSUs). Grants of restricted stock, RSUs and DSUs that are not performance-based must have vesting periods over at least three years, except in cases of a director’s retirement after age 65, or after age 55 if the director’s age plus years of service on the board equals 65 or more. If the awards are performance-based, then performance must be measured over a period of at least one year.

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Limited Grants of DSUs to Non-Employee Directors. Under the plan, we may grant no more than 15,000 DSUs to non-employee directors upon their first election to the board and no more than 15,000 DSUs per year for service on the board; provided, however, that the non-employee director designated as independent chairman of the board of directors or lead director may receive an annual award of up to two times the annual award granted to other non-employee directors. See “Director Compensation” below for a more detailed discussion of our current director compensation program.

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No “Recycling” of Shares from Exercised Awards. Shares retained by or delivered to us to pay the exercise price or withholding taxes in connection with the exercise of an outstanding stock option or stock appreciation right, unissued shares resulting from the settlement of stock appreciation rights in stock and shares purchased by us in the open market do not become available for issuance as future awards under the plan.

Section 162(m) of the Internal Revenue Code. The board of directors believes that it is in the best interests of the company and its stockholders to continue to provide for an equity incentive plan under which equity-based compensation awards made to the company’s executive officers can qualify for deductibility by the company for federal income tax purposes. Accordingly, the plan has been structured in a manner such that plan awards can satisfy the requirements for “performance-based” compensation within the meaning of Section 162(m) of the Internal Revenue Code. In general, under Section 162(m), in order for the company to be able to deduct compensation in excess of $1 million paid in any one year to the company’s chief executive officer or any of the company’s four other most highly compensated executive officers, the compensation must qualify as “performance-based.” One of the requirements of “performance-based” compensation under Section 162(m) is that the material terms of the performance goals be disclosed to and approved by the company’s stockholders. Material terms include (i) the employees eligible to receive compensation, (ii) a description of the business criteria on which the performance goal may be based and (iii) the maximum amount of compensation that can be paid to an employee under the performance goal. With respect to awards under the plan, each of these aspects is discussed below, and stockholder approval of the plan is intended to constitute approval of each of these aspects of the plan for purposes of the approval requirements of Section 162(m).

In summary, the board of directors believes that stockholder approval of this Proposal 2 is necessary to remain competitive in our industry and that the proposal is consistent with the company’s compensation policy for senior management and employees (see “Compensation Discussion and Analysis” below). Accordingly, the board of directors recommends that stockholders vote “for” this proposal.

A summary of the proposed plan follows.

Background and Purpose of the Plan.

The plan was adopted by our board of directors on February 14, 2007, subject to approval by stockholders at the 2007 annual meeting. If approved by stockholders, the plan will replace the company’s existing Fairchild Semiconductor Stock Plan, or Prior Plan, an amendment and restatement of which was approved by stockholders at the 2006 annual meeting, and all previously adopted stock option plans of the company, except the 2000 Executive Stock Option Plan, which is the only other equity plan we have in effect; see “Securities Authorized for Issuance Under Equity Compensation Programs” below. If the 2007 plan is approved by stockholders, all of the company’s prior plans (including the Prior Plan that is currently in effect) will be frozen, and awards will no longer be made under those other plans.

The purpose of the plan is to provide directors, officers and employees with incentives for the future performance of services that are linked to the profitability of the company’s businesses and to the interests of its stockholders. The plan is also intended to encourage officers, employees, non-employee directors and individual consultants to own company stock, so that they may establish or increase their proprietary interest in the company and align their interests with the interests of the stockholders.

Description of Principal Features of the Plan.

The following description of the plan is not intended to be complete and is qualified in its entirety by the complete text of the plan, which is attached to this proxy statement as Exhibit A. The proposed plan is substantially similar to the company’s existing equity-based incentive compensation plans, however, the plan reflects the enhancements described above as well as changes to conform provisions with new accounting rules and tax laws. Stockholders are urged to read the plan in its entirety. Any capitalized terms which are used in this summary description but not defined here or elsewhere in this proxy statement have the meanings assigned to them in the plan.

Types of Awards Under the Plan. The plan allows the following types of awards:

•	Stock options (both incentive stock options (ISOs) and “non-qualified” stock options);

•	Stock appreciation rights (SARs), alone or in conjunction with stock options;

•	Shares of restricted stock and restricted stock units (RSUs), including performance units (PUs);

•	Deferred stock units (DSUs); and

•	Incentive bonuses and tax offset bonuses.

Administration. The plan is administered by the compensation committee of the board of directors. Members of the compensation committee may be replaced by the board of directors. The committee has broad authority, subject to the provisions of the plan, to administer and interpret the plan, including, without limitation, the authority to:

•	prescribe, amend and rescind rules and regulations relating to the plan and to define terms not otherwise defined therein;

•	determine which persons are plan participants, to which of such participants awards will be granted and the timing of any such awards;

•

grant awards and determine the terms and conditions thereof, including the number of shares subject to awards and the exercise or purchase price of such shares and the circumstances under which awards become exercisable or vested or are forfeited or expire;

•	establish and verify the extent of satisfaction of any performance goals or other conditions applicable to the grant, issuance, exercisability, vesting and/or ability to retain any award;

•	prescribe and amend the terms of the agreements or other documents evidencing awards;

•

interpret and construe the plan, any rules and regulations under the plan and the terms and conditions of any award, and to make exceptions to any such provisions in good faith and for the benefit of the company; and

•	make all other determinations deemed necessary or advisable for the administration of the plan.

In addition, the compensation committee has the authority to delegate to one or more officers of the company the authority to perform any or all things that the committee is authorized and empowered to do or perform under the plan; provided, however, that the resolution or policy so authorizing such officer or officers must specify that the total number of awards (if any) such officer or officers may award pursuant to such delegated authority, and any such award shall be subject to the form of award agreement approved by the committee. All decisions and actions of the committee are final. Subject to certain limitations, the committee has the authority to delegate the administration of the plan, and the plan permits the company’s board of directors to exercise the committee’s powers, other than with respect to matters required by law to be determined by the committee. The compensation committee does not have the authority to reduce the exercise price for any stock option or stock appreciation right by repricing or replacing such stock option or stock appreciation right unless the company has obtained the prior consent of its stockholders.

Stock Subject to Plan. The maximum number of shares that may be issued under the plan is equal to 3,380,305, plus (i) any shares that remain available for issuance under the Prior Plan as of May 2, 2007, and (ii) any awards under the Prior Plan that remain outstanding as of May 2, 2007, and that on or after May 2, 2007 cease for any reason to be subject to such awards (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in vested and nonforfeitable shares). As of March 8, 2007, a total of

2,494,727 shares were remaining available for awards under the Prior Plan, and a total of 23,361,032 shares were subject to outstanding awards (including both stock options and full-value awards) under the Prior Plan. The board believes, based on the recommendation of the compensation committee, that a number of shares equal to 3,380,305 plus the number of shares that remain outstanding under the Prior Plan is necessary to satisfy projected grants under the plan for 2008. This number includes sufficient shares for awards of performance units, restricted stock units and stock options expected to be made as part of our February 2008 annual grant, and for recruitment and retention awards over approximately the next year.

As described above, the proposed plan provides that each share issued under awards other than options or stock appreciation rights (“full-value awards”) will count against the number of shares available under the plan as 2 shares for purposes of debiting against the shares that remain available for issuance under the plan. Shares issued under options or stock appreciation rights count against the shares available under the plan as 1 share. The board believes that this formula-based limit will allow for the issuance of a sufficient number of full-value awards to satisfy projected grants of performance units, restricted stock units and other full-value awards expected to be made in February 2008, while providing the flexibility to change the mix of option and full-value awards to the extent the board of directors determines a different mix than currently provided is in the best interests of the company and stockholders.

Shares of common stock issued under the plan may be either authorized and unissued shares or previously issued shares acquired by the company. On termination or expiration of an unexercised option, SAR or other stock-based award under the plan (including cancelled or otherwise terminated options under the plans that were integrated into this plan), in whole or in part, the number of shares of common stock subject to such award again become available for grant under the plan. Any shares of restricted stock forfeited as described below will become available for grant. The plan provides that shares retained by or delivered to us to pay the exercise price or withholding taxes in connection with the exercise of an outstanding stock option, unissued shares resulting from the settlement of stock appreciation rights in stock and shares purchased by us in the open market do not become available for issuance as future awards under the plan. Under the plan, no single participant may be granted stock options and SARs covering more than 2,000,000 shares of common stock in any fiscal year, and no more than 500,000 shares of restricted stock and DSUs, or other performance based awards that are Qualified Performance Based Awards (constituting performance-based compensation within the meaning of Section 162(m) of the Internal Revenue Code) may be granted to any participant in any fiscal year in the aggregate. The maximum number of shares of common stock that may be issued pursuant to stock options intended to be incentive stock options is 1,000,000 shares. The maximum amount payable pursuant to that portion of an incentive bonus granted in any calendar year to any participant under the plan that is intended to satisfy the requirements for Qualified Performance Based Awards shall not exceed $5,000,000.

In the event of any change in capitalization of the company, such as a stock split, corporate transaction, merger, consolidation, separation, spin off, or other distribution of stock or property of the company, any reorganization, any partial or complete liquidation of the company or any extraordinary cash or stock dividend, the committee or board will make appropriate substitutions or adjustments in the aggregate number and kind of shares reserved for issuance under the plan, in the share limitations for awards set forth in the plan and in the number of shares subject to and exercise price of outstanding awards, or will make such other equitable substitution or adjustments as it may determine to be appropriate.

Eligibility. Only employees (including officers), non-employee directors and certain individual consultants of Fairchild Semiconductor and its present or future subsidiaries and affiliates are eligible for grants under the plan. The board has identified these classes of individuals as those whose services are linked most directly to the profitability of the company’s businesses and to the interests of its stockholders. In determining the persons to whom grants will be awarded and the number of shares to be covered by each grant, the compensation committee may take into account, among other things, the duties of the respective persons, their present and potential contributions to the success of the company and such other factors as the committee deems relevant in connection with accomplishing the purpose of the plan. Approximately 1,700 individuals are currently eligible to

Non-Employee Director Grants. Grants to non-employee directors are subject to strict limitations specified in the plan. The plan provides for a non-employee director to receive an award of not more than 15,000 DSUs upon his or her initial appointment to the board, and an award of not more than 15,000 DSUs per year for service on the board, with “year” for this purpose meaning the director’s term following election at the annual stockholders’ meeting. (Our current equity compensation program for non-employee directors provides for an award of 10,000 DSUs upon initial election and 7,000 DSUs per year; see below under “Director Compensation.”) However, the non-employee director designated as independent chairman of the board of directors (or lead director in the event the position of chairman of the board and the office of chief executive officer are held by the same person), may receive awards up to two hundred percent (200%) of the number of DSUs awarded each year to other non-employee directors. The annual DSU grants are made soon following the stockholders’ meeting or, in cases where a new director is elected by the board between stockholders’ meetings, either upon or promptly following the new director’s joining the board. The DSU annual grant is prorated in such cases to reflect that portion of the current term the director will serve. All non-employee directors’ DSU awards are subject to vesting in one-third increments on the first three anniversaries of the annual meeting date (in the case of the annual award) or the grant date (in the case of the award upon initial election), subject to earlier vesting upon the director’s retirement from the board after age 65, or after age 55 if the director’s age plus years of service on the board equals 65 or more. Non-employee directors receive shares underlying vested DSUs on the earliest to occur of (1) the end of the director’s service on the board for any reason other than as a result of removal for cause, (2) the director’s disability (as defined in the plan), (3) the director’s death or (4) a date chosen by the director at the time of the award. The date chosen must be a minimum of three years following the grant date, or such longer minimum period as established by the compensation committee. The committee has set this period at five years. Equity awards to non-employee directors will be made only in accordance with the foregoing terms. Vested DSUs and settled shares would count toward the director’s required holdings under our director stock ownership guidelines. This director equity program, including the ownership guidelines, was adopted by the board based on the recommendation of the compensation committee and the advice of compensation consultants retained by and reporting to the compensation committee, subject, in the case of the awards, to stockholder approval of the plan. See “Director Compensation” below for a more detailed discussion of our current director compensation program.

Terms and Conditions of Stock Options. Stock options granted to participants may be granted alone or in addition to other awards granted under the plan and may be of two types, incentive stock options within the meaning of Section 422 of the Internal Revenue Code, or non-qualified stock options, which are not intended to be incentive stock options. All options granted by the company have been non-qualified stock options. All stock options granted under the plan are evidenced by a written agreement between the company and the participant, which provides, among other things, whether it is intended to be an agreement for an incentive stock option or a non-qualified stock option, the number of shares subject to the option, the exercise price, exercisability (or vesting), the term of the option, which may not exceed 10 years, and other terms and conditions.

Subject to the express provisions of the plan, options generally may be exercised over such period, in installments or otherwise, as the compensation committee may determine. If the committee provides that any stock option is exercisable only in installments, the committee may at any time waive such installment exercise provisions, in whole or in part, based on such factors as it, in its sole discretion, deems appropriate, and the committee may at any time accelerate the exercisability of any stock option.

The exercise price for any stock option granted may not be less than the fair market value of the common stock subject to that option on the grant date. There is one exception to this requirement. This exception allows the exercise price per share with respect to an option that is granted in connection with a merger or other acquisition as a substitute or replacement award for options held by optionees of the acquired entity to be less than 100% of the fair market value on the grant date if such exercise price is based on a formula set forth in the terms of the options held by such optionees or in the terms of the agreement providing for such merger or other acquisition. The exercise price may be paid in shares, cash or a combination thereof, as determined by the committee, including an irrevocable commitment by a broker to pay over such amount from a sale of the shares issuable under an option, the delivery of previously owned shares and withholding of shares deliverable upon exercise.

Options granted under the plan may not be transferred except by will or by the laws of descent and distribution, or in certain cases to a trust or partnership solely for the benefit of a family member for estate planning purposes.

Following termination of employment, options are generally exercisable for 30 days, except if the termination is the result of the option holder’s death or disability or qualifying retirement, in which cases vested options can be exercised for five years, or if the termination is the result of an involuntary termination not for cause, in which case the exercisability period is 90 days. If the termination is for cause, all options automatically terminate. If an option holder’s employment is terminated not for cause or is terminated for good reason within 24 months following a change in control, the option holder will generally have at least one year from the date of termination to exercise vested options. In all cases individual option agreements may provide for different terms, and in no case may an option be exercised after the expiration of its term.

Upon receiving notice that a participant is exercising an option, the committee may elect to cash-out all or a portion of the shares for which the option will be exercised by paying the participant an amount, in cash or common stock, equal to the spread between the fair market value of the stock and the exercise price of the option, multiplied by the number of shares for which the option is being exercised. In certain events, the committee may permit option holders to cash-out any unexercised options under similar procedures within 60 days after a change in control. In addition, the committee may establish procedures to allow option holders to defer receipt of the stock to be received upon the exercise of an option.

Terms and Conditions of Stock Appreciation Rights. Stock Appreciation Rights may be granted alone (“freestanding SARs”) or in conjunction with all or part of a stock option (“tandem SARs”). As of March 8, 2007, the company had not granted any SARs. Upon exercising a SAR, the participant is entitled to receive the amount by which the fair market value of the common stock at the time of exercise exceeds the strike price of the SAR. The strike price of a freestanding SAR will be specified in the award agreement and is subject to the same limitations as the exercise price of an option. The strike price of a tandem SAR is the same as the exercise price of the related option. This amount is payable in common stock, cash, or a combination of common stock and cash, at the committee’s discretion. The other terms and conditions that apply to stock options, including the provisions that apply in the event of a participant’s termination of employment, also generally apply to freestanding SARs.

A participant may exercise a freestanding SAR in the manner determined by the committee and specified in the award agreement, but may only exercise a tandem SAR if the related stock option is also exercisable. A participant’s tandem SAR will not be exercisable if the participant has already exercised the related stock option, or if that option has terminated. See “Terms and Conditions of Stock Options” for details. Similarly, once a participant exercises a tandem SAR, the related stock options will no longer be exercisable.

Terms and Conditions of Restricted Stock, RSUs, PUs and DSUs. A restricted stock award is an award of common shares with restrictions that lapse in installments over a vesting period following the grant date. A deferred stock unit or DSU gives the holder the right to receive vested common shares or cash at a later date (settlement date) selected by the participant at the time of the grant. A DSU is similar to a restricted stock award, except that vested shares or cash are not received until the settlement date, providing an opportunity for participants to defer the U.S. federal tax impact of receiving the shares. DSUs may be granted in award cycles, namely periods over which the DSUs are to be earned by the participant. A restricted stock unit, or RSU, provides for the issuance of shares of stock following the vesting date or dates associated with the award. Our plan also allows for restricted stock units treated as performance units (PUs), under which the grant, issuance or vesting of an award would be based on satisfaction of pre-established objective performance criteria over a performance period of at least one year.

Shares of restricted stock, RSUs, PUs and DSUs may be awarded either alone or in addition to other awards granted under the plan. The compensation committee will determine the eligible individuals to whom grants will be awarded, and the terms and conditions of the grants subject to the limitations contained in the plan. No more than 500,000 shares of restricted stock, RSUs, PUs and DSUs that are performance based awards may be granted to any participant in any fiscal year of the company in the aggregate.

Grants of restricted stock, RSUs, PUs and DSUs are subject to vesting during a restriction period over at least three years except in cases of directors’ qualified retirement and except if the grant, issuance or vesting of the restricted stock, RSU, PU or DU award is based on satisfaction of pre-established objective performance criteria over a performance period of at least one year.

The continued service of the participant with the company or any of its subsidiaries or affiliates through the vesting date or dates will be a condition of vesting of restricted stock, RSUs, PUs and DSUs, except in the event of a change in control or in connection with the participant’s termination of employment by reason of death, disability or termination by the company without cause or by the participant for good reason, or except in cases of directors’ qualified retirement. The conditions for grant or vesting and the other provisions of restricted stock, RSU, PU and DSU awards (including any applicable performance goals) need not be the same with respect to each recipient.

The recipient of a restricted stock award will have, with respect to the shares of restricted stock, all of the rights of a stockholder of the company holding the type of shares that are the subject of the restricted stock, including, if applicable, the right to vote the shares and receive any cash dividends (which may be deferred by the committee and reinvested in additional restricted stock). Holders of DSUs, PUs and RSUs are not entitled to any privileges of ownership of the shares of common stock underlying their units until the underlying shares are actually delivered to them under their award agreements.

In the case of restricted stock awards, unless otherwise provided in the applicable award agreement or the plan, upon a participant’s termination of employment for any reason during the restriction period or before the applicable performance goals are satisfied, all shares still subject to restriction will be forfeited by the participant. In the case of RSU, PU and DSU awards, unless otherwise provided in the applicable award agreement or the plan, upon a participant’s termination of employment for any reason before the vesting conditions and/or the applicable performance goals are satisfied, the unvested portion of the award will be forfeited by the participant.

Incentive Bonuses. The plan authorizes the grant of incentive bonuses pursuant to which a participant may be entitled to receive an amount, which may be paid in cash or stock, based on satisfaction of certain criteria. The committee has discretion to determine the terms of any incentive bonus, including the maximum amount payable (subject to the individual limitations described above), the performance period, which must not be less than one year, the criteria (which may be based on financial performance and/or personal performance evaluations) and level of achievement versus these criteria, the timing of any payment, restrictions on an incentive bonus prior to actual payment, forfeiture provisions, and any other terms and conditions consistent with the plan. The committee may specify a percentage of the target incentive bonus intended to satisfy the requirements for “performance-based compensation” under Code Section 162(m) using the “Qualifying Performance Criteria” established below. In addition, at the time an award is granted, the committee may grant a participant the right to receive an additional cash bonus (a tax bonus) to be paid at the time an award results in income tax for the participant in an amount equal to such tax.

Performance Goals May Apply to Stock Options, Stock Appreciation Rights, Restricted Stock, RSUs, PUs and DSUs. The committee may specify certain performance criteria which must be satisfied before stock options, stock appreciation rights, restricted stock, RSUs, PUs and DSUs will be granted or will vest. The committee may not waive, in whole or in part, any performance goals or any restrictions applicable to a restricted stock, RSU, PU or DSU award, except in the event of a change in control or in connection with the participant’s termination of employment by reason of death, disability or termination by the company without cause or by the participant for good reason.

“Performance goals” means the specific objectives that may be established by the compensation committee, from time to time, with respect to a grant, which objectives may be based on the attainment of specified levels of one or more of the following measures, applied to either the company as a whole or to a business unit or Subsidiary, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, as applicable: earnings per share, revenues, net profit after tax, gross profit, operating profit, earnings before interest, taxes, depreciation and amortization (EBITDA), earnings before interest and taxes (EBIT), cash flow, asset quality, stock price performance, unit volume, return on equity, change in working capital and return on capital or stockholder return. Under the plan and to the extent consistent with Section 162(m) of the Code, the committee (A) may adjust any evaluation of performance under a performance goal to eliminate the effects of charges for restructurings, amortization of acquisition-related intangible assets, discontinued operations, extraordinary items and all items of gain, loss or expense determined to be extraordinary or unusual in nature or related to the disposal of a segment of a business or related to a change in accounting principle all as determined in accordance with standards established by Accounting Principles Board Opinion No. 30 of the Accounting Principles Board (APA Opinion No. 30) or other applicable or successor accounting provisions, as well as the cumulative effect of accounting changes, in each case as determined in accordance with generally accepted accounting principles or identified in the company’s financial statements, notes to the financial statements, and/or in management’s discussion and analysis of financial condition and results of operations appearing in the company’s annual report to stockholders for the applicable year, and (B) may appropriately adjust any evaluation of performance under Qualifying Performance Criteria to exclude any of the following events that occurs during a performance period: (i) asset write-downs, (ii) litigation, claims, judgments or settlements; (iii) the effect of change in tax law or other such laws, provisions or assumptions affecting reported results, (iv) accruals for reorganization and restructuring programs, (v) accruals of any amounts for payment under this Plan or any other compensation arrangement maintained by the company and (vi) amortization of acquisition-related intangible assets. Performance goals established by the compensation committee may be different with respect to different grantees. The compensation committee has the authority to make equitable adjustments to any performance goal.

With respect to grants made to executive officers, the vesting or payment of which are to be made subject to performance goals, the compensation committee may design such grants or a portion thereof to comply with the applicable provisions of Section 162(m) of the Internal Revenue Code, including, without limitation, those provisions relating to the pre-establishment and certification of those performance goals. With respect to grantees not intended to comply with Section 162(m) officers, performance goals may also include such individual or subjective performance criteria as the compensation committee may, from time to time, establish. Performance goals applicable to any grant may include a threshold level of performance below which no portion of the grant will become vested or payable, and levels of performance at which specified percentages of such grant will become vested or payable.

Change In Control. Unless the committee determines otherwise in an award agreement, in the event of a change in control (as defined in the plan) of the company, all:

•	stock options, SARs or other awards that are not exercisable and vested will become fully exercisable and fully vested;

•	restrictions on outstanding awards of restricted stock or other awards will be immediately canceled;

•

RSUs, DSUs and earned PUs for which the performance period ended prior to the change in control event will be considered to be fully vested and payable in full, any deferral or other restriction will lapse, and all DSUs will be settled in cash as promptly as practicable following the change in control; and

•	PUs for which the performance period has not yet been completed will be considered to be earned at the target (i.e., 100%) level and such earned PUs will become fully vested and payable in full.

Amendment and Termination. The board of directors has the right to amend, alter, suspend or terminate the plan at any time, provided that no material amendment may be made without stockholder approval, and no other amendment or alteration, or any suspension, discontinuation or termination will be made without stockholder approval if the approval is required by applicable law, regulatory requirement or stock exchange or accounting rules, or if the board deems it necessary or desirable to qualify for or comply with any tax, applicable law, stock exchange, accounting or regulatory requirement. In addition, no such amendment, alteration, suspension, discontinuation or termination can be made, except as required by applicable law or stock exchange or accounting rules, without the consent of a participant if that action would impair the participant’s rights under any award. If approved by stockholders, unless earlier terminated by the board of directors, the plan will continue in effect until May 2, 2017.

Repricings. The plan prohibits the repricing of stock options and stock appreciation rights without the approval of stockholders. This provision applies to both direct repricings (lowering the exercise price or strike price of a stock option or stock appreciation right) as well as indirect repricings (canceling an outstanding stock option or stock appreciation right and granting a replacement stock option or stock appreciation right with a lower exercise price or strike price).

New Plan Benefits. Because benefits under the plan will depend on the committee’s actions and the fair market value of the common stock at various future dates, it is not possible to determine in advance the benefits that will be received by directors, executive officers and other employees if the plan is approved by stockholders. As of March 8, 2007, the closing price of our common stock was $18.36 per share.

The following tax description is required by SEC regulations:

U.S. Federal Income Tax Consequences. The following tax discussion is a brief summary of current U.S. federal income tax law applicable to stock options as of March 2007. The discussion is intended solely for general information and does not make specific representations to any option award recipient. The discussion does not address state, local or foreign income tax rules or other U.S. tax provisions, such as estate or gift taxes. A recipient’s particular situation may be such that some variation of the basic rules is applicable to him or her. In addition, the federal income tax laws and regulations frequently have been revised and may be changed again at any time. Therefore, each recipient is urged to consult a tax advisor before exercising any award or before disposing of any shares acquired under the plan both with respect to federal income tax consequences as well as any foreign, state or local tax consequences.

The grant of a non-qualified stock option (NSO) is not a taxable event for the optionee and the company obtains no deduction from the grant of the NSO. Upon the exercise of a NSO, the amount by which the fair market value of the shares on the date of exercise exceeds the exercise price will be taxed to the optionee as ordinary income. The company will be entitled to a deduction in the same amount. In general, the optionee’s tax basis in the shares acquired by exercising a NSO is equal to the fair market value of such shares on the date of exercise. Upon a subsequent sale of any such shares in a taxable transaction, the optionee will realize capital gain or loss (long-term or short-term, depending on how long the shares were held before the sale) in an amount equal to the difference between his or her basis in the shares and the sale price.

Special rules apply if an optionee pays the exercise price upon exercise of NSOs with previously acquired shares of stock. Such a transaction is treated as a tax-free exchange of the old shares for the same number of new shares. To that extent, the optionee’s basis in a portion of the new shares will be the same as his or her basis in the old shares, and the capital gain holding period runs without interruption from the date when the old shares were acquired. The optionee will be taxed for ordinary income on the amount of the difference between (a) the value of any new shares received and (b) the fair market value of any old shares surrendered plus any cash the optionee pays for the new shares. The optionee’s basis in the additional shares (i.e., the shares acquired upon exercise of the option in excess of the shares surrendered) is equal to the fair market value of such shares on the date the shares were transferred, and the capital gain holding period commences on the same date. The effect of these rules is to defer the date when any gain in the old shares that are used to buy new shares must be recognized for tax purposes. Stated differently, these rules allow an optionee to finance the exercise of a NSO by using shares of stock that he or she already owns, without paying current tax on any unrealized appreciation in those old shares.

In general, no taxable income is realized by an optionee upon the grant of an incentive stock option (ISO). If shares of common stock are issued to a participant pursuant to the exercise of an ISO granted under the plan and the participant does not dispose of such shares within the two-year period after the date of grant or within one year after the receipt of such shares by the participant (a “disqualifying disposition”), then, generally (a) the participant will not realize ordinary income upon exercise and (b) upon sale of such shares, any amount realized in excess of the exercise price paid for the shares will be taxed to such participant as capital gain (or loss). The amount by which the fair market value of the common stock on the exercise date of an incentive stock option exceeds the purchase price generally will constitute an item which increases the participant’s “alternative minimum taxable income.” The company will not be entitled to a deduction if the participant disposes of the shares other than in a disqualifying disposition.

If shares acquired upon the exercise of an ISO are disposed of in a disqualifying disposition, the participant generally would include in ordinary income in the year of disposition an amount equal to the excess of the fair market value of the shares at the time of exercise (or, if less, the amount realized on the disposition of the shares), over the exercise price paid for the shares. The company will be entitled to a deduction generally equal to the amount of the ordinary income recognized by the participant.

Subject to certain exceptions, an ISO generally will not be treated as an ISO if it is exercised more than three months following termination of employment. If an ISO is exercised at a time when it no longer qualifies as an ISO, such option will be treated as a non-qualified stock option as discussed above.

Potential Limitation on Company Deductions. As described above, Section 162(m) denies a deduction to any publicly held corporation for compensation paid to certain employees in a taxable year to the extent that compensation exceeds $1,000,000 for a covered employee. It is possible that compensation attributable to awards under the plan, either of their own or when combined with all other types of compensation received by a covered employee from the company, may cause this limitation to be exceeded in any particular year.

Certain kinds of compensation, including qualified “performance-based compensation,” are disregarded for purposes of the deduction limitation. In accordance with applicable U.S. Treasury regulations issued under Section 162(m), compensation attributable to stock options will qualify as performance-based compensation, provided that: either (a)(i) the option plan contains a per-employee limitation on the number of shares for which options may be granted during a specified period, (ii) the per-employee limitation is approved by the stockholders, (iii) the option is granted by a compensation committee comprised solely of “outside directors” (as defined in Section 162(m)), and (iv) the exercise price of the options is no less than the fair market value of the stock on the date of the grant; or (b) the option is granted by a compensation committee comprised solely of “outside directors” and is granted (or exercisable) only upon the achievement (as certified in writing by the compensation committee) of an objective performance goal approved by stockholders and established by the compensation committee while the outcome is substantially uncertain. The plan is designed to allow grants of stock options that are “performance based” within this definition.

Excess Parachute Payment. As noted above, the plan generally provides for accelerated vesting or payment of an award in connection with a change in control of the company. In the event that occurs and depending upon the individual circumstances of the participant, those benefits may constitute “excess parachute payments” under the golden parachute tax provisions of the Code. Pursuant to those provisions, an employee will be subject to a 20% excise tax on any parachute payments, and the company will not be permitted to take a deduction for those payments.

Proposal 3. Ratify Appointment of KPMG LLP as Independent Registered Public Accounting Firm of the Company for 2007.

The audit committee, comprised of independent members of the board, has appointed KPMG LLP as the independent registered public accounting firm of the company for the fiscal year ending December 30, 2007. In taking this action, the audit committee considered carefully KPMG LLP’s performance for the company in that capacity since its retention in 1997, its independence with respect to the services to be performed and its general reputation for adherence to professional auditing standards. Although the audit committee has sole authority to appoint auditors, the members of the audit committee value stockholders’ views on the company’s independent auditors. For this reason, there will be presented at the annual meeting a proposal for ratification of the appointment of KPMG LLP. The audit committee believes ratification is advisable and in the best interests of the stockholders. If the stockholders do not ratify the appointment of KPMG LLP, the audit committee will take that fact into consideration, but may, nevertheless, continue to retain KPMG LLP. Representatives of KPMG LLP are expected to be present at the annual meeting of stockholders, where they will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Independent Registered Public Accounting Firm

Disclosure of Auditor Fees.

The following table shows the fees billed to the company by KPMG LLP for the years ended December 31, 2006 and December 25, 2005.

Type of Fee	2006	2005
Audit Fees—fees for KPMG’s audit of the company’s annual consolidated financial statements and its audit of internal control over financial reporting, its review of consolidated financial statements included in our quarterly reports on Forms 10-Q, services provided in connection with regulatory filings with the SEC, statutory audits for foreign subsidiaries and audit procedures related to the company’s legal realignment	$2,783,172	$2,975,391
Audit-Related Fees—fees for non-audit services that normally can only be provided by the company’s independent registered public accounting firm	$2,000	$—
Tax Fees—fees for professional services related to tax compliance, tax advice or tax planning, primarily for non-U.S. locations	$16,000	$21,716
All Other Fees—fees paid by the company to KPMG for other services	$—	$—

Pre-approval of Independent Auditor Fees.

The audit committee of the board of directors has adopted a pre-approval policy under which the audit committee approves in advance all audit and certain non-audit services to be performed by the company’s independent auditors. Pursuant to this policy, the audit committee has approved retaining the independent auditors to perform certain specified non-audit services, provided that each such service is for a fee of less than $50,000, and also provided that all such pre-approved services are reviewed at the first audit committee meeting following the retention in question. Any other engagement for non-audit services not pre-approved under the policy must be specifically pre-approved by the audit committee.

The board of directors recommends voting “for” ratification of KPMG LLP’s appointment as the company’s independent registered public accounting firm for the 2007 fiscal year.

Proposal 4. Other Business

The board of directors is not aware of any other business to be presented at the 2007 annual meeting of stockholders. If any other matter should properly come before the annual meeting, however, the enclosed proxy confers discretionary authority with respect to such matter.

CORPORATE GOVERNANCE, BOARD MEETINGS AND COMMITTEES

Governance at Fairchild Semiconductor

The board of directors believes the company has implemented effective corporate governance policies and observes good corporate governance procedures and practices. We have formal principles of corporate governance, charters of our standing committees of the board, a corporate Code of Business Conduct and Ethics and procedures for reporting stock trades and other transactions by directors and executive officers. We have reviewed our corporate governance practices and have found that our existing governance structure, policies and procedures comply with the rules and accepted practices of the Securities and Exchange Commission and the New York Stock Exchange. See “How to Get More Information and Materials” below to learn how to access or obtain copies of our corporate governance guidelines and other governance-related materials.

In addition to complying with the applicable corporate governance rules and accepted practices, we believe that our Restated Certificate of Incorporation includes several provisions generally perceived by stockholders as favorable to good corporate governance. For example, our entire board of directors is required to be elected annually, stockholders have cumulative voting rights in the election of directors and stockholders have the right to act by written consent. The board also holds regular meetings of its non-management and independent members, and conducts a comprehensive annual review of the independence of all non-management directors.

In May 2006 we separated the roles of chairman and CEO when we elected William N. Stout as our independent chairman. Although the positions of chairman and CEO will continue to be held by different persons as a result of this change, our board of directors has not adopted a policy which requires the separation of the roles of chairman and CEO, or which requires the chairman, if not the CEO, to be an independent director. As stated in our corporate governance guidelines, the board believes it is in the best interests of the company and its stockholders to make determinations on such matters from time to time and based on all of the then-current facts and circumstances.

Director Independence. New York Stock Exchange rules require a majority of our board of directors to be independent of the company and its management. The board of directors is required under these rules to make affirmative independence determinations based on all relevant facts and circumstances, as well as under specific NYSE rules. Our board has affirmatively determined that Messrs. Aurelio, Carinalli, Clough, Friel, Magnanti, McGarity, Roub, Shelly and Stout are independent under these rules. Mr. Pond is not independent because he was president and CEO of the company until May 2005 and remained a consultant until June 2007, and Dr. Thompson is not independent because he is the current president and CEO. In making these determinations, the board determined that none of the independent directors have any direct or indirect relationship with the company.

Senior Officer Code of Business Conduct and Ethics. We believe that our Code of Business Conduct and Ethics satisfies the standards promulgated by the Securities and Exchange Commission and the New York Stock Exchange. The code applies to all directors, officers and employees, including our chief executive officer, our chief financial officer and our chief accounting officer. See “How to Get More Information and Materials” below to learn how to access or obtain copies of our Code of Business Conduct and Ethics.

Meetings. The board of directors held six meetings during 2006. All incumbent directors attended 75% or more of the meetings of the board of directors and the committees of the board on which they served during 2006. On average, incumbent directors attended 97% of the meetings of the board and committees on which they served.

Our corporate governance guidelines require the non-management directors to meet in executive session at least quarterly. During 2006 the board of directors held four meetings of its non-management members. Mr. Stout, our chairman, presides at all meetings of the non-management directors. We have instituted a procedure through which interested parties can make their concerns known to the non-management directors, either individually or as a group. These procedures are available through our Corporate Governance website at http://governance.fairchildsemi.com. The site can also be accessed by visiting our investor relations web site at http://investor.fairchildsemi.com and clicking on “Corporate Governance.”

We require our board members to attend the annual stockholders’ meeting, it being understood that sometimes a director may have to miss the meeting for valid reasons. All incumbent directors who were then directors attended the company’s 2006 annual meeting of stockholders.

Changes to Corporate Governance Guidelines. In February 2007 our board approved changes to our Corporate Governance Guidelines that require directors to submit their resignation to the board annually after attaining age 74, and to restrict service on the board by executive officers of the company, except for the CEO in office or pursuant to limited transitional periods approved by the board.

Transactions with Related Persons, Promoters and Certain Control Persons

On September 8, 2004, the company entered into a trust agreement with H.M. Payson & Co., as Trustee, to secure the funding of post-retirement health insurance benefits previously granted under the employment agreement executed in 2000 with Mr. Pond and two other executive officers who retired from the company in 2005. The company contributed $2.25 million to the trust upon its creation. Under Mr. Pond’s employment agreement, he is entitled to health care benefits for himself and his eligible dependents until the later of his or his spouse’s death. The trust will be used to pay health insurance premiums and reimbursable related expenses to satisfy these obligations. Upon a change in control, the company or its successor is obligated to contribute additional funds to the trust, if and to the extent necessary to provide all remaining health care benefits required under the employment agreements. The trust will terminate when the company’s obligation to provide the health care benefits ends, at which time any remaining trust assets will be returned to the company.

Joel T. Pond, son of director Kirk P. Pond, is employed by us as assistant general counsel and earns a salary of less than $150,000 per year.

Policies and Procedures for Approval of Related Party Transactions

Our board of directors has adopted a formal, written policy with respect to related party transactions, which is expressed as part of our Corporate Governance Guidelines. For the purpose of the policy, a “related party transaction” is a transaction in which we participate and in which any related party has a direct or indirect financial or other interest, whether or not material, excluding the director’s relationship with the company solely in the director’s capacity as director, or transactions pursuant to company policy or programs related thereto. This would include transactions such as consulting relationships and business transactions in which the director has an interest. Any related party transaction must be approved by a majority of disinterested directors, following appropriate disclosure of all material aspects of the transaction.

Board Committees

The board of directors currently has three standing committees—the compensation committee, the audit committee and the nominating and governance committee. Each of these committees has a written charter. See “How to Get More Information and Materials” below to learn how to access or obtain free copies of these committee charters and other governance-related materials.

Audit Committee. The audit committee meets with management, the company’s independent auditors and its internal auditors to consider the adequacy of the company’s internal controls and other financial reporting and disclosure matters. As required by the Sarbanes-Oxley Act of 2002 and implementing rules of the Securities and Exchange Commission, the audit committee is directly responsible for the engagement, including the appointment, compensation, retention and oversight of the work of, the company’s independent auditors, and the independent auditors report directly to the audit committee. The committee discusses with the independent auditors their audit procedures, including the proposed scope of their audit and the audit results and, in connection with determining their independence, reviews the services performed by the independent auditors. The audit committee held eleven meetings during 2006. The current chairman of the audit committee is Mr. Roub and the other members are Mr. Aurelio and Mr. Friel. Our board of directors has determined that all members of the audit committee satisfy both New York Stock Exchange and SEC standards for independence. The board has also determined that each member of the audit committee is financially literate under current New York Stock Exchange standards and that Mr. Roub and Mr. Friel qualify as “audit committee financial experts” under rules of the Securities and Exchange Commission and as “financial experts” under New York Stock Exchange rules.

The board has instituted procedures for individuals to report complaints about the company’s accounting, internal accounting controls or auditing matters to the audit committee. These procedures are disclosed on our Corporate Governance website at http://governance.fairchildsemi.com, which can also be accessed by visiting our investor relations web site at http://investor.fairchildsemi.com and clicking on “Corporate Governance.” The board has also instituted a toll-free telephone hotline for employees to submit, anonymously and confidentially, concerns regarding questionable accounting or auditing matters and other legal or ethical compliance concerns.

Compensation Committee. The compensation committee reviews and approves the salary and other compensation of the company’s executive officers, reviews and oversees the administration of certain benefit plans and reviews and recommends actions to the board of directors with respect to the compensation of all directors. The compensation committee also has the authority to review, oversee and administer, and grant stock and equity incentive awards under, the company’s stock plans, and to oversee management’s administration of the company’s employee stock purchase plan. For a description of our processes and procedures for the consideration and determination of executive compensation, see “Executive Compensation—Compensation Discussion and Analysis” below. The compensation committee held nine meetings in 2006. The current chairman of the compensation committee is Mr. Shelly and its other current members are Mr. Carinalli, Mr. Magnanti and Mr. McGarity. The board of directors has determined that all members of the compensation committee are independent under current New York Stock Exchange rules.

Nominating and Governance Committee. The nominating and governance committee is generally responsible for developing and recommending to the board the corporate governance guidelines applicable to the company, and making recommendations to the board regarding nominees for election to the board, succession planning, organization and responsibilities of board committees, reviewing the general responsibilities and functions of the board, and overseeing the evaluation of the board and management. The board of directors has determined that all members of the nominating and governance committee are independent under current New York Stock Exchange rules. The nominating and governance committee held eight meetings during 2006. The current chairman of the nominating and governance committee is Mr. McGarity and the other current members are Mr. Carinalli, Mr. Clough, Mr. Magnanti and Mr. Shelly.

Stockholder Recommendations for Director Candidates

The nominating and governance committee will consider director candidates recommended by stockholders of the company. Any stockholder who wishes to recommend a prospective board nominee for the committee to consider can write to the Nominating and Governance Committee, c/o Corporate Secretary, Fairchild Semiconductor International, Inc., 82 Running Hill Road, South Portland, Maine 04106, or send an email to corpsecretary@fairchildsemi.com. All recommendations will be received by the office of the secretary of the board of directors and referred to the nominating and governance committee.

The nominating and governance committee evaluates candidates, whether or not recommended by stockholders, based on the candidates’ level and diversity of experience and knowledge (including generally and with specific application to the semiconductor industry and issues relevant to the company), skills, education, reputation and integrity, professional stature and other factors that may be relevant depending on the particular candidate and the need, size and composition of the board at a particular time, including the need to have a broad mixture of skills, experience and perspectives on the board. Accordingly, one or more of these factors may be given more weight in a particular case, no single factor would be viewed as determinative, and the committee has not specified any minimum qualifications that the committee believes must be met by any particular nominee. The nominating and governance committee receives recommendations for board members from professional recruiters, other board members, personal contacts and industry sources, among other sources. All of the director nominees recommended for election this year are incumbent directors standing for re-election.

Stockholder Communications with the Board

Stockholders and other interested parties may communicate with the board or any member of the board or its committees, including our chairman (who is the current lead non-management director) or the non-management directors individually or as a group, regarding any matter by calling, writing to or e-mailing the board. The procedures governing these communications may be reviewed on our Corporate Governance website at http://governance.fairchildsemi.com which can also be accessed by visiting our investor relations web site at http://investor.fairchildsemi.com and clicking on “Corporate Governance.” Written correspondence may be mailed to the Corporate Secretary at 82 Running Hill Road, South Portland, Maine 04106 or emails can be sent to corpsecretary@fairchildsemi.com. All communications will be received and processed by the office of the secretary of the board of directors. Communications addressed to a specific committee, director or group of directors, including the current lead non-management director or the non-management directors individually or as a group, will be received by the secretary and forwarded by the secretary to that committee, director or group of directors. All communications sent to the board without specified addressees will be received and reviewed by the secretary and forwarded to the appropriate board member or committee. However, the board has instructed the secretary, prior to forwarding any correspondence, to review such correspondence and, in his discretion, not to forward certain items if they are deemed of a commercial or frivolous nature.

Report of the Audit Committee

In accordance with the audit committee charter, the audit committee reviews the company’s financial reporting process on behalf of the board. In fulfilling its responsibilities, the committee has reviewed and discussed the audited financial statements and related disclosures with the company’s management and independent auditors. Management is responsible for preparing the financial statements and for designing and implementing the reporting process, including the system of internal controls, and has represented to the audit committee that such financial statements were prepared in accordance with generally accepted accounting principles. The independent auditors are responsible for expressing opinions on the conformity of those audited financial statements with accounting principles generally accepted in the United States, management’s assessment of the effectiveness of the company’s internal control over financial reporting and the effectiveness of the company’s internal control over financial reporting.

The audit committee discussed with the independent auditors the matters required to be discussed by Statement on Auditing Standards No. 61, Communications with Audit Committees, as amended. In addition, the committee has discussed with the independent auditors the auditors’ independence from the company and its management, including the matters in the written disclosures and letter which were received by the committee from the independent auditors as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees. The audit committee also considered whether the independent auditors’ provision of non-audit services to the company is compatible with the auditors’ independence, and concluded that the auditors are independent. Following the reviews and discussions referred to above, the committee recommended to the board that the audited financial statements be included in the company’s annual report on SEC Form 10-K for the year ended December 31, 2006, for filing with the Securities and Exchange Commission.

AUDIT COMMITTEE

BRYAN R. ROUB, Chairman

RICHARD A. AURELIO

ROBERT F. FRIEL

Report of the Compensation Committee

The compensation committee reviewed and discussed the Compensation Discussion and Analysis included in this proxy statement with management. Based on such review and discussion, the compensation committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement for filing with the Securities and Exchange Commission.

COMPENSATION COMMITTEE

RONALD W. SHELLY, Chairman

CHARLES P. CARINALLI

THOMAS L. MAGNANTI

KEVIN J. MCGARITY

DIRECTOR COMPENSATION

The following table sets forth certain information regarding the compensation earned or awarded to each non-employee director who served on our board of directors in 2006. For complete beneficial ownership information of each of our non-employee directors, see “Stock Ownership by 5% Stockholders, Directors and Certain Executive Officers.”

Name(1)	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)		Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)		Total ($)
Richard A. Aurelio(3)	65,416	142,713	—	—		—	—		208,129
Charles P. Carinalli(3)	60,000	92,417	—	—		—	—		152,417
Charles M. Clough(3)	58,058	187,384	—	—		—	—		245,442
Robert F. Friel(3)	55,000	71,152	—	—		—	—		126,152
Thomas L. Magnanti(3)	60,000	108,310	—	—		—	—		168,310
Kevin J. McGarity(3)	69,025	123,761	—	—		—	—		192,786
Kirk P. Pond(4)	—	—	—	165,000	(5)	—	727,120	(6)	892,120
Bryan R. Roub(3)	65,000	187,384	—	—		—	—		252,384
Ronald W. Shelly(3)	70,000	187,384	—	—		—	—		257,384
William N. Stout(3)(7)	150,000	251,314	—	—		—	—		401,314

(1)	Dr. Thompson, our president and chief executive officer, is not included in this table as he is an employee of the company and thus receives no compensation for his services as a director. Compensation for Dr. Thompson is reported in the section titled “Executive Compensation.”.
(2)	Reflects the amounts of compensation expense we recognized in fiscal 2006 related to DSU awards in accordance with Statement of Financial Accounting Standards No. 123(R) (FAS 123(R)), excluding the effect associated with estimated forfeitures, and thus includes amounts from DSU awards granted in and prior to 2006. The fair value estimate of each DSU is equal to the closing market price on the date of grant. These DSUs for each director are included in the table reported under “Stock Ownership by 5% Stockholders, Directors and Certain Executive Officers.”
(3)	The grant date fair value pursuant to FAS 123(R) of the DSU award granted to the named director in fiscal 2006, and the number of the director’s outstanding and vested DSUs as of December 31, 2006, were as follows:

	FAS 123(R) Grant Date Fair Value ($)	DSUs Outstanding as of December 31, 2006	DSUs Vested as of December 31, 2006
Richard A. Aurelio	354,956	18,458	—
Charles P. Carinalli	149,170	14,000	2,334
Charles M. Clough	149,170	14,000	2,334
Robert F. Friel	149,170	14,000	2,334
Thomas L. Magnanti	149,170	14,000	6,022
Kevin J. McGarity	149,170	20,500	4,501
Bryan R. Roub	149,170	14,000	2,334
Ronald W. Shelly	149,170	14,000	2,334
William N. Stout	213,100	17,000	2,334

(4)	Mr. Pond received no fees or compensation for his services as a director in 2006. He received consulting fees in fiscal 2006 under his consulting arrangement with us. See “Employment Agreement with Kirk P. Pond” below.

(5)	Represents a bonus paid to Mr. Pond under his consulting arrangement with us. See “Employment Agreement with Kirk P. Pond” below.
(6)	Reflects $660,000 for consulting fees payable under Mr. Pond’s consulting arrangement; see “Employment Agreement with Kirk P. Pond” below; and the cost of perquisites including $37,419 for automobile expenses, $29,177 for health insurance premiums and healthcare reimbursements and $524 for cellular phone use.
(7)	Mr. Stout is chairman of the board of directors.

Under the non-employee director compensation program in effect during fiscal 2006, non-employee directors received a cash retainer of $50,000 per year, with “year” referring to the annual period following election to the board at the annual stockholders’ meeting. Committee members were paid an additional $5,000 annual retainer per committee served, and committee chairs were paid an additional $10,000 annual retainer. Mr. Stout received an annual retainer of $150,000 for serving as chairman of the board. Directors are not paid meeting fees. All directors are reimbursed for expenses incurred in attending board meetings. The company pays the travel and entertainment expenses for spouses of directors to attend one scheduled board meeting per year.

Non-employee directors receive an award of no more than 15,000 DSUs upon initial appointment to the board, and an award of no more than 15,000 DSUs per year for service on the board, with “year” for this purpose meaning the director’s term following election at the annual stockholders’ meeting. For their 2006-2007 term, non-employee directors received 7,000 DSUs for their service on the board. Mr. Stout received 10,000 DSUs for serving as chairman of the board. The annual DSU grants are made following the stockholders’ meeting, or promptly following the director’s election to the board if elected by the board in between annual stockholders’ meetings. In the case of a director’s initial election to the board, the annual cash retainer and annual DSU grant are prorated to reflect the portion of the term that the director is on the board. All non-employee directors’ annual DSU awards will vest in one-third increments on the first three anniversaries of the annual meeting date (in the case of the annual award) or the grant date (in the case of the award upon initial election), subject to earlier vesting upon a director’s retirement from the board after age 65, or after age 55 if the director’s age plus elapsed years of continuous service on the board equal 65 or more. Non-employee directors receive shares underlying vested DSUs on the earliest to occur of (1) the end of the director’s service on the board for any reason other than removal for cause, (2) the director’s disability (as defined in the plan), (3) the director’s death or (4) the date chosen by the director at the time of the award. The date chosen must be a minimum of three years following the grant date, or such longer minimum period as established by the compensation committee. The committee has initially set this period at five years. Under the Fairchild Semiconductor 2007 Stock Plan submitted for stockholder approval under Proposal 2, the maximum number of DSUs that may be granted to the nonemployee director designated as independent chairman of the board of directors (or lead director in the event the position of chairman of the board and the office of chief executive officer are held by the same person) for his annual DSU award has been increased to up to two times the number of DSUs granted to the other non-employee directors for their annual awards. Therefore, if the new plan is approved as proposed, the chairman will receive 14,000 DSUs for his annual equity award beginning with the 2007-2008 term if the non-employee directors receive 7,000 DSUs for the same term. However he may receive up to a maximum of 30,000 DSUs, representing two times the number of DSUs that may be granted to non-employee directors under the plan.

Stock Ownership Guidelines for Non-Employee Directors. Under the stock ownership guidelines adopted by our board of directors for non-employee directors, each non-employee director is expected to maintain ownership of 20,000 shares of company common stock at all times during his or her membership on the board. Ordinary shares of common stock, however acquired, and vested DSUs count toward the ownership guidelines. Stock options, whether or not vested, and unvested DSUs do not count. Non-employee directors will have until the annual stockholders’ meeting in 2010, or until the fifth anniversary of their first election to the board, if later, to satisfy the ownership guidelines.

Employment Agreement with Kirk P. Pond. We entered into an employment agreement with Mr. Pond, our former chairman, president and CEO, dated as of March 11, 2000. The initial term of that agreement was three years. The agreement was amended on March 7, 2003 for a further two-year term in relation to the transition plan to a new CEO, and further amended on February 8, 2005. Under the agreement, as amended, Mr. Pond is entitled upon retirement to health coverage for himself and his family until the later of his or his spouse’s death. Mr. Pond is also entitled to life insurance coverage with a face value of $1.5 million on his life until his death. In September 2004, we established a rabbi trust through which we pre-funded the estimated expenses for these health care benefits. The agreement also provides that Mr. Pond will serve as a consultant to the company for a period of two years from the date of his termination of employment with the company. We agreed with Mr. Pond to fix the termination of his employment with us as June 26, 2005. Mr. Pond is entitled under the agreement to receive compensation of $660,000 per year. During the first year of his consulting period, Mr. Pond was eligible for an annual bonus determined at a target of 50% of what his target annual bonus was when he terminated his full time employment with the company. If the company terminates Mr. Pond’s consultancy without cause or because of his death or disability, the company must continue to pay Mr. Pond base compensation for the remainder of the consulting term.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

Overview.

The principal role of the compensation committee of our board of directors is to design, establish and oversee the company’s compensation programs and compensation philosophy. The committee seeks to align the company’s compensation programs with its values and objectives, management strategies, business strategies, financial performance, individual performance and increased stockholder value.

The committee establishes all elements of compensation paid to the CEO and reviews and approves all elements of compensation paid to the company’s executive officers, including all of the other executive officers named in the Summary Compensation Table (these executive officers together with the CEO are referred to as the “named executive officers”). The CEO, in consultation with other members of senior management, makes all decisions regarding the compensation of all other executives. The committee also reviews and makes recommendations to the board of directors with respect to the compensation of all non-employee directors.

Compensation Philosophy and Objectives.

We apply a consistent philosophy to the compensation programs for all employees based on the principle that the company’s achievements result from the coordinated efforts of all individuals working toward common objectives. Our basic philosophy is that the success of both the company and the employee depends on achieving a level of performance that is focused on contributions that support our strategic imperatives as outlined in our business plan. Our guiding compensation principles focus on:

•	maintaining a globally cohesive compensation philosophy with the flexibility to track and react to local challenges;

•	aligning employee compensation rewards with company objectives and financial performance;

•	sharing the financial success of the company with stockholders and employees; and

•	attracting and retaining highly qualified individuals in critical positions with the company by striving to be a highly–regarded employer with respect to total compensation and career opportunities.

We support a “pay for performance and contributions” philosophy by tracking and developing performance and recognizing and rewarding employee contributions toward financial success. Our objective is to implement strategies for delivering compensation that are well structured, competitive with the overall semiconductor industry, provide sufficient emphases on pay-for-performance and are appropriately aligned with the company’s financial goals and long-term stockholder returns.

Compensation Consultant.

The compensation committee has engaged Radford Surveys and Consulting as its compensation consultant to assist it in determining its total compensation program. Radford provides the committee with research and comparative market data and consulting services to consider when making compensation decisions.

Competitive Positioning.

To determine the amount of named executive officer compensation each year, the compensation committee benchmarks our salary and cash and equity incentive compensation levels and practices against a peer group of comparable semiconductor companies. The committee believes this group of companies (described in more detail below) provides an appropriate peer group because we compete against them for employees at the executive level, have similar or best market practices and have measurable relative performance regardless of size. The committee uses data that it obtains from these companies through surveys, proxy statements and other public filings. In addition, this data is supplemented by survey data on the broader semiconductor and high technology markets provided by Radford Surveys and Consulting. The committee annually reviews the companies in our peer group and adds or removes companies as necessary to insure that our peer group comparisons are meaningful. The seventeen companies comprising our peer group for 2006 are: AMIS Holdings, Inc., Analog Devices, Inc., Atmel Corporation, Broadcom Corporation, Cypress Semiconductor Corporation, Freescale Semiconductor, Inc., Integrated Device Technology, Inc., International Rectifier Corporation, Intersil Corporation, Linear Technology Corporation, LSI Logic Corporation, Marvell Technology Group Ltd., Maxim Integrated Products, Inc., MEMC Electronic Materials, Inc., National Semiconductor Corporation, ON Semiconductor Corporation and Texas Instruments Incorporated.

The compensation committee targets base salaries equal to the market median (50th percentile) for our peer group. The committee has consciously made the determination to place more emphasis on annual cash compensation than the market, and has therefore established our annual cash incentive targets between the median and 75th percentiles for our peer group. The committee targets total direct compensation (comprised of base salary, annual cash incentives and equity-based compensation) to be heavily driven by company performance. At the target level of performance, total direct compensation is positioned between median and 75th percentile of our peer group, although actual compensation paid can be below 25th percentile or above 75th percentile based on actual performance. To arrive at these percentiles for the base salaries, cash incentive targets and total direct compensation of our named executive officers, the committee considers corresponding percentile data gathered from proxy statements for the positions of the named executive officers in relation to the named executive officers of our peer group as well as the same data from published surveys for each position.

Composition of Executive Compensation.

We have a very performance-focused compensation philosophy that places emphasis on at-risk pay with a balanced focus between short-term and long-term strategic objectives. Consistent with this philosophy, a significant majority of the target total annual direct compensation available to our named executive officers is variable depending on the company’s results. To achieve this we use equity-based compensation in the form of performance units (PUs) and a performance-based annual cash bonus program called the Enhanced Fairchild Incentive Plan (EFIP). The performance measures we establish for our PU and EFIP targets are designed to promote stockholder return and earnings growth and our performance incentive plan is designed to link the performance measures, the executive’s ability to influence the performance measures and the award levels. The committee consulted with its compensation consultant in deciding how to balance our long-term versus short-term incentives, and given the cyclical nature of the semiconductor industry, it has decided not to establish performance goals longer than one year. Our performance measurement period for our EFIP and performance unit program is therefore our fiscal year. The EFIP bonus comprises our short-term incentive and our long-term incentives consist of stock options, restricted stock units and performance units. Performance units are classified as long-term incentives because they are (1) stock based and (2) vest, once the performance criteria have been achieved, over a three-year period (taking into account the one-year performance period).

Determining Executive Compensation.

We review executive officer compensation annually to ensure it is consistent with our compensation philosophies, company and individual performance, changes in the market and changes in the executives’ individual responsibilities. At the beginning of each year we conduct a review of each executive officer including the CEO. The CEO presents to the compensation committee his evaluation of each executive officer, which includes a review of the executive’s contribution and performance during the past year (as compared to the goals we established at the beginning of the year for the executive as described in more detail below), strengths, weaknesses, development plans and succession potential. The company’s human resources group also assists in the reviews of the executive officers, all of whom report directly to the CEO except our vice president and corporate controller, who reports to our chief financial officer. The reviews typically focus on the executive’s performance in the past year. The committee then makes its own assessments based on the CEO’s presentation and, based on its assessments, it approves each executive’s EFIP bonus award for the past year, including any discretionary elements to such awards, and the elements of each executive officer’s total compensation, including performance-based compensation, for the following fiscal year, taking into account in each case the CEO’s evaluation, the scope of the executive’s responsibilities and experience and the committee’s own review of survey data provided by Radford Surveys and Consulting.

Towards the end of each fiscal year management develops, and the board of directors approves, the company’s operating and financial goals for the following year based on the confidential business plan and budget. These company goals drive the individual goals for our named executive officers for the following year. Management works with the compensation committee to establish these goals and the committee approves them at the beginning of each year. The goals include both quantitative and qualitative metrics that include group and individual goals depending on the executive’s roles and responsibilities in the company. The committee establishes the company and individual goals for our executives so that target attainment is not assured, meaning the executives’ receipt of compensation for performance at or above target will require significant effort on their part.

The compensation committee works with the CEO to define and establish his annual goals. In 2006, Dr. Thompson’s goals were based on three principal components: financial results, strategic execution and leadership. Each component was assigned a percentage weighting of 50%, 40% and 10% respectively. Dr. Thompson’s financial goals were adjusted earnings per share (EPS), and revenue and gross profit margins for major business units. The committee also established qualitative criteria which included factors relating to leadership development and succession planning. The CEO works in conjunction with the other named executive officers to develop their goals, which are approved by the compensation committee. The named executives’ goals are designed to align with the company and CEO goals. The 2006 goals for our named executive officers varied based on their respective business functions and responsibilities; however, they generally included some mix of financial, operational, strategic and qualitative goals such as revenue, gross profit, EBIT, performance management, operation expense, new product growth, customer service, leadership development and succession planning.

2006 Executive Compensation Components.

In 2006 the compensation for the named executive officers comprised the following elements:

•	Base salary

•	Performance-based incentive compensation

•	Long-term equity incentive compensation

•	Retirement and other benefits

•	Perquisites and personal benefits

•	Severance benefits

Base Salary. Base salary reflects the executive’s responsibilities, performance and expertise and is designed to be competitive with salary levels in effect at comparable high-technology companies. The base salary provides a basic level of compensation and is necessary to recruit and retain executives. The compensation committee establishes salaries on the basis of personal performance and the advice and competitive positioning data provided by its compensation consultant for semiconductor companies within our peer group. Our base salary levels are also important because we generally tie the amount of short-term incentive compensation and severance benefits to an executive’s base compensation. For example, an executive’s participation in the EFIP is denominated as a percentage of the executive’s base salary, and the level of participation relates generally to the executive’s salary grade.

Performance-Based Incentive Compensation. We have designed a performance-based employee incentive program that uses cash and equity compensation to promote high performance and goal achievement by our named executive officers.

Enhanced Fairchild Incentive Plan (EFIP). Our annual cash bonus program, called EFIP, is tied to the company’s achievement of pre-established financial and individual goals for the fiscal year measurement period. The EFIP is designed to support our strategic business objectives, promote the attainment of specific financial goals, reward achievement of specific performance objectives, and encourage leadership and teamwork. The EFIP targets are based on the company’s confidential business plan and budget for the year. We establish threshold and maximum performance targets in conjunction with the compensation committee. The amount of each executive’s EFIP payout is based on the extent to which the company achieves or exceeds the targets. Each executive is assigned a participation level which generally reflects the executive’s rank and is expressed as a percentage of the executive’s base salary. Dr. Thompson’s 2006 EFIP participation level was 150% of his base salary and the levels for all the other named executive officers was 90%. Bonuses up to the 100% target are tied solely to the financial target. The EFIP financial target is currently EBIT, or earnings before interest and taxes, adjusted as described below. Bonuses above the 100% target level are awarded on a discretionary basis, based on whether the executive achieved his or her individual goals described above. Maximum targets reflect very ambitious goals which can be attained when business results are exceptional. Since the beginning of 2001, we have failed to reach the 50% target twice (resulting in no EFIP payout), fallen short of the 100% target twice and exceeded the 100% target twice. For 2006, we achieved the 200% target and the named executive officers received EFIP bonuses between 170% and 200%.

Performance Units. In 2005 we introduced performance units (PUs) to our equity compensation program as a key element to aligning the profitability of the company’s businesses to the interests of its stockholders. PUs are now the primary equity award vehicle for our named executive officers. Executives can earn units at a later date, up to a maximum number based upon our 200% EBIT goal (adjusted as described below) established by the compensation committee at the beginning of each fiscal year. PUs are subject to vesting over three years from their grant date (including the one-year performance period). Upon conclusion of the fiscal year the committee certifies the applicable EBIT goal attainment (if any) and the executive receives between 0 shares (in the event EBIT falls below the 50% target) and the maximum number stated in the executive’s award agreement (if EBIT achieves the 200% target). PUs are measured upon the same EBIT targets by which we measure our EFIP performance, except that Dr. Thompson’s PUs are measured in adjusted earnings per share (adjusted EPS), or earnings per share adjusted to eliminate the same expenses that are excluded from the calculation of adjusted EBIT, as described below. We believe this better aligns this performance element of Dr. Thompson’s incentive compensation with his individual performance goals. Based on the company’s financial performance in fiscal 2006, all the named executive officers received earned PUs at the 200% target.

We may adjust our performance targets under our EFIP and PU programs to eliminate the effects of charges for restructurings; amortization of acquisition-related intangible assets; discontinued operations; extraordinary items and all items of gain, loss or expense determined to be extraordinary or unusual in nature or related to the disposal of a segment of a business or related to a change in accounting principle all as determined in accordance with standards established by APA Opinion No. 30 or other applicable or successor accounting provisions; the cumulative effect of accounting changes, in each case as determined in accordance with generally accepted accounting principles or identified in our financial statements, notes to the financial statements and/or in management’s discussion and analysis of financial condition and results of operations (MD&A) appearing in our annual report for the applicable year; the effect of changes in tax or other laws, provisions or assumptions affecting reported results; and accruals of any amounts for payment under our stock plan or any other compensation arrangement maintained by the company. We believe it is appropriate to use adjusted EBIT and EPS measures because the committee and management use the same measure to evaluate the day-to-day performance of businesses. Accordingly, the committee believes adjusted EBIT and EPS are an appropriate measure of company performance on which to base its performance compensation decisions. Unless otherwise noted in this proxy statement, any reference we make to “EBIT” and “EPS” means “adjusted EBIT” and “adjusted EPS”. We use the same adjusted EBIT targets to measure our executives’ performance under our EFIP and PU programs.

Long Term Equity Incentive Compensation. Like most technology companies, we grant stock options to provide long-term incentives for executive officers and key employees. Options are designed to align the interests of employees with those of the stockholders and to provide each individual with a significant incentive to manage the company from the perspective of an owner and to remain employed by the company.

The compensation committee determines stock option award levels based on market data provided to the committee by Radford Surveys and Consulting as well as the peer group study described above. Annual stock option awards are granted on the second Friday of our second monthly fiscal period (generally corresponding to the month of February). Any stock options granted to employees as promotion or retention awards or to newly hired eligible employees are granted on the 15th of the month following the effective date of the promotion, retention or hire. The exercise price of an option is the closing price of the company’s common stock on the New York Stock Exchange on the date of grant. Our stock plan prohibits the grant of any option with an exercise price lower than the grant date closing price, with one limited exception in the case of grants related to mergers and acquisitions; see “Principal Features of the Plan—Terms and Conditions of Stock Options” above.

We have made significant changes to our equity compensation program over the past several years to reduce the dilutive effects of our equity compensation program. In 2005, we introduced performance units to reduce the emphasis on stock options and increase the value of the equity award package delivered to key employees. In 2006, we moved to a more balanced equity portfolio by introducing a three-part equity compensation package to 220 key employees consisting of performance units (comprising approximately 60% of the value delivered through equity awards based on 100% target achievement), restricted stock units (comprising 20% of the value) and stock options (20% of the value). In determining grant amounts, we apply an option-to-full-value exchange ratio of 3 to 1, meaning we assign a value of three options to one full-value award. Under this 60-20-20 model and exchange ratio, whereas for example we might have historically granted 10,000 options to a key employee, we would now deliver the same 10,000 option equivalents by a grant of 2,000 performance units (assuming achievement of the performance goal at the target level), 667 restricted stock units and 2,000 stock options. The compensation committee believes this mixture of equity awards provides key employees with an attractive blend of instruments that align their interests with stockholder interests and reduce dilution (as compared to an options-only approach). The committee also believes these changes increase our ability to retain executives by increasing their opportunity to receive full value shares pursuant to performance units and restricted stock units, which also help to decrease future exposure to underwater option issues.

Retirement and Other Benefits.

We offer qualified and nonqualified deferred compensation plans to provide our employees tax-advantaged savings vehicles. We make matching contributions to both plans to encourage employees to save money for their retirement. The plans enhance our ability to attract and retain key employees because they enhance the range of benefits we offer to them.

All our U.S. employees are entitled to participate in the Fairchild Personal Savings and Retirement Plan, our 401(k) plan. The company changed its match in January 2007 to match 100% of the first 3% of pay that is contributed to the plan and 50% of the next 2% of pay contributed. Non-U.S. employees are covered under different retirement plans.

We maintain a non-qualified Benefit Restoration Plan (BRP), under which certain eligible employees who have otherwise exceeded annual Internal Revenue Service limitations for elective deferrals can continue to contribute to their retirement savings. We match employee elective deferrals to the BRP on the same basis as the retirement plan. Our retirement plan and BRP provide employees and executives the opportunity to save for their retirement. Account balances are driven by employee and company contributions and the employees’ investment decisions. Employees are not allowed to invest in company stock under these plans.

We have maintained the Fairchild Semiconductor International, Inc. Employee Stock Purchase Plan (ESPP) since April 2000. Eligible employees may elect to contribute on an after-tax basis between 1% and 10% of their annual pay to purchase company common stock; provided, however, that an employee may not purchase more than $25,000 worth of company stock per year pursuant to Internal Revenue Service restrictions. We issue shares of company common stock under the ESPP in quarterly offerings to eligible employees at a price that is equal to 85% of the lower of the common stock’s fair value at the beginning or the end of the quarterly period.

We offer a variety of health and welfare programs to all eligible employees. Our named executive officers generally are eligible for the same benefit programs on the same basis as the rest of the broad-based employees. The health and welfare programs are intended to encourage a healthy lifestyle and protect employees against catastrophic loss. Our health and welfare programs include medical, wellness, dental, vision, disability, life insurance and accidental death and dismemberment.

Perquisites and Personal Benefits.

We provide named executive officers with perquisites and other personal benefits, reflected in the All Other Compensation column in the Summary Compensation Table. The compensation committee believes these perquisites and personal benefits are reasonable and consistent with the company’s overall compensation program, because they better enable the company to attract and retain superior employees for its key positions. The compensation committee reviews and approves perquisites and other personal benefits provided to the named executive officers. These benefits include the cost of premiums paid on life, accidental death and dismemberment, long term care and short-term and long-term disability insurance. They also include executive physicals and company contributions to deferred salary accounts. Dr. Thompson is also reimbursed for the cost of automobile expenses, tax and financial planning, life insurance premiums and certain medical reimbursements, with associated tax gross-ups, and home protection.

Severance Plans.

The compensation committee believes there are long-term benefits to stockholders from retaining senior executives in the competitive employment environment. We have entered into employment agreements with our named executive officers that provide these executives with severance benefits, as discussed further under “Employment Agreements” and “Potential Payments Upon Termination or Change in Control.” We are currently in the process of discontinuing employment agreements with the named executive officers (other than Dr. Thompson) and other key employees as their existing agreements come up for annual renewal, as further described below.

Executive Severance Policy. In December 2006 the compensation committee adopted the Executive Severance Policy for certain executive officers other than the CEO. The severance policy is designed to attract and retain executive officers and to provide replacement income if their employment is terminated because of an involuntary termination other than for cause. Vice presidents and director level employees who are designated as participants are eligible to participate in the policy, provided they agree to be bound by all of the restrictions, conditions and limitations under the policy, including a customary covenant not to compete against the company in cases where such covenants are legally enforceable. The covenant not to compete restricts affected executives from competing against the company during, and for 12 months after, the period of their employment. In addition, a participating executive must release the company from any claims relating to the executive’s employment and termination in order to receive severance benefits under the policy. Our CEO is not eligible to participate in the severance policy as we presently intend to maintain his existing employment agreement. The severance policy provides a lump-sum severance payment upon termination of employment by the company other than for cause, which is a multiple of monthly base salary as in effect prior to termination. Participating executives will be paid the greater of the amount due under the company’s basic severance policy, which is available to all U.S.-based employees, or a multiple of the executive’s monthly salary, up to a maximum of twelve months salary for the most senior eligible executives. Participating executives will also receive company-paid COBRA medical coverage for themselves and eligible dependents for the time period corresponding to the same multiple of monthly base salary to which the executive is entitled as severance. In order to implement the new severance policy, we are not renewing the employment agreements with our named executive officers (other than Dr. Thompson) when their terms come up for renewal. Instead, we are terminating the employment agreements under their own terms (by giving notice of non-renewal) and the named executive officers will be designated by the CEO to participate in the severance policy.

Company Severance Plan. The company has a standard employee severance benefit plan pursuant to which eligible employees are entitled to receive certain severance benefits in the event of a reduction-in-force.

Tax Considerations.

Section 162(m) of the Internal Revenue Code imposes a $1 million limit on the deductibility of compensation paid to certain executive officers of public companies, unless the compensation meets certain requirements for “performance-based” compensation. In determining executive compensation, the committee considers, among other factors, the possible tax consequences to the company and to the executives. However, tax consequences, including but not limited to tax deductibility by the company, are subject to many factors (such as changes in the tax laws and regulations or interpretations thereof and the timing and nature of various decisions by executives regarding options and other rights) that are beyond the committee’s and the company’s control. In addition, the committee believes that it is important for it to retain maximum flexibility in designing compensation programs that meet its stated objectives. For these reasons, although the committee will consider tax deductibility as one of the factors in determining executive compensation, it will not necessarily limit compensation to those levels or types of compensation that will be deductible. The committee will, of course, consider alternative forms of compensation consistent with our compensation goals, that preserve deductibility as much as possible.

Section 280G of the Internal Revenue Code of 1986

Section 280G of the Code disallows a company’s tax deduction for what are defined as “excess parachute payments” and Section 4999 of the Code imposes a 20% excise tax on any person who receives excess parachute payments. Under our employment agreement with Dr. Thompson, we will provide Dr. Thompson with tax gross-up payments in the event his payments become subject to this excise tax. The compensation committee believes that the provision of tax gross-up protection to Dr. Thompson is appropriate and necessary for executive retention and consistent with the current practices of market competitors.

In the event that a portion of the payout would be classified as an excess parachute payment, in addition to the obligation to pay the gross-up payment, our tax deduction would be disallowed under Section 280G. Please refer to the discussion under “Potential Payments upon Termination or Change in Control” for more detail on Mr. Thompson’s potential gross-up payment.

Summary Compensation Table

The following table shows the compensation paid to or earned by our chief executive officer, chief financial officer and the three other most highly compensated executive officers of the company during the last fiscal year ended December 31, 2006.

Based on the fair value of equity awards granted to the named executive officers in 2006 and the base salary of the named executive officers, “Salary” accounted for approximately 16% of the total compensation of the named executive officers while variable compensation accounted for approximately 71% of the total compensation of the named executive officers. Because the table below reflects less than the full fiscal year salary for Mr. Frey, who was not employed by the company for the full fiscal year, and because the value of certain equity awards included below is based on the amount of FAS 123(R) expense we recognized in 2006 for all outstanding awards, rather than the grant date fair value of the awards granted in 2006, it may not be possible to derive these percentages using the amounts reflected in the summary compensation table.

Name and Principal Position	Year	Salary ($)	Bonus ($)		Stock Awards ($) (1)(2)(3)	Option Awards ($)(1)(2)	Non-Equity Incentive Plan Compensation ($) (4)	All Other Compensation ($)(5)	Total ($)
Mark S. Thompson President and Chief Executive Officer	2006	665,862	—		2,411,979	1,621,944	1,897,705	328,184	6,925,674
Mark S. Frey Executive Vice President and Chief Financial Officer	2006	256,250	128,017	(6)	455,268	118,288	442,800	9,985	1,410,609
Thomas A. Beaver Executive Vice President, Worldwide Sales & Marketing	2006	352,694	—		664,802	157,061	634,849	50,116	1,859,521
Izak Bencuya Executive Vice President and General Manager, Functional Power Group	2006	369,923	—		453,754	144,384	642,556	19,959	1,630,577
Laurenz Schmidt Executive Vice President, Global Operations	2006	356,192	—		275,217	115,581	585,561	17,424	1,349,975

(1)	The amounts in the “Stock Awards” and “Option Awards” columns reflect the amounts of compensation expense we recognized in fiscal 2006, as described in Statement of Financial Accounting Standards No. 123(R), excluding the effect associated with estimated forfeitures, and thus includes amounts from awards granted in and prior to 2006. The fair value estimate of each DSU, RSU and PU is equal to the closing market price on the date of grant. The fair value of each option grant is estimated on the date of grant using the Black-Scholes option pricing model. The following table describes the option assumptions by grant date.

	April 28, 2003 (a)	December 1, 2004 (b)	July 15, 2005 (c)	February 10, 2006 (d)	March 20, 2006 (e)
Expected volatility (%)	72.0	66.0	53.3	53.2	53.2
Dividend yield	—	—	—	—	—
Risk-free interest rate (%)	2.54	3.49	4.0	4.50	4.50
Expected life, in years	6.0	6.0	3.9	3.9	3.9

(a)	Represents options granted to Dr. Bencuya and Mr. Schmidt.
(b)	Represents options granted to Dr. Thompson.
(c)	Represents options granted to Drs. Thompson and Bencuya and Messrs. Beaver and Schmidt.
(d)	Represents options granted to Drs. Thompson and Bencuya and Messrs. Beaver and Schmidt.
(e)	Represents options granted to Mr. Frey.

(2)	Compensation expense for Dr. Thompson and Mr. Beaver is recognized over the period from the stock award grant date to their retirement-eligible date in accordance with FAS 123(R). The retirement-eligible dates of Dr. Thompson and Mr. Beaver are April 6, 2008, and September 18, 2007, respectively. See “Potential Payments Upon Termination or Change in Control.”

(3)	Performance unit fair value assumes maximum potential award based on achievement of 200% performance target for fiscal 2006. Earned PUs were determined based upon our 2006 EBIT goal attainment as certified by the compensation committee at its meeting held on January 26, 2007. See “Compensation Discussion and Analysis—Performance Units.”
(4)	Reflects for each named executive officer the cash amount earned in 2006 under the Enhanced Fairchild Incentive Plan (EFIP), which is discussed in further detail under “Compensation Discussion and Analysis—Enhanced Fairchild Incentive Plan (EFIP)”. Amounts listed were determined by the compensation committee at its January 26, 2007, meeting and paid out shortly thereafter.
(5)	Amounts shown include the following components:

	Cost of Relocation Expenses	Tax Reimbursements(a)	Other Compensation and Perquisites(b)	Total
Mark S. Thompson	128,482	138,574	61,129	328,184
Mark S. Frey	—	—	9,985	9,985
Thomas A. Beaver	37,438	1,990	10,687	50,116
Izak Bencuya	—	2,335	17,625	19,959
Laurenz Schmidt	—	1,458	15,967	17,424

(a)	Amounts under the heading “Tax Reimbursements” represent the following:

	DSU Employment Taxes	Automobile Expenses	Tax and Financial Planning	Relocation Expenses	Reimbursed Life Insurance Premiums and Medical Expenses	Foreign Earnings	Total
Mark S. Thompson	6,669	13,861	2,654	107,347	8,043	—	138,574
Thomas A. Beaver	1,990	—	—	—	—	—	1,990
Izak Bencuya	2,306	—	—	—	—	29	2,335
Laurenz Schmidt	1,458	—	—	—	—	—	1,458

(b)	Amounts under the heading “Other Compensation and Perquisites”, none of which individually exceed $10,000 except as noted, represent:

•

For Dr. Thompson, matching contributions to the Benefit Restoration Plan of $11,371, matching contributions to the Fairchild Semiconductor Savings and Retirement Plan and the cost of automobile expenses, tax and financial planning, home protection, executive physical, medical expenses, life insurance premiums, accidental death and dismemberment insurance premiums, long term care insurance premiums and long term disability insurance premiums.

•

For Mr. Frey, matching contributions to the Fairchild Semiconductor Savings and Retirement Plan and the cost of life insurance premiums, accidental death and dismemberment insurance premiums, long term care insurance premiums and long term disability insurance premiums.

•

For Dr. Bencuya, matching contributions to the Fairchild Semiconductor Savings and Retirement Plan and the Benefit Restoration Plan, executive physical, life insurance premiums, accidental death and dismemberment insurance premiums, long term care insurance premiums and long term disability insurance premiums.

•

For Mr. Beaver, matching contributions to the Fairchild Semiconductor Savings and Retirement Plan and the cost of life insurance premiums, accidental death and dismemberment insurance premiums, long term care insurance premiums and long term disability insurance premiums.

•

For Mr. Schmidt, matching contributions to the Fairchild Semiconductor Savings and Retirement Plan and the Benefit Restoration Plan, and the cost of life insurance premiums, accidental death and dismemberment insurance premiums, long term care insurance premiums and long term disability insurance premiums.

(6)	Represents a one-time recruitment bonus paid to Mr. Frey. See “Employment Agreements—Mark S. Frey below.”

Employment Agreements

The company has entered into employment agreements with our named executive officers, the principal terms of which are summarized below. As described in more detail in the section titled “Compensation Discussion and Analysis,” we are in the process of discontinuing employment agreements for all the named executive officers other than our CEO. This process will be completed for the other named executive officers by the end of April 2007, at which time none of them will have individual employment, severance or change in control agreements with the company. For a discussion of the compensation and benefits payable to the named executive officers under their employment agreements upon termination, see the section titled “Potential Payments Upon Termination or Change in Control.”

Mark S. Thompson. On April 6, 2005 we entered into an employment agreement with Mark S. Thompson, our president and chief executive officer. Under the agreement Dr. Thompson receives an initial base annual salary of at least $630,000. His salary has since been increased by the compensation committee, most recently in January 2007 to $680,000, to remain competitive with compensation paid to similarly situated CEOs (see the section titled “Compensation Discussion and Analysis”). Under the agreement, Dr. Thompson’s annual incentive target amount under the Enhanced Fairchild Incentive Plan is 150% of his base salary. As a recruitment incentive under his prior employment agreement which his April 2005 agreement replaced, Dr. Thompson was entitled to a one-time recruitment bonus of $200,000, net of taxes, payable in two equal installments (the first installment was paid in December 2004 and the second installment was paid in January 2005), and for the 2005 performance measurement period, Dr. Thompson was entitled to a minimum cash bonus at his prior EFIP participation level of 80% and based on his prior salary of $500,000 (i.e., Dr. Thompson was guaranteed, as a recruitment incentive under his prior employment agreement, to a minimum $400,000 bonus for 2005).

Under the agreement, Dr. Thompson received promotion grants when he became CEO of 45,000 deferred stock units, 46,000 performance units and 275,000 stock options as part of our 2005 annual award program. The DSUs vest in one-third increments on each of the first three anniversaries of the grant date, subject to Dr. Thompson’s continuing employment on those dates, and vested DSUs must be settled by delivery of stock on the earlier to occur of Dr. Thompson’s death or disability, the termination of his employment or a settlement date chosen by him which must be at least three years after the grant date (Dr. Thompson has deferred the settlement of these 45,000 DSUs until July 15, 2008). The options vest in one-quarter increments on each of the first four anniversaries of the grant date, subject to Dr. Thompson’s continuing employment on those dates. The options are non-qualified stock options, have an eight-year term and have an exercise price per share of $15.91, the fair market value of our common stock on the grant date. As discussed under the section titled “Compensation Discussion and Analysis,” all of Dr. Thompson’s PUs were forfeited as a result of the company not achieving its threshold performance target in 2005.

The agreement also provides for Dr. Thompson to receive up to $15,000 per year in supplemental life insurance premiums, non-reimbursed medical expenses and personal tax and financial planning services at the company’s expense and on a tax-assisted basis. In addition, Dr. Thompson is entitled to five weeks’ paid vacation, receives a car allowance of up to $2,000 per month (net of taxes) and is entitled to participate in company benefit programs available to senior executives of the company. The agreement prohibits Dr. Thompson from competing with us during, and for one year after, the term of his employment. If Dr. Thompson materially breaches the non-compete agreement, or if we terminate his employment for “cause,” then we may cancel his deferred stock units, performance units, restricted stock units, stock options and other equity awards, in whole or in part and whether or not vested, and may require him to repay to us any gains previously earned upon the exercise or payment of such awards. Under Dr. Thompson’s previous December 2004 employment agreement he received 200,000 stock options and 50,000 DSUs. The stock options have an exercise price of $16.70 per share, reflecting the fair market value of the underlying shares on the grant date, and an eight-year term.

Mark S. Frey. We entered into an employment agreement with Mark S. Frey, our executive vice president and chief financial officer effective as of March 20, 2006, under which we agreed to employ Mr. Frey for an initial term of one year, subject to automatic renewals for successive one-year periods unless we or Mr. Frey gives notice of non-renewal at least 180 days before the end of the current term. Under our program to discontinue employment agreements, Mr. Frey’s employment agreement expired on February 27, 2007. Under the agreement Mr. Frey receives a base salary of at least $325,000 per year, which amount was increased to $338,000 in January 2007. Mr. Frey received a one-time recruitment bonus of $80,000, net of applicable taxes. Mr. Frey’s initial EFIP participation level is at least 90% of his base salary. Under the agreement, Mr. Frey received grants of 20,000 performance units, 20,000 restricted stock units and 75,000 stock options on his start date. (Mr. Frey’s PU award represents 40,000 PUs because the company achieved the 200% performance target in 2006.) Mr. Frey’s PUs vest over the three-year period following the grant date. The restricted stock units and options will vest in one-quarter increments on each of the first four anniversaries of the grant date

Thomas A. Beaver. We entered into an employment agreement with Thomas A. Beaver, our executive vice president, Worldwide Sales and Marketing, as of February 28, 2004, under which we agreed to employ Mr. Beaver for an initial term of two years, subject to automatic renewals for successive one-year periods unless either we or Mr. Beaver gives notice of non-renewal. Under the agreement Mr. Beaver receives an initial base annual salary of at least $315,000. His salary has since been increased by the compensation committee, most recently in January 2007, to $361,179. Mr. Beaver also received a one-time recruitment bonus of $100,000, net of taxes, payable in two equal installments. Mr. Beaver’s initial EFIP participation level was at least 60% of his base salary. His level has since been increased to 90%. Under the agreement, if Mr. Beaver retires from the company after attaining age 65, all outstanding stock option and other equity awards that are not vested will vest in full. Under our program to discontinue employment agreements, Mr. Beaver’s employment agreement expired on February 28, 2007. The provision relating to the vesting of equity awards upon Mr. Beaver’s retirement survives the termination.

Izak Bencuya. We entered into an employment agreement with Izak Bencuya, our executive vice president and general manager, Power Discrete Group, as of April 28, 2003, under which we agreed to employ Dr. Bencuya for an initial term of four years, subject to automatic renewals for successive one-year periods unless either we or Dr. Bencuya gives notice of non-renewal. Under the agreement Dr. Bencuya receives an initial base annual salary of at least $300,000. His salary has since been increased by the compensation committee, most recently in January 2007, to $376,740. The agreement also provided for the payment of a retention bonus of $150,000, net of taxes, if he remained continuously employed by the company on January 1, 2004 and January 1, 2005, respectively. Dr. Bencuya also received grants of 100,000 stock options and 10,000 DSUs under the agreement on April 28, 2003. The grants vest in equal increments on the first four anniversaries of the grant date, provided that any unvested options will vest in full on the second anniversary of the grant date upon the satisfaction of certain business goals. Dr. Bencuya’s initial EFIP participation level was at least 60% of his base salary. His level has since been increased to 90%. Under our program to discontinue employment agreements, Mr. Bencuya’s employment agreement will expire on April 28, 2007.

Laurenz Schmidt. We entered into an employment agreement with Laurenz Schmidt, our executive vice president of operations, as of April 1, 2003, under which we agreed to employ Mr. Schmidt for an initial term of one year, subject to automatic renewals for successive one-year periods unless either we or the executive gives notice of non-renewal. Under the agreement Mr. Schmidt receives an initial base annual salary of at least $300,000 per year. His salary has since been increased by the compensation committee, most recently in January 2007, to $337,365. Mr. Schmidt’s initial EFIP participation level was at least 60% of his base salary. His level has since been increased to 90%. Under our program to discontinue employment agreements, Mr. Schmidt’s employment agreement will expire on April 1, 2007.

2006 Nonqualified Deferred Compensation

We maintain a non-qualified retirement savings plan called the Benefit Restoration Plan (or BRP), under which named executive officers and certain eligible employees who have otherwise exceeded annual IRS limitations for elective deferrals can continue to contribute to their retirement savings. Under the BRP, a participant can contribute between 1% and 25% of his or her base salary to the BRP on a before-tax basis. The company matches employee elective deferrals to the Benefit Restoration Plan on the same basis as the Fairchild Semiconductor Savings and Retirement Plan (our 401(k) plan). As with the Fairchild Semiconductor Savings and Retirement Plan, the company will match 100% of the first 3% of pay that is contributed to the BRP and 50% of the next 2% of pay contributed. (The company match was changed on January 1, 2007–the previous company match was 50% of the first 6% of pay that is contributed.) None of the named executive officers had a withdrawal or distribution from the BRP in fiscal 2006.

We have awarded equity compensation to our named executive officers in the form deferred stock units, which give the executive the right to receive vested shares at a later date (the settlement date) selected by the participant at the time of the DSU grant. This provides an opportunity for the executives to defer the U.S. federal tax impact of receiving the shares.

The following table provides information with respect to compensation deferred by our named executive officers in 2006 under the BRP and deferred stock units granted to them prior to 2006 for which the executives have deferred settlement.

Name	Plan	Executive Contributions in Last Fiscal Year ($)		Registrant Contributions in Last Fiscal Year ($)(1)	Aggregate Earnings in Last Fiscal Year ($)(2)		Aggregate Withdrawals / Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)(1)
Mark S. Thompson	BRP	22,742		11,371	518		—	34,631
	DSUs(3)	243,000		—	9,150		—	252,150

Mark S. Frey	BRP	—		—	—		—	—
	DSUs	—		—	—		—	—

Thomas A. Beaver	BRP	—		—	—		—	—
	DSUs	135,253	(4)	—	(18,844	)(4)	—	232,819	(5)

Izak Bencuya	BRP	32,180		7,270	17,144		—	205,751
	DSUs	—		—	—		—	—

Laurenz Schmidt	BRP	18,075		5,343	5,575		—	147,448
	DSUs	—		—	—		—	—

(1)	Matching contributions are included in amounts reported as compensation to the named executives in the last completed fiscal year in the Summary Compensation Table under the heading “All Other Compensation.”
(2)	Amounts are not reported in the executives’ compensation in the last completed fiscal year in the summary compensation table.
(3)	Represents the value of 15,000 DSUs that vested on July 15, 2006.
(4)	Represents the value of 1,925 DSUs that vested on May 4, 2006, and 5,000 DSUs that vested on April 16, 2006.
(5)	Represents the value of DSUs that vested in 2005 (6,925 units) and 2006 (6,925 units).

2006 Grants of Plan-Based Awards

The following table provides information about grants of plan-based cash and equity awards during 2006 to the executive officers named in the Summary Compensation Table.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)	Exercise or Base Price of Option Awards ($/Sh)	Grant-date Fair Value of Stock and Option Awards ($)(4)(5)
		Threshold ($)	Target ($)	Maximum (S)	Threshold (S)	Target ($)	Maximum (S)
Mark S. Thompson	1/1/2006	489,946	979,892	1,959,785	—	—	—	—	—	—	—
	2/10/2006	—	—	—	37,200	74,400	148,800	—	—	—	2,754,288
	2/10/2006	—	—	—	—	—	—	24,800	—	—	459,048
	2/10/2006	—	—	—	—	—	—	—	74,400	18.51	622,981

Mark S. Frey(6)	1/1/2006	125,000	250,000	500,000	—	—	—	—	—	—
	3/20/2006	—	—	—	10,000	20,000	40,000	—	—	—	712,400
	3/20/2006	—	—	—	—	—	—	20,000	—	—	356,200
	3/20/2006	—	—	—	—	—	—	—	75,000	17.81	604,260

Thomas A. Beaver	1/1/2006	155,707	311,414	622,828	—	—	—	—	—	—	—
	2/10/2006	—	—	—	9,100	18,200	36,400	—	—	—	673,764
	2/10/2006	—	—	—	—	—	—	4,400	—	—	81,444
	2/10/2006	—	—	—	—	—	—	—	13,200	18.51	110,529

Izak Bencuya	1/1/2006	162,055	324,111	648,222	—	—	—	—	—	—	—
	2/10/2006	—	—	—	8,267	16,534	33,068	—	—	—	612,089
	2/10/2006	—	—	—	—	—	—	4,400	—	—	81,444
	2/10/2006	—	—	—	—	—	—	—	13,200	18.51	110,529

Laurenz Schmidt	1/1/2006	148,837	297,675	595,350	—	—	—	—	—	—	—
	2/10/2006	—	—	—	4,800	9,600	19,200	—	—	—	355,392
	2/10/2006	—	—	—	—	—	—	3,200	—	—	59,232
	2/10/2006	—	—	—	—	—	—	—	9,600	18.51	80,385

(1)	Reflects the potential cash amount that can be earned in 2006 corresponding to the achievement of the threshold, target, and maximum performance targets under the Enhanced Fairchild Incentive Plan (EFIP). Amounts actually paid to the named executives were approved by the compensation committee at its meeting held on January 26, 2007, and paid out shortly thereafter, and are reported in the Summary Compensation table under “Non-Equity Incentive Plan Compensation.” See “Compensation Discussion and Analysis—Enhanced Fairchild Incentive Plan (EFIP).”
(2)	Reflects performance units that were determined based upon our 2006 EBIT goal attainment as certified by the compensation committee at its meeting held on January 26, 2007. See “Compensation Discussion and Analysis—Performance Units.”
(3)	Reflects restricted stock units.
(4)	Includes performance units, for which fair value assumes maximum potential award based on achievement of 200% performance target for 2006.
(5)	The amounts included in the “Grant-date Fair Value of Stock and Option Awards” column are computed in accordance with Statement of Financial Accounting Standards No. 123(R).
(6)	The awards granted to Mr. Frey on March 20, 2006, were employment inducement awards granted to him outside our stockholder-approved plans. See “Executive Compensation—Employment Agreements.”

Outstanding Equity Awards at 2006 Fiscal Year-End

The following table provides information on all outstanding option and stock awards held by the named executive officers at December 31, 2006. Market value of stock awards is based on a price of $16.81, our closing stock price on December 29, 2006.

	Option Awards							Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable (Vested)		Number of Securities Underlying Unexercised Options (#) Unexercisable (Unvested)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)(1)		Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(2)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Mark S. Thompson(3)	—		74,400	(4)	—	18.51	2/11/2014	—		—	—	—
	68,750	(4)	206,250	(4)	—	15.91	7/16/2013	—		—	—	—
	100,000	(4)	100,000	(4)	—	16.70	12/2/2012	—		—	—	—
	—		—		—	—	—	24,800	(5)	416,888	—	—
	—		—		—	—	—	30,000	(6)	504,300	—	—
	—		—		—	—	—	25,000	(7)	420,250	—	—
	—		—		—	—	—	—		—	148,800	2,501,328
Mark S. Frey	—		75,000	(4)	—	17.81	3/21/2014	—		—	—	—
	—		—		—	—	—	20,000	(8)	336,200	—	—
	—		—		—	—	—	—		—	40,000	672,400
Thomas A. Beaver(9)	—		13,200	(4)	—	18.51	2/11/2014	—		—	—	—
	8,125	(4)	24,375	(4)	—	15.91	7/16/2013	—		—	—	—
	50,100	(10)	—		—	19.65	5/5/2012	—		—	—	—
	—		—		—	—	—	4,400	(11)	73,964	—	—
	—		—		—	—	—	3,850	(12)	64,719	—	—
	—		—		—	—	—	10,000	(13)	168,100	—	—
	—		—		—	—	—	—		—	36,400	611,884
Izak Bencuya	—		13,200	(4)	—	18.51	2/11/2014	—		—	—	—
	8,125	(4)	24,375	(4)	—	15.91	7/16/2013	—		—	—	—
	53,679	(10)	—		—	19.65	5/5/2012	—		—	—	—
	—		8,750	(4)	—	11.50	4/29/2011	—		—	—	—
	159,502	(14)	—		—	23.80	2/23/2012	—		—	—	—
	70,000	(15)	—		—	15.19	2/14/2011	—		—	—	—
	15,000	(16)	—		—	18.50	8/5/2009	—		—	—	—
	—		—		—	—	—	4,400	(11)	73,964	—	—
	—		—		—	—	—	4,124	(12)	69,324	—	—
	—		—		—	—	—	2,500	(17)	42,025	—	—
	—		—		—	—	—	2,916	(17)	49,018	—	—
	—		—		—	—	—	—		—	33,068	555,873
Laurenz Schmidt	—		9,600	(4)	—	18.51	2/11/2014	—		—	—	—
	6,250	(4)	18,750	(4)	—	15.91	7/16/2013	—		—	—	—
	46,522	(10)	—		—	19.65	5/5/2012	—		—	—	—
	26,250	(4)	8,750	(4)	—	11.50	4/29/2011	—		—	—	—
	72,200	(18)	—		—	23.80	2/23/2012	—		—	—	—
	25,000	(19)	—		—	15.55	10/2/2011	—		—	—	—
	50,000	(19)	—		—	15.19	2/14/2011	—		—	—	—
	50,000	(19)	—		—	33.44	9/16/2010	—		—	—	—
	13,500	(16)	—		—	18.50	8/5/2009	—		—	—	—
	—		—		—	—	—	3,200	(11)	53,792	—	—
	—		—		—	—	—	3,574	(12)	60,079	—	—
	—		—		—	—	—	2,916	(17)	49,018	—	—
	—		—		—	—	—	—		—	19,200	322,752

(1)	Represents RSUs and DSUs. Except as separately footnoted below, all RSUs and DSUs become vested in 25% increments on each of the first four anniversaries of the grant date.
(2)	Represents PUs assuming maximum potential award based on achievement of the 200% performance target for fiscal 2006. Earned PUs were determined based upon our 2006 EBIT goal attainment as certified by the compensation committee at its meeting held on January 26, 2007. See “Compensation Discussion and Analyses—Performance Units.” All earned PUs become vested in one third increments on each of the first three anniversaries of the original grant date of the awards.
(3)	Mr. Thompson’s awards vest as described, provided that they may vest earlier upon certain events described in more detail in the section titled “Employment Agreements—Mark S. Thompson.”
(4)	Options vest and become exercisable in 25% increments on each of the first four anniversaries of the grant date, which is eight years prior to the expiration date.
(5)	Represents RSUs with a February 10, 2006 grant date.
(6)	Represents DSUs which become vested in one third increments on each of the first three anniversaries of the July 15, 2005 grant date, or earlier upon certain events. See “Employment Agreements—Mark S. Thompson.”

(7)	Represents DSUs with a December 1, 2004 grant date.
(8)	Represents RSUs with a March 20, 2006 grant date.
(9)	All equity awards held by Mr. Beaver become fully vested and/or exercisable if he retires from the company after attaining age 65. See “Employment Agreements—Thomas A. Beaver.”
(10)	Represents options with a May 4, 2004 grant date. Options vest and become exercisable on February 18, 2005.
(11)	Represents RSUs with a February 10, 2006 grant date.
(12)	Represents DSUs with a May 4, 2004 grant date.
(13)	Represents DSUs with an April 16, 2004 grant date.
(14)	Represents three option grants, each with a February 22, 2002 grant date. 87,302 options vest and become exercisable immediately on February 22, 2002. 2,200 options vest and become exercisable in 50% increments on each of the first two anniversaries of the grant date. 70,000 options vest and become exercisable in 25% increments on each of the first two anniversaries of the grant date and in a 50% increment on February 18, 2005.
(15)	Represents options with a February 13, 2001 grant date. Options vest and become exercisable in a 25% increment on the first anniversary of the grant date and in 37.5% increments on the second and third anniversaries of the grant date.
(16)	Represents options with an August 4, 1999 grant date. Options vest and become exercisable in 20% increments on each of the first five anniversaries of the grant date.
(17)	Represents DSUs with an April 28, 2003 grant date.
(18)	Represents two option grants, each with a February 22, 2002 grant date. 2,200 options vest and become exercisable in 50% increments on the first and second anniversaries of the grant date. 70,000 options vest and become exercisable in 25% increments on the first two anniversaries of the grant date and in a 50% increment on February 18, 2005.
(19)	Options vest and become exercisable in 25% increments on each of the first four anniversaries of the grant date, which is ten years prior to the expiration date.

Option Exercises and Stock Vested

The following table provides information about option exercises and stock vested during 2006, for the executive officers named in the Summary Compensation Table.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired Upon Vesting (#)		Value Realized Upon vesting ($)
Mark S. Thompson	—	—	27,500	(1)	453,250
Mark S. Frey	—	—	—		—
Izak Bencuya	176,250	1,316,441	9,543		201,462
Thomas A. Beaver	—	—	6,925	(2)	135,253
Laurenz Schmidt	—	—	4,705		99,076

(1)	Settlement of 15,000 vested DSUs included in this amount has been deferred until July 15, 2008. Value realized on vesting attributable to these deferred DSUs is $243,000.
(2)	Represents DSUs for which settlement has been deferred by Mr. Beaver until September 1, 2008.

Securities Authorized for Issuance Under Equity Compensation Programs

The following table provides information about the number of stock options, DSUs, RSUs and PUs outstanding and authorized for issuance under all equity compensation plans of the company on December 31, 2006. The notes under the table provide important additional information.

	Number of Shares of Common Stock Issuable Upon the Exercise of Outstanding Options, DSUs, RSUs and PUs(1)	Weighted-Average Exercise Price of Outstanding Options, DSUs, RSUs and PUs(2)	Number of Shares Remaining Available for Future Issuance at Year-End (Excluding Shares Underlying Outstanding Options, DSUs, RSUs and PUs)(3)
Equity compensation plans approved by stockholders(4)	23,929,253	$19.64	4,430,011
Equity compensation plans not approved by stockholders(5)	360,000	$17.00	—

Total	24,289,253	$19.61	4,430,011

(1)	Other than as described here, the company had no warrants or rights outstanding or available for issuance under any equity compensation plan at December 31, 2006.

(2)	Does not include shares subject to DSUs, RSUs or PUs, which do not have an exercise price.
(3)	Represents 5,930 shares under the 2000 Executive Stock Option Plan (2000 Executive Plan) and 4,424,081 shares under the Fairchild Semiconductor Stock Plan (Prior Plan).
(4)	Shares issuable include 1,663,439 options under the 2000 Executive Plan, and 20,905,689 options, 305,286 DSUs, 282,885 RSUs, and 771,954 PUs under the Prior Plan.
(5)	Represents 200,000 options and 25,000 DSUs granted on December 1, 2004 to Mark S. Thompson, our president and CEO, and 75,000 options, 40,000 PUs and 20,000 RSUs granted to Mark S. Frey, our executive vice president and CFO on March 20, 2006, as recruitment-related grants. The number of Mr. Frey’s PUs are based on 200% target achievement for fiscal 2006. See “Compensation Discussion and Analysis—Performance Units.” These equity awards to Dr. Thompson and Mr. Frey were made under the NYSE exemption for employment inducement awards. The equity awards are covered by separate award agreements. The options granted to Dr. Thompson and Mr. Frey vest in equal instalments over the four-year period following their grant date, have an eight-year term and have an exercise price per share equal to the fair market value of the company’s common stock on the grant date. The DSUs granted to Dr. Thompson vest in equal instalments over the four-year period following their grant date. The PUs granted to Mr. Frey vest in equal instalments over the three-year period following their grant date. Mr. Frey’s RSUs vest in equal instalments over the four-year period following their grant date.

The material terms of the 2000 Executive Plan are described in Note 8 to the company’s consolidated financial statements included in our annual report on Form 10-K for the fiscal year ended December 31, 2006, and the 2000 Executive Plan is included as an exhibit to that annual report. The material terms of the Prior Plan are described under Proposal 2 in our definitive proxy statement filed on March 31, 2006, and the Prior Plan is included as Exhibit A to that proxy statement.

Potential Payments Upon Termination or Change in Control

Arrangements with CEO.

Under our employment agreement with Dr. Thompson, our CEO, if the company terminates Dr. Thompson’s employment for any reason other than “cause,” including as a result of Dr. Thompson’s death or disability, or if Dr. Thompson terminates his employment for “good reason,” we will pay him two times his base salary and target annual incentive bonus amount under the EFIP in effect at the time of termination. “Cause” is defined in the agreement to include a willful failure to perform duties, willful and gross misconduct that is materially injurious to the company, a willful breach of a material provision of the employment agreement (including its confidentiality and non-competition provisions) and material and willful violations of laws or regulations that are materially and demonstrably injurious to the company. Dr. Thompson would not be entitled to any payments or other benefits if his employment were to be terminated by the company for cause. In addition, in a for-cause termination we would have the right to cancel outstanding options and other equity awards and to recapture gains on prior settlements or exercises of equity awards. “Good reason” is defined to include a reduction in base salary or incentive bonus participation level, other than those affecting executives generally, a material reduction in Dr. Thompson’s responsibilities or authority, a significant geographic change in his principal office location, or the failure of the company to nominate Dr. Thompson for re-election to the board of directors. In such events, Dr. Thompson would be entitled to terminate his employment with the company and receive the payments and benefits described above. In addition, in such termination events, any of the 50,000 deferred stock units we granted to Dr. Thompson when he joined the company in December 2004 that are not vested will become fully vested, and we must provide continued health insurance for Dr. Thompson and his eligible dependents for two years following the termination date.

In the event of a change in control of the company, if Dr. Thompson’s employment is terminated by the company or its successor for any reason other than cause, or by Dr. Thompson for good reason, in either case within 6 months before or 12 months after the change in control, then we or our successor must pay him three times his base salary and target annual incentive bonus amount under the EFIP in effect at the time of termination, and his stock options, restricted stock units, performance units, deferred stock units and other equity awards would vest in full and the options would be exercisable for their remaining terms. We have also agreed to pay any taxes that may apply to severance payments following a change in control under Section 280G of the Internal Revenue Code, and to pay any taxes applicable to such payments.

If Dr. Thompson retires (as defined below) on or after April 6, 2008, or if the company terminates his employment other than for cause after that date, or if Dr. Thompson terminates his employment for good reason after that date, then he will be fully vested in all of his then-outstanding stock options, restricted stock units, performance units, deferred stock units and other equity awards, and the options would be exercisable for their remaining terms. “Retirement,” for this purpose, means Dr. Thompson’s retirement from the company without engaging, and with no intention of engaging, in full-time employment with a for-profit business enterprise. In addition, in the event of a change in control of the company Dr. Thompson will become fully vested in all of his then-outstanding stock options, restricted stock units, performance units, deferred stock units and other equity awards. The agreement prohibits Dr. Thompson from competing with us during, and for one year after, the term of his employment. If Dr. Thompson materially breaches the non-compete agreement, or if we terminate his employment for “cause,” then we may cancel his deferred stock units, performance units, restricted stock units, stock options and other equity awards, in whole or in part and whether or not vested, and may require him to repay to us any gains previously earned upon the exercise or payment of such awards.

Under the above terms, if Dr. Thompson’s employment had been terminated effective December 31, 2006, either by the company for any reason other than cause or by Dr. Thompson for good reason, or if there had been a change in control of the company and a termination of Dr. Thompson’s employment within the time periods described above, the value of payments and other benefits that he would have been entitled to receive would have been as follows:

	Termination Other Than in Change in Control		Termination in Change in Control		Change in Control—No Termination
Severance Payment	$3,276,000		$4,914,000		—
Equity Awards	426,427	(1)	4,052,982	(2)	4,052,982	(2)
Health Benefits Continuation(3)	28,157		28,157		—
280G “Gross-up” Payment	—		1,806,437		—

(1)	Represents the value of 25,000 unvested and accelerated DSUs granted to Dr. Thompson in December 2004 as of December 31, 2006, and reimbursement of employment taxes that would be due upon vesting of such DSUs. The value of the DSUs is calculated by multiplying the number of accelerated underlying shares by our closing stock price on December 29, 2006.
(2)	Represents reimbursement of employment taxes that would be due upon vesting of all Dr. Thompson’s unvested DSUs, and the value of unvested and accelerated stock options, RSUs, DSUs and PUs as of December 31, 2006. Assumes maximum potential PU award based on achievement of 200% performance target for fiscal 2006. See “Compensation Discussion and Analysis—Performance Units.”
(3)	Represents the present value of two years of continuing medical coverage equivalent to the company’s current level of coverage.

Arrangements with Other Named Executive Officers.

As described in more detail in the section titled “Compensation Discussion and Analysis,” we are in the process of discontinuing employment agreements for all the named executive officers other than our CEO. This process will be completed for the other named executive officers by the end of April 2007, at which time none of them will have employment, severance or change of control agreements with the company. We have implemented a new executive severance policy that provides severance benefits for the other named executives in the event of terminations by the company for reasons other than cause, as further described below.

At December 31, 2006, Dr. Bencuya and Messrs. Frey, Beaver and Schmidt had employment agreements that provided for severance payments in the event of employment termination by the company for any reason other than cause (including as a result of their death or disability), or by the executive for good reason. Cause and good reason were defined by those agreements in substantially the same way as in Dr. Thompson’s employment agreement, described above. In the event of such terminations, the executives would have been entitled to receive severance benefits equal to one or two times their annual base salary and, in the case of Mr. Frey only, one times his target annual incentive bonus amount under the EFIP. The same payments would have been required if the terminations were to have occurred within 6 months before or 12 months after a change in control. None of the employment agreements for Dr. Bencuya or Messrs. Beaver or Schmidt provided for accelerated vesting of stock option or other equity awards in the event of a termination of employment. Mr. Frey’s employment agreement provides that if his employment is terminated within 6 months before or 12 months after a change in control for any reason other than cause, or by Mr. Frey for good reason, then his stock options, restricted stock units and performance units, and other equity awards would vest in full and the options would be exercisable for their remaining terms. Under Mr. Beaver’s employment agreement, he is entitled to full vesting of his stock option and other equity awards if he retires from the company after his 65th birthday. In addition, in the event of a change in control of the company the other named executive officers will become fully vested in all their then-outstanding stock options, restricted stock units, performance units, deferred stock units and other equity awards.

Based on these agreements, if, on December 31, 2006, the employment of the other named executives officers had been terminated by the company for any reason other than cause or by the executive for good reason, or if there had been a change in control of the company without termination of their employment, the executives would have been entitled to receive the following amounts:

	Severance Payment Upon Termination($)	Accelerated Vesting of Unvested Equity Awards Upon Change in Control—No Termination($)(1)
Mark S. Frey	617,500	1,008,600	(2)
Thomas A. Beaver	728,000	944,026	(4)
Izak Bencuya	694,576	860,962	(3)
Laurenz Schmidt	661,500	550,582	(5)

(1)	The value of stock options is calculated by multiplying the number of accelerated options by the difference between the exercise price and the closing price of our common stock on December 29, 2006. The value of DSUs, RSUs and PUs is calculated by multiplying the number of accelerated underlying shares by the closing price of our common stock on December 29, 2006.
(2)	Represents the value of unvested and accelerated stock options, RSUs and PUs as of December 31, 2006.
(3)	Represents reimbursement of employment taxes that would be due upon vesting of unvested DSUs, and the value of unvested and accelerated stock options, RSUs, DSUs and PUs as of December 31, 2006.
(4)	Represents reimbursement of employment taxes that would be due upon vesting of unvested DSUs, and the value of unvested and accelerated stock options, RSUs, DSUs and PUs as of December 31, 2006. Mr. Beaver would also be entitled to receive the same payments if he were to retire from the company on December 31, 2006, after his 65th birthday (Mr. Beaver’s age was 64 on December 31, 2006).
(5)	Represents reimbursement of employment taxes that would be due upon vesting of unvested DSUs, and the value of unvested and accelerated stock options, RSUs, DSUs and PUs as of December 31, 2006.

Executive Disability Insurance.

Our executive officers are enrolled in the Executive Long-Term Disability Plan insured by Unum Life Insurance Company of America. Executives are entitled to receive 60% of their monthly earnings to a maximum benefit of $15,000 per month in long-term disability benefit payments if they are deemed disabled. Disability is defined to mean, in effect, the executive’s inability to continue to perform his or her current responsibilities. The maximum period of payment is to age 65 if the individual is less than age 60 at the time of disability. If the individual is age 60 or older at the time of disability the maximum period of payment varies based on the executive’s age at the time of disability. The maximum payment period ranges from 60 months for those age 60 to 12 months for those age 69 and over. If the employment of any of the named executive officers had been terminated effective December 31, 2006 as a result of their disability, then the amount payable under this program would have been as follows:

Disability Payment($)(1)
Mark S. Thompson	1,764,311
Mark S. Frey	1,498,260
Izak Bencuya	1,560,189
Thomas A. Beaver	416,858
Laurenz Schmidt	1,042,656

(1)	Represents the estimated lump-sum present value of all future payments which the named executives would be entitled to receive, applying a 6% discount rate. Drs. Thompson and Bencuya and Messrs. Frey and Schmidt would be entitled to receive such payments until they reached age 65. Mr. Beaver would be entitled to receive 30 months of payments.

Executive Severance Policy.

As discussed in the section titled “Compensation Discussion and Analysis,” we have implemented an executive severance policy that applies to executives at and above the executive director level. To be covered under the policy, the executive must be designated as a participant by the CEO and must agree to all of the terms and conditions under the policy, including to a covenant not to compete against the company during and for one year following employment. (Agreement to a covenant not to compete is not a prerequisite in locations where such agreements are not legally enforceable.) The executive also must agree to release the company from any claims relating to the executive’s employment or termination in order to receive severance payments under the policy.

“Cause” is defined under the policy to mean willful breach or habitual neglect of duties, acts of dishonesty, malfeasance or misappropriation, willful misconduct, fraud, embezzlement, bad faith, misrepresentation, or other acts of moral turpitude that would prevent the effective performance of the executive’s duties to the company or result in the executive’s personal profit, or any act or omission in the course of the executive’s employment with the company that materially injures the business or reputation of the company.

Under the policy, if an executive is terminated for any reason other than cause, then the executive is entitled to receive an amount equal to the executive’s base compensation for the following time periods, depending on the executive’s job grade at the time of such termination:

Job Grade	Severance Benefit (as multiple of executive’s monthly base salary)
Executive officers and all direct reports to CEO	12 months
Executive Vice President	12 months
Senior Vice President	12 months
Vice President / Executive Director	9 months
Senior Director	9 months
Director	9 months

In addition, in such termination events, we must provide continued health insurance coverage for the executive and his or her eligible dependents for the same time period as indicated above. Benefits are not provided under the policy in the event of terminations resulting from the executive’s death or disability. Benefits are not provided under the policy if the executive initiates the termination for “good reason” or any other reason. There is no provision under the policy for payments in the event of a change of control. However, the policy provides that it must be continued according to its terms by any successor to the company following a change of control, and in the event the policy is not continued by the successor, then the closing of the change-in-control transaction would be treated as a not-for-cause termination, triggering the severance benefits described above. As described in more detail under “Compensation Discussion and Analysis,” we are in the process of discontinuing employment agreements for all the named executive officers other than our CEO and replacing them with the severance policy. As of December 31, 2006, the employment agreements were still in place with all the named executive officers and therefore they were not covered by the severance policy.

The foregoing descriptions reflect the amount of compensation that would have become payable to each of the named executive officers under existing plans and arrangements if the named executive’s employment had terminated and/or there had occurred a change in control on December 31, 2006, given the named executive’s compensation and service levels as of such date and, if applicable, based on our closing stock price on that date. These amounts are in addition to benefits that were available without regard to the occurrence of any termination of employment or change in control, including under then-exercisable stock options, and benefits available generally to salaried employees. The actual amounts that would be paid upon a change in control or a named executive officer’s termination of employment can be determined only at the time of any such event. Due to the number of factors that affect the nature and amount of any benefits provided upon any such event, the actual amounts paid or distributed may be higher or lower than the amounts set forth in the foregoing description. Factors that could affect these amounts include the timing during the year of any such event, the company’s stock price and the executive’s age.

As noted above, the employment agreements with each of the named executive officers other than our CEO have expired or will expire within several months following December 31, 2006, and we have implemented a new executive severance policy that provides benefits in certain circumstances. In connection with any actual termination of employment, change in control or otherwise, we may determine to enter into or amend other agreements or arrangements that provide additional or alternative benefits that would be payable as a result of such events, as the compensation committee determines appropriate.

STOCK OWNERSHIP BY 5% STOCKHOLDERS,

DIRECTORS AND CERTAIN EXECUTIVE OFFICERS

The following table provides stock ownership information for each stockholder known to the company to beneficially own more than 5% of our common stock, for each director (all nominees for the upcoming term currently serve on the board), for each executive officer named in the Summary Compensation Table above and for all directors and executive officers (including those not named in the Summary Compensation Table) as a group. Figures are based on beneficial ownership and the number of shares outstanding as of December 31, 2006.

	No. of Shares	% of Common Shares Outstanding
FMR Corp.(1) 82 Devonshire Street Boston, MA 02109	13,978,530	11.4%

Blackrock, Inc.(2) 40 East 52nd Street New York, NY 10022	10,073,322	8.2%

Capital Group International, Inc.(3) 11100 Santa Monica Blvd. Los Angeles, CA 90025	8,063,300	6.6%

Bank of America(4) 100 North Tryon Street, Floor 25 Charlotte, NC 28255	6,952,324	5.7%

T. Rowe Price Associates, Inc.(5) 100 E. Pratt Street Baltimore, MD 21202	6,924,910	5.6%

Kirk P. Pond(6)	3,375,229	2.8%
Laurenz Schmidt(6)(7)	418,616	*
Izak Bencuya(6)(7)	333,698	*
Mark S. Thompson(6)	289,992	*
Thomas A. Beaver(6)	76,054	*
Mark S. Frey(6)(7)	872	*
Richard A. Aurelio(6)	3,820	*
Charles P. Carinalli(6)	67,334	*
Charles M. Clough(6)	32,334	*
Robert F. Friel(6)	37,334	*
Thomas L. Magnanti(6)	44,710	*
Kevin J. McGarity(6)	4,501	*
Bryan R. Roub(6)	39,334	*
Ronald W. Shelly(6)	78,334	*
William N. Stout(6)	105,280	*

All directors and executive officers as a group (20 persons)(6)(7)	5,200,890	4.2%

*	Less than 1%
(1)	Of these shares 7,843,010 are held by a wholly owned subsidiary, Fidelity Value Fund, which has sole voting and dispositive power with respect to 551,530 and 13,978,530 shares, respectively. Information reported is based on the stockholder’s filings with the Securities and Exchange Commission as of December 31, 2006.
(2)	Has shared voting and dispositive power of 10,073,322 and 10,073,322 shares, respectively. Information reported is based on the stockholder’s filing with the Securities and Exchange Commission as of December 31, 2006.
(3)	Of these shares 7,983,700 are held by a wholly owned subsidiary, Capital Guardian Trust Company, which has sole voting and dispositive power with respect to 6,393,900 and 7,983,700 shares respectively. Information reported is based on the stockholder’s filings with the Securities and Exchange Commission as of December 31, 2006.

(4)	Has shared voting and dispositive power of 6,952,324 shares. Include shares held by affiliates, as defined by Securities and Exchange Commission regulations. Information reported is based on the stockholder’s filings with the Securities and Exchange Commission as of December 31, 2006.
(5)	Has shared voting and dispositive power of 1,106,800 and 6,924,910 shares, respectively. Information reported is based on the stockholder’s filings with the Securities and Exchange Commission as of December 31, 2006.
(6)	Shares reported include those underlying stock options and other stock unit awards that were exercisable on December 31, 2006 or within 60 days after that date, in the following amounts:

	Options	Stock Unit Awards
Mr. Pond	1,990,534	477,879
Mr. Schmidt	292,122	7,200
Dr. Bencuya	309,606	12,122
Dr. Thompson	187,350	95,800
Mr. Beaver	61,525	13,233
Mr. Frey	—	—
Mr. Aurelio	—	3,820
Mr. Carinalli	65,000	2,334
Mr. Clough	30,000	2,334
Mr. Friel	35,000	2,334
Mr. Magnanti	35,000	6,022
Mr. McGarity	—	4,501
Mr. Roub	35,000	2,334
Mr. Shelly	76,000	2,334
Mr. Stout	76,000	2,334

All directors and executive officers as a group (20 persons)	3,442,767	658,163

(7)	Shares reported include shares received under the company’s Employee Stock Purchase Plan on December 31, 2006.

SECTION 16(a) BENEFICIAL OWNERSHIP

REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act of 1934 requires the company’s directors and executive officers, and persons who own more than 10% of the company’s common stock, to file reports of ownership and changes in ownership of the common stock and other equity securities of the company with the Securities and Exchange Commission and the New York Stock Exchange. The SEC has mandated that all these reports be filed electronically. Based solely on our review of the copies of such reports received by the company, we believe that all officers, directors and 10% stockholders complied with all applicable Section 16(a) filing requirements during the fiscal year 2006, except that one report filed on behalf of Mr. Pond of a stock sale was inadvertently filed one day after the applicable filing deadline.

2008 STOCKHOLDER PROPOSALS

In the event that a stockholder desires to have a proposal included in the proxy statement and form of proxy for the annual meeting of stockholders to be held in 2008 pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, the proposal must be received by the company in writing on or before December 1, 2007, by certified mail, return receipt requested, and must comply in all respects with applicable rules and regulations of the Securities and Exchange Commission and the laws of the State of Delaware. Stockholder proposals may be mailed to:

Corporate Secretary

Fairchild Semiconductor International, Inc.

82 Running Hill Road

South Portland, ME 04106

Our bylaws require that any stockholder wishing to make a nomination for director, or wishing to introduce a proposal or other business that is not included in the proxy statement pursuant to Rule 14a-8 under the Securities Exchange Act of 1934 at an annual meeting of stockholders must give the company at least 60 days advance written notice and that notice must meet certain requirements set forth in the bylaws. Our bylaws are available through our Corporate Governance website at http://governance.fairchildsemi.com or by visiting our investor relations web site at http://investor.fairchildsemi.com and clicking on “Corporate Governance.” Stockholders may also request a copy of the bylaws from the corporate secretary by writing to the above address. In addition, if the company does not have notice of a matter proposed to be raised at the 2008 annual meeting by March 3, 2008, or the stockholder does not otherwise comply with the requirements of SEC Rule 14a-4(c), then proxies given in connection with that meeting will confer discretionary authority on the holders of those proxies to vote on that matter.

HOW TO GET MORE INFORMATION AND MATERIALS

We file annual, quarterly and special reports and other information with the SEC in addition to our proxy statements. You may read and copy any reports, statements and other information we file at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call (800) SEC-0330 for further information on the Public Reference Room. The SEC maintains an Internet web site that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC. Our filings are also available to the public at the web site maintained by the SEC, http://www.sec.gov.

We also make available, free of charge, through our corporate governance web site or by contacting the office of our corporate secretary by mail, telephone or email, any of the following documents:

•	our corporate charter (known as our Certificate of Incorporation);

•	our corporate bylaws;

•	our Corporate Governance Guidelines;

•	our Code of Business Conduct and Ethics;

•	the charters of any of the three standing committees of our board of directors; or

•	our Annual Report on Form 10-K for our fiscal year ended December 31, 2006.

To access and print these documents electronically, or to request that free copies be emailed to you or sent to you via first-class mail, choose any of the following options:

•

visit our corporate governance web site at http://governance.fairchildsemi.com, or go to http://www.fairchildsemi.com and click on “Governance” under the “Investors” tab. On our governance web site you can find updated information about our board and corporate governance and information on how to contact our board of directors, its committees and their members;

•	email the office of the Corporate Secretary at corpsecretary@fairchildsemi.com;

•	write via first-class mail to: Corporate Secretary/Fairchild Semiconductor/82 Running Hill Road/ South Portland, ME 04106; or

•	call the office of the Corporate Secretary at (207) 775-8100.

We also make available, free of charge, through our investor relations web site, our reports on Forms 10-K, 10-Q and 8-K, amendments to those reports, and other SEC filings, as soon as reasonably practicable after they are filed with the SEC. The address for our investor relations web site is http://investor.fairchildsemi.com (click on “SEC filings”).

The SEC’s “householding” rules permit us to deliver only one set of proxy materials to stockholders who share an address unless otherwise requested. If you share an address with another stockholder and have received only one set of proxy materials, you may request a separate copy of these materials at no cost to you by calling the office of the corporate secretary at (207) 775-8100 or by writing to us at the address given above. For future annual meetings, you may request separate voting materials, or request that we send only one set of proxy materials to you if you are receiving multiple copies, by calling or writing to us at the number or address given above. If you are a beneficial owner and wish in the future to receive a separate set of proxy materials for each brokerage account through which you may own our shares or if your household is currently receiving multiple copies of the proxy materials and you would like in the future to receive only a single set of proxy materials at your address, please contact Householding Department by mail at 51 Mercedes Way, Edgewood, NY 11717, or by calling 1-800-542-1061, and indicate your name, the name of each of your brokerage firms or banks where your shares are held, and your account numbers.

COSTS OF SOLICITING PROXIES

The company is paying all costs to prepare, assemble and mail the notice of annual meeting, proxy statement and proxy card. In addition to the use of the mail, proxies may be solicited by directors, officers and regular employees of the company, without additional compensation, in person, by telephone or e-mail. In addition, the company has retained Mellon Investor Services LLC to provide proxy solicitation services including the distribution of proxy materials and the solicitation of proxies, for a fee of $10,000, plus out-of-pocket expenses and additional fees for follow-up contacts. Fairchild Semiconductor will reimburse brokerage firms and other nominee holders for their expenses in forwarding proxy material to beneficial owners of the company’s common stock.

Exhibit A

FAIRCHILD SEMICONDUCTOR 2007 STOCK PLAN

1. Purpose

The purpose of the Fairchild Semiconductor 2007 Stock Plan is to give the Company a competitive advantage in attracting, retaining and motivating officers, employees, Nonemployee Directors and individual consultants and to provide the Company and its Subsidiaries and Affiliates with a stock plan providing incentives for future performance of services directly linked to the profitability of the Company’s businesses and increases in Company stockholder value. The Plan provides for the grant of Incentive and Nonqualified Stock Options, Stock Appreciation Rights, Restricted Stock and Deferred Stock Units, any of which may be performance-based, and for Incentive Bonuses, which may be paid in cash or stock or a combination thereof, as determined by the Administrator.

2. Definitions

As used in the Plan, the following terms shall have the meanings set forth below:

(a) “Administrator” means the Administrator of the Plan in accordance with Section 18.

(b) “Affiliate” means a corporation or other entity controlled by, controlling or under common control with the Company.

(c) “Award” means an Incentive Stock Option, Nonqualified Stock Option, Stock Appreciation Right, Restricted Stock, Deferred Stock Unit or Incentive Bonus granted to a Participant pursuant to the provisions of the Plan, any of which the Administrator may structure to qualify in whole or in part as a Performance Award.

(d) “Award Agreement” means a written agreement or other instrument as may be approved from time to time by the Administrator implementing the grant of each Award. An Agreement may be in the form of an agreement to be executed by both the Participant and the Company (or an authorized representative of the Company) or certificates, notices or similar instruments as approved by the Administrator.

(e) “Award Cycle” means a period of consecutive fiscal years or portions thereof designated by the Administrator over which Deferred Stock Units are to be earned.

(f) “Board” means the board of directors of the Company.

(g) “Cause” means, unless otherwise provided by the Administrator in the terms and conditions of a particular Award, (i) “Cause” pursuant to any Individual Agreement to which the Participant is a party that is then in effect, or (ii) if there is no such Individual Agreement or if it does not define Cause, termination of the Participant’s employment by the Company or any of its Affiliates or Subsidiaries because of (A) the Participant’s commission or conviction of a felony under federal law or the law of the state in which such action occurred, (B) the Participant’s dishonesty in the course of fulfilling the Participant’s employment duties, (C) the Participant’s willful and deliberate failure to perform his or her employment duties in any material respect, or (D) in the case of a termination prior to a Change in Control, such other events as shall be determined by the Administrator. The Administrator shall, unless otherwise provided in an Individual Agreement with the Participant, have the sole discretion to determine whether “Cause” exists, and its determination shall be final.

(h) “Change in Control” and “Change in Control Price” have the meanings set forth in Sections 12(b) and (c), respectively.

(i) “Code” means the Internal Revenue Code of 1986, as amended from time to time, and the rulings and regulations issues thereunder.

(j) “Company” means Fairchild Semiconductor International, Inc., a Delaware corporation.

(k) “Deferred Stock Unit” means an Award granted to a Participant pursuant to Section 8 pursuant to which Shares or cash in lieu thereof may be issued in the future.

(l) “Disability” means, unless otherwise provided by the Administrator in the terms and conditions of a particular Award, a Participant being considered “disabled” as defined in Section 409A(a)(2)(C) of the Code.

(m) “Early Retirement” means the termination of a Participant’s employment or service, by the Participant or the Company, following which the Participant has no intention of engaging in, and does not in fact subsequently engage in, full-time employment, after attaining age 55, if the Participant’s elapsed years of continuous full-time employment or service with the Company or an Affiliate plus the Participant’s age equals 65 or more; provided that for any Nonemployee Director, it means the termination of the Nonemployee Director’s service with the Company or an Affiliate, after attaining age 55, if the Nonemployee Director’s elapsed years of continuous service with the Company or an Affiliate plus the Nonemployee Director’s age equals 65 or more.

(n) “Fair Market Value” means, as of any given date, the closing sales price on such date during normal trading hours (or, if there are no reported sales on such date, on the last date prior to such date on which there were sales) of the Shares on the New York Stock Exchange Composite Tape or, if not listed on such exchange, on any other national securities exchange on which the Shares are listed or on NASDAQ, in any case, as reporting in such source as the Administrator shall select. If there is no regular public trading market for such Shares, the Fair Market Value of the Shares shall be determined by the Administrator in good faith and in compliance with Section 409A of the Code.

(o) “Good Reason” means a Termination of Employment for “Good Reason” pursuant to an Individual Agreement to which the Participant is a party that is then in effect. If a Participant does not have an Individual Agreement, or if it does not define Good Reason, no Termination of Employment for that Participant shall be considered to be for “Good Reason.”

(p) “Incentive Bonus” means a bonus opportunity awarded under Section 9 pursuant to which a Participant may become entitled to receive an amount based on satisfaction of such performance criteria as are specified in the Award Agreement.

(q) “Incentive Stock Option” means a stock option that is intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.

(r) “Individual Agreement” means a written employment, consulting or similar agreement, including the Company’s Executive Severance Policy, between a Participant and the Company or one of its Subsidiaries or Affiliates.

(s) “Nonemployee Director” means each person who is, or is elected to be, a member of the Board and who is not an employee of the Company or any Subsidiary.

(t) “Nonqualified Stock Option” means a stock option that is not intended to qualify as an “incentive stock option” within the meaning of Section 422 of the Code.

(u) “Normal Retirement” means retirement from active employment or service with the Company, a Subsidiary or Affiliate at or after age 65.

(v) “Option” means an Incentive Stock Option and/or a Nonqualified Stock Option granted pursuant to Section 6 of the Plan.

(w) “Participant” means any individual described in Section 3 to whom Awards have been granted from time to time by the Administrator and any authorized transferee of such individual.

(x) “Performance Award” means an Award, the grant, issuance, retention, vesting or settlement of which is subject to satisfaction of one or more Qualifying Performance Criteria established pursuant to Section 13.

(y) “Plan” means Fairchild Semiconductor 2007 Stock Plan as set forth herein and as amended from time to time.

(z) “Prior Plan” means the Fairchild Semiconductor Stock Plan, as amended and restated as of May 3, 2006.

(aa) “Qualifying Performance Criteria” has the meaning set forth in Section 13(b).

(bb) “Retirement” means Normal Retirement or Early Retirement. For the avoidance of doubt, the definitions of Retirement herein are solely for the purposes of the Plan and for no other purpose, provided, however, that the definitions are incorporated by reference into the Company’s Executive Severance Plan.

(cc) “Restricted Stock” means Shares granted pursuant to Section 8 of the Plan.

(dd) “Share” means a share of the Company’s common stock, par value $.01, subject to adjustment as provided in Section 12(d).

(ee) “Stock Appreciation Right” means a right granted pursuant to Section 7 of the Plan that entitles the Participant to receive, in cash or Shares or a combination thereof, as determined by the Administrator, value equal to or otherwise based on the excess of (i) the market price of a specified number of Shares at the time of exercise over (ii) the exercise price of the right, as established by the Administrator on the date of grant.

(ff) “Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company where each of the corporations in the unbroken chain other than the last corporation owns stock possessing at least 50 percent or more of the total combined voting power of all classes of stock in one of the other corporations in the chain, and if specifically determined by the Administrator in the context other than with respect to Incentive Stock Options, may include an entity in which the Company has a significant ownership interest or that is directly or indirectly controlled by the Company.

(gg) “Substitute Awards” means Awards granted or Shares issued by the Company in assumption of, or in substitution or exchange for, awards previously granted, or the right or obligation to make future awards, by a corporation acquired by the Company or any Subsidiary or with which the Company or any Subsidiary combines.

(hh) “Termination of Employment” means ceasing to serve as a full-time employee of the Company and its Subsidiaries of Affiliates, or, with respect to a service provider, ceasing to serve as such for the Company, except that with respect to all or any Awards held by a Participant (i) the Administrator may determine, subject to Section 6(d), that an approved leave of absence or approved employment on a less than full-time basis is not considered a “Termination of Employment,” (ii) the Administrator may determine that a transition of employment to service with a partnership, joint venture or corporation not meeting the requirements of a Subsidiary in which the Company or a Subsidiary is a party is not considered a “Termination of Employment,” (iii) service as a member of the Board or other service provider shall constitute continued employment with respect to Awards granted to a Participant while he or she served as an employee and (iv) service as an employee or other service provider of the Company or a Subsidiary or Affiliate shall constitute continued employment with respect to Awards granted to a Participant while he or she served as a member of the Board. A Participant employed by, or performing services for, a Subsidiary or an Affiliate shall also be deemed to incur a Termination of Employment if the Subsidiary or Affiliate ceases to be such a Subsidiary or an Affiliate, as the case may be, and the Participant does not immediately thereafter become an employee, or service-provider for, the Company or another Subsidiary or Affiliate.

3. Eligibility

Any person who is a current or prospective officer or employee (including any director who is also an employee, in his or her capacity as such) of the Company or of any Subsidiary shall be eligible for selection by the Administrator for the grant of Awards hereunder. To the extent provided by Section 5(d), any Nonemployee Director shall be eligible for the grant of Awards hereunder as determined by the Administrator. In addition, any service provider who has been retained to provide consulting, advisory or other services to the Company or to any Subsidiary shall be eligible for selection by the Administrator for the grant of Awards hereunder. Options intending to qualify as Incentive Stock Options may only be granted to employees of the Company or any Subsidiary within the meaning of the Code, as selected by the Administrator. For purposes of this Plan, the Chairman of the Board’s status as an employee shall be determined by the Administrator.

4. Effective Date and Termination of Plan

This Plan was adopted by the Board as of February 14, 2007, and it will become effective (the “Effective Date”) when it is approved by the Company’s stockholders. All Awards granted under this Plan are subject to, and may not be exercised before, the approval of this Plan by the stockholders prior to the first anniversary date of the adoption of the Plan by the Board, by the affirmative vote of the holders of a majority of the outstanding Shares of the Company present, or represented by proxy, and entitled to vote, at a meeting of the Company’s stockholders or by written consent in accordance with the laws of the State of Delaware; provided that if such approval by the stockholders of the Company is not forthcoming, all Awards previously granted under this Plan shall be void. The Plan shall remain available for the grant of Awards until the tenth (10th) anniversary of the Effective Date. Notwithstanding the foregoing, the Plan may be terminated at such earlier time as the Board may determine. Termination of the Plan will not affect the rights and obligations of the Participants and the Company arising under Awards theretofore granted and then in effect.

5. Shares Subject to the Plan and to Awards

(a) Aggregate Limits. The aggregate number of Shares issuable pursuant to all Awards shall not exceed 3,380,305, plus (i) any Shares that were authorized for issuance under the Prior Plan that, as of May 2, 2007, remain available for issuance under the Prior Plan (not including any Shares that are subject to, as of May 2, 2007, outstanding awards under the Prior Plan or any Shares that prior to May 2, 2007, were issued pursuant to awards granted under the Prior Plan that were settled or exercised) and (ii) any Shares subject to outstanding awards under the Prior Plan as of May 2, 2007 that on or after such date cease for any reason to be subject to such awards (other than by reason of exercise or settlement of the awards to the extent they are exercised for or settled in vested and nonforfeitable shares); provided that any Shares granted under Options or Stock Appreciation Rights shall be counted against this limit on a one-for-one basis and any Shares granted as Awards other than Options or Stock Appreciation Rights shall be counted against this limit as two (2) Shares for every one (1) Share subject to such Award. The aggregate number of Shares available for grant under this Plan and the number of Shares subject to outstanding Awards shall be subject to adjustment as provided in Section 12(d). The Shares issued pursuant to Awards granted under this Plan may be shares that are authorized and unissued or shares that were reacquired by the Company, including shares purchased in the open market.

(b) Issuance of Shares. For purposes of Section 5(a), the aggregate number of Shares issued under this Plan at any time shall equal only the number of Shares actually issued upon exercise or settlement of an Award. Notwithstanding the foregoing, Shares subject to an Award under the Plan may not again be made available for issuance under the Plan if such Shares are: (i) Shares that were subject to a stock-settled Stock Appreciation Right and were not issued upon the net settlement or net exercise of such Stock Appreciation Right, (ii) Shares used to pay the exercise price of an Option, (iii) Shares delivered to or withheld by the Company to pay the withholding taxes related an Option or a Stock Appreciation Right, or (iv) Shares repurchased on the open market with the proceeds of an Option exercise. Shares subject to Awards that have been canceled, expired, forfeited or otherwise not issued under an Award and Shares subject to Awards settled in cash shall not count as Shares issued under this Plan.

(c) Tax Code Limits. The aggregate number of Shares subject to Options or Stock Appreciation Rights granted under this Plan during any calendar year to any one Participant shall not exceed 2,000,000, which number shall be calculated and adjusted pursuant to Section 12(d) only to the extent that such calculation or adjustment will not affect the status of any Award intended to qualify as “performance based compensation” under Section 162(m) of the Code, but which number shall not count any tandem SARs (as defined in Section 7). The aggregate number of Shares granted as Awards other than Options or Stock Appreciation Rights that are intended to satisfy the requirements for “performance based compensation” under Section 162(m) of the Code during any calendar year to any one Participant shall not exceed 500,000, which number shall be calculated and adjusted pursuant to Section 12(d) only to the extent that such calculation or adjustment will not affect the status of any Award intended to qualify as “performance based compensation” under Section 162(m) of the Code. The aggregate number of Shares that may be issued pursuant to the exercise of Incentive Stock Options granted under this Plan shall not exceed 1,000,000, which number shall be calculated and adjusted pursuant to Section 12(d) only to the extent that such calculation or adjustment will not affect the status of any option intended to qualify as an Incentive Stock Option under Section 422 of the Code. The maximum amount payable pursuant to that portion of an Incentive Bonus granted in any calendar year to any Participant under this Plan that is intended to satisfy the requirements for “performance based compensation” under Section 162(m) of the Code shall not exceed five million dollars ($5,000,000).

(d) Nonemployee Director Awards. The aggregate number of Shares subject to Options and Stock Appreciation Rights granted under this Plan during any calendar year to any one Nonemployee Director shall not exceed 30,000, and the aggregate number of Shares issued or issuable under all Awards granted under this Plan other than Options or Stock Appreciation Rights during any calendar year to any one Nonemployee Director shall not exceed 15,000; provided, however, that (A) in the term of service in which a Nonemployee Director first joins the Board of Directors, the maximum number of shares subject to Awards granted to such Nonemployee Director may be up to two hundred percent (200%) of the number of shares set forth in the foregoing limits (provided, further, that, in the event such Nonemployee Director first joins the Board of Directors in the position of Chairman of the Board of Directors or Lead Director, the maximum number of shares subject to Awards granted to such Nonemployee Director may be up to three hundred percent (300%) of the number of shares set forth in the foregoing limits), and (B) in the annual term of the Board of Directors in which a Nonemployee Director is designated as independent Chairman of the Board of Directors or Lead Director, the maximum number of shares subject to Awards granted to such Nonemployee Director may be up to two hundred percent (200%) of the number of shares set forth in the foregoing limits. The foregoing limits shall not count any tandem SARs (as defined in Section 7).

(e) Substitute Awards. Substitute Awards shall not reduce the Shares authorized for issuance under the Plan or authorized for grant to a Participant in any calendar year. Additionally, in the event that a corporation acquired by the Company or any Subsidiary, or with which the Company or any Subsidiary combines, has shares available under a pre-existing plan approved by shareholders and not adopted in contemplation of such acquisition or combination, the shares available for grant pursuant to the terms of such pre-existing plan (as adjusted, to the extent appropriate, using the exchange ratio or other adjustment or valuation ratio or formula used in such acquisition or combination to determine the consideration payable to the holders of common stock of the entities party to such acquisition or combination) may be used for Awards under the Plan and shall not reduce the Shares authorized for issuance under the Plan; provided that Awards using such available shares shall not be made after the date awards or grants could have been made under the terms of the pre-existing plan, absent the acquisition or combination, and shall only be made to individuals who were not employees, directors or consultants of the Company or its Subsidiaries immediately before such acquisition or combination.

6. Options

(a) Option Awards. Options may be granted at any time and from time to time prior to the termination of the Plan to Participants as determined by the Administrator. No Participant shall have any rights as a stockholder with respect to any Shares subject to Option hereunder until said Shares have been issued, except that the Administrator may authorize dividend equivalent accruals with respect to such Shares. Each Option shall be evidenced by an Award Agreement. Such Award Agreements shall become effective upon execution by the Company and the Participant. If such an Award Agreement is not executed by the Participant and returned to the Company on or prior to 90 days after the date the Award Agreement is received by the Participant (or such earlier date as the Administrator may specify), such Option shall terminate unless the Administrator shall determine otherwise. Options granted pursuant to the Plan need not be identical but each Option must contain and be subject to the terms and conditions set forth below.

(b) Price. The Administrator will establish the exercise price per Share under each Option, which, in no event will be less than the Fair Market Value of the Shares on the date of grant; provided, however, that the exercise price per Share with respect to an Option that is granted in connection with a merger or other acquisition as a substitute or replacement award for options held by optionees of the acquired entity may be less than 100% of the market price of the Shares on the date such Option is granted if such exercise price is based on a formula set forth in the terms of the options held by such optionees or in the terms of the agreement providing for such merger or other acquisition. The exercise price of any Option may be paid in Shares, cash or a combination thereof, as determined by the Administrator, including an irrevocable commitment by a broker to pay over such amount from a sale of the Shares issuable under an Option, the delivery of previously owned Shares and withholding of Shares deliverable upon exercise.

(c) No Repricing. Other than in connection with a change in the Company’s capitalization (as described in Section 12) the exercise price of an Option may not be reduced without stockholder approval (including canceling previously awarded Options and regranting them with a lower exercise price).

(d) Provisions Applicable to Options. The date on which Options become exercisable shall be determined at the sole discretion of the Administrator and set forth in an Award Agreement. Unless provided otherwise in the applicable Award Agreement, to the extent that the Administrator determines that an approved leave of absence or employment on a less than full-time basis is not a Termination of Employment, the vesting period and/or exercisability of an Option shall be adjusted by the Administrator during or to reflect the effects of any period during which the Participant is on an approved leave of absence or is employed on a less than full-time basis.

(e) Term of Options and Termination of Employment: The Administrator shall establish the term of each Option, which in no case shall exceed a period of ten (10) years from the date of grant. Unless an Option earlier expires upon the expiration date established pursuant to the foregoing sentence, upon the termination of the Participant’s employment, his or her rights to exercise an Option then held shall be only as follows, unless the Administrator specifies otherwise:

(1) Death. Unless otherwise determined by the Administrator (including under an Individual Agreement), if a Participant incurs a Termination of Employment by reason of death, any Option held by such Participant may thereafter be exercised, to the extent then exercisable, or on such accelerated basis as the Administrator may determine, for a period of five years (or such other period as the Administrator may specify in the Award Agreement) from the date of such death or until the expiration of the stated term of such Option, whichever period is the shorter.

(2) Disability. Unless otherwise determined by the Administrator (including under an Individual Agreement), if a Participant incurs a Termination of Employment by reason of Disability, any Option held by such Participant may thereafter be exercised by the Participant, to the extent it was exercisable at the time of termination, or on such accelerated basis as the Administrator may determine, for a period of five years (or such other period as the Administrator may specify in the Award Agreement) from the date of such Termination of Employment or until the expiration of the stated term of such Option, whichever period is the shorter; provided, however, that if the Participant dies within such period, any unexercised Option held by such Participant shall, notwithstanding the expiration of such period, continue to be exercisable to the extent to which it was exercisable at the time of death for a period of at least 12 months from the date of such death or until the expiration of the stated term of such Option, whichever period is the shorter.

(3) Retirement. Unless otherwise determined by the Administrator (including under an Individual Agreement), if a Participant incurs a Termination of Employment by reason of Retirement, any Option held by such Participant may thereafter be exercised by the Participant, to the extent it was exercisable at the time of such Retirement, or on such accelerated basis as the Administrator may determine, for a period of five years (or such other period as the Administrator may specify in the Award Agreement) from the date of such Termination of Employment or until the expiration of the stated term of such Option, whichever period is the shorter; provided, however, that if the Participant dies within such period any unexercised Option held by such Participant shall, notwithstanding the expiration of such period, continue to be exercisable to the extent to which it was exercisable at the time of death for a period of at least 12 months from the date of such death or until the expiration of the stated term of such Option, whichever period is the shorter.

(4) Involuntary Termination Not for Cause. Unless otherwise determined by the Administrator (including under an Individual Agreement), if a Participant incurs a Termination of Employment that is involuntary on the part of the Participant and not for Cause or a result of death, Disability or Retirement, any Option held by such Participant may thereafter be exercised by the Participant, to the extent it was exercisable at the time of such termination, or on such accelerated basis as the Administrator may determine, for a period of 90 days (or such other period as the Administrator may specify in the Award Agreement) from the date of such Termination of Employment or until the expiration of the stated term of such Option, whichever period is the shorter.

(5) Other Reasons. Unless otherwise determined by the Administrator (including under an Individual Agreement): (A) if a Participant incurs a Termination of Employment for Cause, all Options held by such Participant shall thereupon terminate; (B) if a Participant incurs a Termination of Employment for any reason other than for Cause, death, Disability, Retirement or as provided in Section 6(e)(4), including a Termination of Employment that is voluntary on the part of the Participant and not involving Retirement, any Option held by such Participant may thereafter be exercised by the Participant, to the extent it was exercisable at the time of such termination, or on such accelerated basis as the Administrator may determine, for a period of 30 days (or such other period as the Administrator may specify in the Award Agreement) from the date of such Termination of Employment or until the expiration of the stated term of such Option, whichever period is the shorter. Notwithstanding any other provision of this Plan to the contrary, in the event that, during the 24-month period following a Change in Control, a Participant incurs a Termination of Employment (1) by the Company other than for Cause or (2) by reason of the Participant’s resignation for Good Reason, any Option held by such Participant may thereafter be exercised by the Participant, to the extent it was exercisable at the time of termination, or on such accelerated basis as the Administrator may determine, for (x) the longer of (i) one year from such date of termination or (ii) such other period as may be provided in the Plan for such Termination of Employment or as the Administrator may provide in the Award Agreement or any Individual Agreement, or (y) until expiration of the stated term of such Option, whichever period is the shorter.

(f) Incentive Stock Options. Notwithstanding anything to the contrary in this Section 6, in the case of the grant of an Option intending to qualify as an Incentive Stock Option: (i) if the Participant owns stock possessing more than 10 percent of the combined voting power of all classes of stock of the Company (a “10% Stockholder”), the exercise price of such Option must be at least 110 percent of the fair market value of the Shares on the date of grant and the Option must expire within a period of not more than five (5) years from the date of grant, and (ii) Termination of Employment will occur when the person to whom an Award was granted ceases to be an employee (as determined in accordance with Section 3401(c) of the Code and the regulations promulgated thereunder) of the Company and its Subsidiaries. Notwithstanding anything in this Section 6 to the contrary, options designated as Incentive Stock Options shall not be eligible for treatment under the Code as Incentive Stock Options (and will be deemed to be Nonqualified Stock Options) to the extent that either (a) the aggregate fair market value of Shares (determined as of the time of grant) with respect to which such Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Subsidiary) exceeds $100,000, taking Options into account in the order in which they were granted, or (b) such Options otherwise remain exercisable but are not exercised within three (3) months of Termination of Employment (or such other period of time provided in Section 422 of the Code).

(g) Cashing Out of Option. On receipt of written notice of exercise, the Administrator may elect to cash out all or part of the portion of the Shares for which an Option is being exercised by paying the Participant an amount, in cash or Shares, equal to the excess of the per Share Fair Market Value of the Shares over the per Share exercise price of the Option times the number of Shares for which the Option is being exercised on the effective date of such cash-out.

(h) Change in Control Cash-Out. Notwithstanding any other provision of the Plan, during the 60-day period from and after a Change in Control (the “Exercise Period”), if the Administrator shall determine at the time of grant or thereafter, a Participant shall have the right, whether or not the Option is fully exercisable and in lieu of the payment of the exercise price for the Shares being purchased under the Option and by giving notice to the Company, to elect (within the Exercise Period) to surrender all or part of the Option to the Company and to receive cash, within 30 days of such election, in an amount equal to the amount by which the Change in Control Price per Share on the date of such election shall exceed the exercise price per Share under the Option multiplied by the number of Shares granted under the Option as to which the right granted under this Section 6(h) shall have been exercised.

7. Stock Appreciation Rights

Stock Appreciation Rights may be granted to Participants from time to time either in tandem with or as a component of other Awards granted under the Plan (“tandem SARs”) or not in conjunction with other Awards (“freestanding SARs”) and may, but need not, relate to a specific Option granted under Section 6. The provisions of Stock Appreciation Rights need not be the same with respect to each grant or each recipient. Any Stock Appreciation Right granted in tandem with an Award may be granted at the same time such Award is granted or at any time thereafter before exercise or expiration of such Award. All freestanding SARs shall be granted subject to the same terms and conditions applicable to Options as set forth in Section 6 and all tandem SARs shall have the same exercise price, vesting, exercisability, forfeiture and termination provisions as the Award to which they relate. Subject to the provisions of Section 6 and the immediately preceding sentence, the Administrator may impose such other conditions or restrictions on any Stock Appreciation Right as it shall deem appropriate. Stock Appreciation Rights may be settled in Shares, cash or a combination thereof, as determined by the Administrator and set forth in the applicable Award Agreement. Other than in connection with a change in the Company’s capitalization (as described in Section 12) the exercise price of Stock Appreciation Rights may not be reduced without stockholder approval (including canceling previously awarded Stock Appreciation Rights and regranting them with a lower exercise price).

8. Restricted Stock and Deferred Stock Units

(a) Restricted Stock and Deferred Stock Unit Awards. Restricted Stock and Deferred Stock Units may be granted at any time and from time to time prior to the termination of the Plan to Participants as determined by the Administrator. Restricted Stock is an award or issuance of Shares the grant, issuance, retention, vesting and/or transferability of which is subject during specified periods of time to such conditions (including continued employment or performance conditions) and terms as the Administrator deems appropriate. Deferred Stock Units are Awards denominated in units of Shares under which the issuance of Shares is subject to such conditions (including continued employment or performance conditions) and terms as the Administrator deems appropriate. Each grant of Restricted Stock and Deferred Stock Units shall be evidenced by an Award Agreement. Unless determined otherwise by the Administrator, each Deferred Stock Unit will be equal to one Share and will entitle a Participant to either the issuance of Shares or payment of an amount of cash determined with reference to the value of Shares. To the extent determined by the Administrator, Deferred Stock Units may be satisfied or settled in Shares, cash or a combination thereof. Restricted Stock and Deferred Stock Units granted pursuant to the Plan need not be identical but each grant of Restricted Stock and Deferred Stock Units must contain and be subject to the terms and conditions set forth below.

(b) Contents of Agreement. Each Award Agreement shall contain provisions regarding (i) the number of Shares or Deferred Stock Units subject to such Award or a formula for determining such number, (ii) the purchase price of the Shares, if any, and the means of payment, (iii) the performance criteria, if any, and level of achievement versus these criteria that shall determine the number of Shares or Deferred Stock Units granted, issued, retainable and/or vested, (iv) such terms and conditions on the grant, issuance, vesting and/or forfeiture of the Shares or Deferred Stock Units as may be determined from time to time by the Administrator, (v) the term of the performance period, if any, as to which performance will be measured for determining the number of such

Shares or Deferred Stock Units, including, with respect to Deferred Stock Units, the duration of the Award Cycle, if any, and (vi) restrictions on the transferability of the Shares or Deferred Stock Units. Shares issued under a Restricted Stock Award may be issued in the name of the Participant and held by the Participant or held by the Company, in each case as the Administrator may provide.

(c) Vesting and Performance Criteria. The grant, issuance, retention, vesting and/or settlement of shares of Restricted Stock and Deferred Stock Units will occur when and in such installments as the Administrator determines or under criteria the Administrator establishes, which may include Qualifying Performance Criteria. The grant, issuance, retention, vesting and/or settlement of Shares under any such Award that is based on performance criteria and level of achievement versus such criteria will be subject to a performance period of not less than one year, and the grant, issuance, retention, vesting and/or settlement of Shares under any Restricted Stock or Deferred Stock Unit Award that is based solely upon continued employment and/or the passage of time may not vest or be settled in full until the thirty-sixth month following the month in which the Award is granted, but may be subject to pro-rata vesting over such period, except that the Administrator may provide for the satisfaction and/or lapse of all conditions under any such Award in the event of the Participant’s death, Disability, Retirement, Termination of Employment by the Company without Cause or by the Participant for Good Reason, or in connection with a Change in Control, and the Administrator may provide that any such restriction or limitation will not apply in the case of a Restricted Stock or Deferred Stock Unit Award that is issued in payment or settlement of compensation that has been earned by the Participant. At the expiration of an applicable Award Cycle, the Administrator shall evaluate the Company’s performance in light of any performance goals for an Award of Deferred Stock Units, and shall determine the number of Deferred Stock Units granted to the Participant which have been earned, and the Administrator shall then cause to be delivered (A) a number of Shares equal to the number of Deferred Stock Units determined by the Administrator to have been earned, or (B) cash equal to the Fair Market Value of such number of Shares, or (C) a combination of cash and Shares equal to the Fair Market Value of the number of Deferred Stock Units determined by the Administrator to have been earned, as the Administrator shall elect. Notwithstanding anything in this Plan to the contrary, the performance criteria for any Restricted Stock or Deferred Stock Unit that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code will be a measure based on one or more Qualifying Performance Criteria selected by the Administrator and specified when the Award is granted.

(d) Discretionary Adjustments and Limits. Subject to the limits imposed under Section 162(m) of the Code for Awards that are intended to qualify as “performance based compensation,” notwithstanding the satisfaction of any performance goals, the number of Shares granted, issued, retainable and/or vested under an Award of Restricted Stock or Deferred Stock Units on account of either financial performance or personal performance evaluations may, to the extent specified in the Award Agreement, be reduced by the Administrator on the basis of such further considerations as the Administrator shall determine.

(e) Voting Rights. Unless otherwise determined by the Administrator, Participants holding shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those shares during the period of restriction. Participants shall have no voting rights with respect to Shares underlying Deferred Stock Units unless and until such Shares are reflected as issued and outstanding shares on the Company’s stock ledger.

(f) Dividends and Distributions. Participants in whose name Restricted Stock is granted shall be entitled to receive all dividends and other distributions paid with respect to those Shares, unless determined otherwise by the Administrator. The Administrator will determine whether any such dividends or distributions will be automatically reinvested in additional shares of Restricted Stock and subject to the same restrictions on transferability as the Restricted Stock with respect to which they were distributed or whether such dividends or distributions will be paid in cash. Shares underlying Deferred Stock Units shall be entitled to dividends or dividend equivalents only to the extent provided by the Administrator. Reinvestment of dividends in additional Restricted Stock and/or Deferred Stock Units at the time of any dividend payment shall only be permissible if sufficient Shares are available under Section 5(a) for such reinvestment (taking into account then outstanding Awards).

(g) Deferred Stock Units for Nonemployee Directors. Each Nonemployee Director shall receive an Award of not more than 15,000 Deferred Stock Units, as determined by the Board upon the recommendation of the Administrator, upon his or her first election or appointment to the Board, which Award (i) shall vest ratably over a period that expires in the thirty-sixth month following the month in which the Award is granted, except that the Award shall vest in full upon the Nonemployee Director’s Retirement, and (ii) shall be settled upon the first to occur of (A) the termination of the Nonemployee Director’s service as a member of the Board (including, without limitation, as a result of the director’s death or disability) other than as a result of removal for cause under applicable law or (B) the date chosen by the director at the time of the Award, which date must be a minimum of three years after the date of grant, or such longer minimum period as established by the Administrator. In addition, each Nonemployee Director other than the Nonemployee Director designated as independent Chairman of the Board of Directors or Lead Director (if applicable) shall receive an annual Award of not more than 15,000 Deferred Stock Units, and the Nonemployee Director designated as independent Chairman of the Board of Directors or Lead Director (if applicable) shall receive an annual Award of not more than two hundred percent of the number of Deferred Stock Units granted to the other Nonemployee Directors as their annual Deferred Stock Unit award, each as determined by the Board upon the recommendation of the Administrator, which Awards (i) shall vest ratably over the following three annual terms of the Nonemployee Director’s service on the Board, except that the Award shall vest in full upon the Nonemployee Director’s Retirement, and (ii) shall be settled upon the first to occur of (A) the termination of the Nonemployee Director’s service as a member of the Board (including, without limitation, as a result of the director’s death or disability) other than as a result of removal for cause under applicable law or (B) the date chosen by the director at the time of the Award, which date must be a minimum of three years after the date of grant, or such longer minimum period as established by the Administrator. Awards to Nonemployee Directors shall be made only in accordance with the foregoing terms, and, except as specifically provided in this Plan, neither the Administrator nor the Board shall have any authority or discretion with respect to such Awards.

9. Incentive Bonuses

(a) General. Each Incentive Bonus Award will confer upon the Participant the opportunity to earn a future payment tied to the level of achievement with respect to one or more performance criteria established for a performance period of not less than one year.

(b) Incentive Bonus Document. The terms of any Incentive Bonus will be set forth in an Award Agreement. Each Award Agreement evidencing an Incentive Bonus shall contain provisions regarding (i) the target and maximum amount payable to the Participant as an Incentive Bonus, (ii) the performance criteria and level of achievement versus these criteria that shall determine the amount of such payment, (iii) the term of the performance period as to which performance shall be measured for determining the amount of any payment, (iv) the timing of any payment earned by virtue of performance, (v) restrictions on the alienation or transfer of the Incentive Bonus prior to actual payment, (vi) forfeiture provisions and (vii) such further terms and conditions, in each case not inconsistent with this Plan as may be determined from time to time by the Administrator.

(c) Performance Criteria. The Administrator shall establish the performance criteria and level of achievement versus these criteria that shall determine the target and maximum amount payable under an Incentive Bonus, which criteria may be based on financial performance and/or personal performance evaluations. The Administrator may specify the percentage of the target Incentive Bonus that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code. Notwithstanding anything to the contrary herein, the performance criteria for any portion of an Incentive Bonus that is intended by the Administrator to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code shall be a measure based on one or more Qualifying Performance Criteria (as defined in Section 13(b)) selected by the Administrator and specified at the time the Incentive Bonus is granted. The Administrator shall certify the extent to which any Qualifying Performance Criteria has been satisfied, and the amount payable as a result thereof, prior to payment of any Incentive Bonus that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code.

(d) Timing and Form of Payment. The Administrator shall determine the timing of payment of any Incentive Bonus. Payment of the amount due under an Incentive Bonus may be made in cash or in Shares, as determined by the Administrator. The Administrator may provide for or, subject to such terms and conditions as the Administrator may specify, may permit a Participant to elect for the payment of any Incentive Bonus to be deferred to a specified date or event.

(e) Discretionary Adjustments. Notwithstanding satisfaction of any performance goals, the amount paid under an Incentive Bonus on account of either financial performance or personal performance evaluations may, to the extent specified in the Award Agreement, be reduced by the Administrator on the basis of such further considerations as the Administrator shall determine.

(f) Tax Offset Bonuses. At the time an Award other than Options or Stock Appreciation Rights is made under this Plan or at any time thereafter, the Administrator may grant to the Participant receiving such Award the right to receive a cash payment in an amount specified by the Administrator, to be paid at such time or times (if ever) as the Award results in compensation income to the Participant, for the purpose of assisting the Participant to pay the resulting taxes, all as determined by the Administrator and on such other terms and conditions as the Administrator shall determine.

10. Deferral of Gains

The Administrator may, in an Award Agreement or otherwise, provide for the deferred delivery of Shares upon settlement, vesting or other events with respect to Restricted Stock or Deferred Stock Units, or in payment or satisfaction of an Incentive Bonus. Notwithstanding anything herein to the contrary, in no event will any deferral of the delivery of Shares or any other payment with respect to any Award be allowed if the Administrator determines, in its sole discretion, that the deferral would result in the imposition of the additional tax under Section 409A(a)(1)(B) of the Code.

11. Conditions and Restrictions Upon Securities Subject to Awards

The Administrator may provide that the Shares issued upon exercise of an Option or Stock Appreciation Right or otherwise subject to or issued under an Award shall be subject to such further agreements, restrictions, conditions or limitations as the Administrator in its discretion may specify prior to the exercise of such Option or Stock Appreciation Right or the grant, vesting or settlement of such Award, including without limitation, conditions on vesting or transferability, forfeiture or repurchase provisions and method of payment for the Shares issued upon exercise, vesting or settlement of such Award (including the actual or constructive surrender of Shares already owned by the Participant) or payment of taxes arising in connection with an Award. Without limiting the foregoing, such restrictions may address the timing and manner of any resales by the Participant or other subsequent transfers by the Participant of any Shares issued under an Award, including without limitation (i) restrictions under an insider trading policy or pursuant to applicable law, (ii) restrictions designed to delay and/or coordinate the timing and manner of sales by Participant and holders of other Company equity compensation arrangements, (iii) restrictions as to the use of a specified brokerage firm for such resales or other transfers and (iv) provisions requiring Shares to be sold on the open market or to the Company in order to satisfy tax withholding or other obligations.

12. Change in Control; Adjustment of and Changes in the Stock

(a) Impact of Event. Notwithstanding any other provision of the Plan to the contrary, unless otherwise provided in an Award Agreement, in the event of a Change in Control:

(1) any Options and Stock Appreciation Rights outstanding as of the date such Change in Control occurs, and which are not then exercisable and vested, shall become fully exercisable and vested;

(2) the restrictions and deferral limitations applicable to any Restricted Stock outstanding as of the date such Change in Control shall lapse, and such Restricted Stock shall become free of all restrictions and become fully vested and transferable; and

(3) all Deferred Stock Units outstanding as of the date such Change in Control shall be considered to be earned and payable in full, and any deferral or other restrictions shall lapse and such Deferred Stock Units shall be settled in cash as promptly as is practicable following the Change in Control.

Notwithstanding the foregoing, in no event shall the treatment specified in this Section 12(a)(1), (2) and (3) apply with respect to an Award prior to the earliest to occur of (i) the date such amounts would have been distributed in the absence of the Change in Control, (ii) a Participant’s “separation from service” (as defined under Section 409A of the Code) with the Company (or six months thereafter for “specified employees” (as such term is defined under Section 409A of the Code)), (iii) the Participant’s death or “disability” (as defined in Section 409A(a)(2)(C) of the Code), or (iv) a “change in the ownership or effective control” of the Company or in the “ownership of a substantial portion of the assets” of the Company within the meanings ascribed to such terms in Treasury Department regulations issued under Section 409A of the Code, if and to the extent that the Administrator determines, in its sole discretion, that the effect of such treatment prior to the time specified in this Section 12(a)(i), (ii), (iii) or (iv) would be the imposition of the additional tax under Section 409A(a)(1)(B) of the Code on a Participant holding such Award.

(b) Definition of Change in Control. For purposes of the Plan, a “Change in Control” shall mean the happening of any of the following events:

(1) An acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) resulting in such Person having beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (i) the then-outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (ii) the combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); excluding, however, the following: (A) Any acquisition directly from the Company, other than an acquisition by virtue of the exercise of a conversion privilege unless the security being so converted was itself acquired directly from the Company, (B) Any acquisition by the Company, (C) Any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company, or (D) Any acquisition pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (3) of this Section 12(b); or

(2) A change in the composition of the Board such that the individuals who, as of the Effective Date, constitute the Board (such Board shall be hereinafter referred to as the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, for purposes of this Section 12(b), that any individual who becomes a member of the Board subsequent to the Effective Date, whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least a majority of those individuals who are members of the Board and who were also members of the Incumbent Board (or deemed to be such pursuant to this proviso) shall be considered as though such individual were a member of the Incumbent Board; but, provided further, that any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-12(c) of Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be so considered as a member of the Incumbent Board; or

(3) Consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company or the acquisition of the shares or assets of another entity (“Corporate Transaction”); excluding, however, such a Corporate Transaction pursuant to which (i) all or substantially all of the individuals and entities who are the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Corporate Transaction will beneficially own, directly or indirectly, more than 50% of, respectively, the outstanding shares of common stock (or equity interests), and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors (or equivalent governing body, if applicable), as the case may be, of the entity resulting from such Corporate Transaction (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Corporate Transaction, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (other than the Company, any employee benefit plan (or related trust) of the Company or such entity resulting from such Corporate Transaction) will beneficially own, directly or indirectly, 20% or more of, respectively, the outstanding shares of common stock (or equity interests) of the entity resulting from such Corporate Transaction or the combined voting power of the outstanding voting securities of such corporation entitled to vote generally in the election of directors (or equivalent governing body, if applicable) except to the extent that such ownership existed prior to the Corporate Transaction, and (iii) individuals who were members of the Incumbent Board will constitute at least a majority of the members of the board of directors (or equivalent governing body, if applicable) of the entity resulting from such Corporate Transaction; or

(4) The approval by the stockholders of the Company of a complete liquidation or dissolution of the Company.

(c) Change in Control Price. For purposes of the Plan, “Change in Control Price” means the higher of (i) the highest reported sales price, regular way, of a Share in any transaction reported on the New York Stock Exchange Composite Tape or other national exchange on which such shares are listed or on NASDAQ during the 60-day period prior to and including the date of a Change in Control or (ii) if the Change in Control is the result of a tender or exchange offer or a Corporate Transaction, the highest price per Share paid in such tender or exchange offer or Corporate Transaction; provided, however, that in the case of Incentive Stock Options and Stock Appreciation Rights relating to Incentive Stock Options, the Change in Control Price shall be in all cases the Fair Market Value of the Shares on the date such Incentive Stock Option or Stock Appreciation Right is exercised. To the extent that the consideration paid in any such transaction described above consists all or in part of securities or other noncash consideration, the value of such securities or other noncash consideration shall be determined in the sole discretion of the Board.

(d) Adjustments. The number and kind of Shares available for issuance under this Plan (including under any Awards then outstanding), and the number and kind of Shares subject to the individual limits set forth in Section 5 of this Plan, shall be equitably adjusted by the Administrator to reflect any reorganization, reclassification, combination of shares, stock split, reverse stock split, spin-off, dividend or distribution of securities, property or cash (other than regular, quarterly cash dividends), or any other event or transaction that affects the number or kind of Shares of the Company outstanding. Such adjustment may be designed to comply with Section 425 of the Code or, except as otherwise expressly provided in Section 5(c) of this Plan, may be designed to treat the Shares available under the Plan and subject to Awards as if they were all outstanding on the record date for such event or transaction or to increase the number of such Shares to reflect a deemed reinvestment in Shares of the amount distributed to the Company’s securityholders. The terms of any outstanding Award shall also be equitably adjusted by the Administrator as to price, number or kind of Shares subject to such Award and other terms to reflect the foregoing events, which adjustments need not be uniform as between different Awards or different types of Awards. In the event there shall be any other change in the number or kind of outstanding Shares, or any stock or other securities into which such Shares shall have been changed, or for which it shall have been exchanged, by reason of a Change in Control, other merger, consolidation or otherwise, then the Administrator shall determine the appropriate and equitable adjustment to be effected. No right to purchase fractional shares shall result from any adjustment in Awards pursuant to this Section 12(d). In case of any such adjustment, the Shares subject to the Award shall be rounded down to the nearest whole share. The Company shall notify Participants holding Awards subject to any adjustments pursuant to this Section 12(d) of such adjustment, but (whether or not notice is given) such adjustment shall be effective and binding for all purposes of the Plan.

13. Qualifying Performance-Based Compensation

(a) General. The Administrator may establish performance criteria and level of achievement versus such criteria that shall determine the number of Shares to be granted, retained, vested, issued or issuable under or in settlement of or the amount payable pursuant to an Award, which criteria may be based on Qualifying Performance Criteria or other standards of financial performance and/or personal performance evaluations. In addition, the Administrator may specify that an Award or a portion of an Award is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code, provided that the performance criteria for such Award (other than Options or Stock Appreciation Rights) or portion of an Award (other than Options or Stock Appreciation Rights) that is intended by the Administrator to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code shall be a measure based on one or more Qualifying Performance Criteria selected by the Administrator and specified at the time the Award is granted. The Administrator shall certify the extent to which any Qualifying Performance Criteria has been satisfied, and the amount payable as a result thereof, prior to payment, settlement or vesting of any Award that is intended to satisfy the requirements for “performance-based compensation” under Section 162(m) of the Code. Notwithstanding satisfaction of any performance goals, the number of Shares issued under or the amount paid under an award may, to the extent specified in the Award Agreement, be reduced by the Administrator on the basis of such further considerations as the Administrator in its sole discretion shall determine.

(b) Qualifying Performance Criteria. For purposes of this Plan, the term “Qualifying Performance Criteria” shall mean any one or more of the following performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit or Subsidiary, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Administrator: earnings per share, revenues, net profit after tax, gross profit, operating profit, earnings before interest, taxes, depreciation and amortization (EBITDA), earnings before interest and taxes (EBIT), cash flow, asset quality, stock price performance, unit volume, return on equity, change in working capital, return on capital or shareholder return. To the extent consistent with Section 162(m) of the Code, the Administrator (A) shall appropriately adjust any evaluation of performance under a Qualifying Performance Criteria to eliminate the effects of charges for restructurings, amortization of acquisition-related intangible assets, discontinued operations, extraordinary items and all items of gain, loss or expense determined to be extraordinary or unusual in nature or related to the disposal of a segment of a business or related to a change in accounting principle all as determined in accordance with standards established by opinion No. 30 of the Accounting Principles Board (APA Opinion No. 30) or other applicable or successor accounting provisions, as well as the cumulative effect of accounting changes, in each case as determined in accordance with generally accepted accounting principles or identified in the Company’s financial statements, notes to the financial statements and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to stockholders for the applicable year, and (B) may appropriately adjust any evaluation of performance under a Qualifying Performance Criteria to exclude any of the following events that occurs during a performance period: (i) asset write-downs, (ii) litigation, claims, judgments or settlements, (iii) the effect of changes in tax law or other such laws, provisions or assumptions affecting reported results, (iv) accruals for reorganization and restructuring programs, (v) accruals of any amounts for payment under this Plan or any other compensation arrangement maintained by the Company and (vi) amortization of acquisition-related intangible assets.

14. Transferability

Each Award may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated by a Participant other than by will or the laws of descent and distribution, and each Option or Stock Appreciation Right shall be exercisable only by the Participant during his or her lifetime. Notwithstanding the foregoing, to the extent permitted by the Administrator in the case of a Nonqualified Stock Option or Stock Appreciation Right granted to a Nonemployee Director or member of the Company’s Executive Committee, the person to whom an Award is initially granted (the “Grantee”) may transfer an Award to any “family member” of the Grantee (as such term is defined in Section 1(a)(5) of the General Instructions to Form S-8 under the Securities Act of 1933, as amended (“Form S-8”)), to trusts solely for the benefit of such family members and to partnerships in which such family members and/or trusts are the only partners; provided that, (i) as a condition thereof, the transferor and the transferee must execute a written agreement containing such terms as specified by the Administrator, and

(ii) the transfer is pursuant to a gift or a domestic relations order to the extent permitted under the General Instructions to Form S-8. Except to the extent specified otherwise in the agreement the Administrator provides for the Grantee and transferee to execute, all vesting, exercisability and forfeiture provisions that are conditioned on the Grantee’s continued employment or service shall continue to be determined with reference to the Grantee’s employment or service (and not to the status of the transferee) after any transfer of an Award pursuant to this Section 14, and the responsibility to pay any taxes in connection with an Award shall remain with the Grantee notwithstanding any transfer other than by will or intestate succession.

15. Suspension or Termination of Awards

Except as otherwise provided by the Administrator, if at any time (including after a notice of exercise has been delivered or an award has vested) the Chief Executive Officer or any other person designated by the Administrator (each such person, an “Authorized Officer”) reasonably believes that a Participant may have committed an Act of Misconduct as described in this Section 15, the Authorized Officer, Administrator or the Board may suspend the Participant’s rights to exercise any Option, to vest in an Award, and/or to receive payment for or receive Shares in settlement of an Award pending a determination of whether an Act of Misconduct has been committed.

If the Administrator or an Authorized Officer determines a Participant has committed an act of embezzlement, fraud, dishonesty, nonpayment of any obligation owed to the Company or any Subsidiary, breach of fiduciary duty, violation of Company ethics policy or code of conduct, or deliberate disregard of the Company or Subsidiary rules resulting in loss, damage or injury to the Company or any Subsidiary, or if a Participant makes an unauthorized disclosure of any Company or Subsidiary trade secret or confidential information, incurs a Termination of Employment for Early Retirement and subsequently engages in full-time employment, solicits any employee or service provider to leave the employ or cease providing services to the Company or any Subsidiary, breaches any intellectual property or assignment of inventions covenant, engages in any conduct constituting unfair competition, breaches any non-competition agreement or engages in any activity in competition with the business of the Company or any Subsidiary or Affiliate, induces any Company or Subsidiary customer to breach a contract with the Company or any Subsidiary or to cease doing business with the Company or any Subsidiary, or induces any principal for whom the Company or any Subsidiary acts as agent to terminate such agency relationship (any of the foregoing acts, an “Act of Misconduct”), then except as otherwise provided by the Administrator, (i) neither the Participant nor his or her estate nor transferee shall be entitled to exercise any Option or Stock Appreciation Right whatsoever, vest in or have the restrictions on an Award lapse, or otherwise receive payment of an Award, (ii) the Participant will forfeit all outstanding Awards and (iii) the Participant may be required, at the Administrator’s sole discretion, to return and/or repay to the Company any then unvested Shares previously issued under the Plan, and/or following the exercise or payment of an Award within a period specified by the Administrator, to repay to the Company any gain realized or payment received upon the exercise or payment of such Award (with such gain or payment valued as of the date of exercise or payment). In making such determination, the Administrator or an Authorized Officer shall give the Participant an opportunity to appear and present evidence on his or her behalf at a hearing before the Administrator or its designee or an opportunity to submit written comments, documents, information and arguments to be considered by the Administrator. Any dispute by a Participant or other person as to the determination of the Administrator shall be resolved pursuant to Section 23 of the Plan.

16. Compliance with Laws and Regulations

This Plan, the grant, issuance, vesting, exercise and settlement of Awards thereunder, and the obligation of the Company to sell, issue or deliver Shares under such Awards, shall be subject to all applicable foreign, federal, state and local laws, rules and regulations, stock exchange rules and regulations, and to such approvals by any governmental or regulatory agency as may be required. The Company shall not be required to register in a Participant’s name or deliver any Shares prior to the completion of any registration or qualification of such shares under any foreign, federal, state or local law or any ruling or regulation of any government body which the Administrator shall determine to be necessary or advisable. To the extent the Company is unable to or the Administrator deems it infeasible to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, the Company and its Subsidiaries shall be relieved of any liability with respect to the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained. No Option shall be exercisable and no Shares shall be issued and/or transferable under any other Award unless a registration statement with respect to the Shares underlying such Option is effective and current or the Company has determined that such registration is unnecessary.

In the event an Award is granted to or held by a Participant who is employed or providing services outside the United States, the Administrator may, in its sole discretion, modify the provisions of the Plan or of such Award as they pertain to such individual to comply with applicable foreign law or to recognize differences in local law, currency or tax policy. The Administrator may also impose conditions on the grant, issuance, exercise, vesting, settlement or retention of Awards in order to comply with such foreign law and/or to minimize the Company’s obligations with respect to tax equalization for Participants employed outside their home country.

17. Withholding

To the extent required by applicable federal, state, local or foreign law, a Participant shall be required to satisfy, in a manner satisfactory to the Company, any withholding tax obligations that arise by reason of an Option exercise, disposition of Shares issued under an Incentive Stock Option, the vesting of or settlement of an Award, an election pursuant to Section 83(b) of the Code or otherwise with respect to an Award. The Company and its Subsidiaries shall not be required to issue Shares, make any payment or to recognize the transfer or disposition of Shares until such obligations are satisfied. The Administrator may provide for or permit these obligations to be satisfied through the mandatory or elective sale of Shares and/or by having the Company withhold a portion of the Shares that otherwise would be issued to him or her upon exercise of the Option or the vesting or settlement of an Award, or by tendering Shares previously acquired.

18. Administration of the Plan

(a) Administrator of the Plan. The Plan shall be administered by the Administrator who shall be the Compensation Committee of the Board or, in the absence of a Compensation Committee, the Board itself. Any power of the Administrator may also be exercised by the Board, except to the extent that the grant or exercise of such authority would cause any Award or transaction to become subject to (or lose an exemption under) the short-swing profit recovery provisions of Section 16 of the Securities Exchange Act of 1934 or cause an Award designated as a Performance Award not to qualify for treatment as performance-based compensation under Section 162(m) of the Code. To the extent that any permitted action taken by the Board conflicts with action taken by the Administrator, the Board action shall control. The Compensation Committee may by resolution or written policy authorize one or more officers of the Company to perform any or all things that the Administrator is authorized and empowered to do or perform under the Plan, and for all purposes under this Plan, such officer or officers shall be treated as the Administrator; provided, however, that the resolution or policy so authorizing such officer or officers shall specify that the total number of Awards (if any) such officer or officers may award pursuant to such delegated authority shall not exceed the annual allotment of shares approved by the Compensation Committee, and any such Award shall be subject to the form of Award Agreement theretofore approved by the Compensation Committee. No such officer shall designate himself or herself as a recipient of any Awards granted under authority delegated to such officer. In addition, the Compensation Committee may delegate any or all aspects of the day-to-day administration of the Plan to one or more officers or employees of the Company or any Subsidiary, and/or to one or more agents.

(b) Powers of Administrator. Subject to the express provisions of this Plan, the Administrator shall be authorized and empowered to do all things that it determines to be necessary or appropriate in connection with the administration of this Plan, including, without limitation: (i) to prescribe, amend and rescind rules and regulations relating to this Plan and to define terms not otherwise defined herein; (ii) to determine which persons are Participants, to which of such Participants, if any, Awards shall be granted hereunder and the timing of any such Awards; (iii) to grant Awards to Participants and determine the terms and conditions thereof, including the number of Shares subject to Awards and the exercise or purchase price of such Shares and the circumstances under which Awards become exercisable or vested or are forfeited or expire, which terms may but need not be conditioned upon the passage of time, continued employment, the satisfaction of performance criteria, the occurrence of certain events, or other factors; (iv) to establish and verify the extent of satisfaction of any performance goals or other conditions applicable to the grant, issuance, exercisability, vesting and/or ability to retain any Award; (v) to prescribe and amend the terms of the agreements or other documents evidencing Awards made under this Plan (which need not be identical) and the terms of or form of any document or notice required to be delivered to the Company by Participants under this Plan; (vi) to interpret and construe this Plan, any rules and regulations under this Plan and the terms and conditions of any Award granted hereunder, and to make exceptions to any such provisions in good faith and for the benefit of the Company; and (vii) to make all other determinations deemed necessary or advisable for the administration of this Plan.

(c) Determinations by the Administrator. All decisions, determinations and interpretations by the Administrator regarding the Plan, any rules and regulations under the Plan and the terms and conditions of or operation of any Award granted hereunder, shall be final and binding on all Participants, beneficiaries, heirs, assigns or other persons holding or claiming rights under the Plan or any Award. The Administrator shall consider such factors as it deems relevant, in its sole and absolute discretion, to making such decisions, determinations and interpretations including, without limitation, the recommendations or advice of any officer or other employee of the Company and such attorneys, consultants and accountants as it may select.

(d) Correction of Defects, Omissions, and Inconsistencies. The Committee may correct any defect, supply any omission, or reconcile any inconsistency in any Award Agreement in the manner and to the extent it shall deem desirable to effectuate the purposes of the Plan and the related Award.

(e) Subsidiary Awards. In the case of a grant of an Award to any Participant employed by a Subsidiary, such grant may, if the Administrator so directs, be implemented by the Company issuing any subject Shares to the Subsidiary, for such lawful consideration as the Administrator may determine, upon the condition or understanding that the Subsidiary will transfer the Shares to the Participant in accordance with the terms of the Award specified by the Administrator pursuant to the provisions of the Plan. Notwithstanding any other provision hereof, such Award may be issued by and in the name of the Subsidiary and shall be deemed granted on such date as the Administrator shall determine.

(f) Foreign Employees. In the event an Award is granted to a Participant who is employed or providing services outside the United States and who is not compensated from a payroll maintained in the United States, the Administrator may, in its sole discretion, modify the provisions of the Plan as they pertain to such individual to comply with applicable foreign law or to recognize differences in local law, currency or tax policy. The Administrator may also impose conditions on the exercise or vesting of Awards in order to minimize the Company’s obligations with respect to tax equalization for Participants on assignments outside their home country.

19. Amendment of the Plan or Awards

The Board may amend, alter or discontinue this Plan and the Administrator may amend, or alter any agreement or other document evidencing an Award made under this Plan but, except as provided pursuant to the provisions of Section 12(d), no such amendment shall, without the approval of the stockholders of the Company:

(a) increase the maximum number of Shares for which Awards may be granted under this Plan;

(b) reduce the price at which Options may be granted below the price provided for in Section 6(a);

(c) reduce the exercise price of outstanding Options;

(d) extend the term of this Plan;

(e) change the class of persons eligible to be Participants;

(f) otherwise amend the Plan in any manner requiring stockholder approval by law or under the NASDAQ National Market listing requirements; or

(g) increase the individual maximum limits in Sections 5(c) and (d).

No amendment or alteration to the Plan or an Award or Award Agreement shall be made which would impair the rights of the holder of an Award, without such holder’s consent, provided that no such consent shall be required if the Administrator determines in its sole discretion and prior to the date of any Change in Control that such amendment or alteration either is required or advisable in order for the Company, the Plan or the Award to satisfy any law or regulation or to meet the requirements of or avoid adverse financial accounting consequences under any accounting standard.

20. No Liability of Company

The Company and any Subsidiary or affiliate which is in existence or hereafter comes into existence shall not be liable to a Participant or any other person as to: (i) the non-issuance or sale of Shares as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder; and (ii) any tax consequence expected, but not realized, by any Participant or other person due to the receipt, exercise or settlement of any Award granted hereunder.

21. Non-Exclusivity of Plan

Neither the adoption of this Plan by the Board nor the submission of this Plan to the stockholders of the Company for approval shall be construed as creating any limitations on the power of the Board or the Administrator to adopt such other incentive arrangements as either may deem desirable, including without limitation, the granting of restricted stock or stock options otherwise than under this Plan or an arrangement not intended to qualify under Code Section 162(m), and such arrangements may be either generally applicable or applicable only in specific cases.

22. Governing Law

This Plan and any agreements or other documents hereunder shall be interpreted and construed in accordance with the laws of the Delaware and applicable federal law. Any reference in this Plan or in the agreement or other document evidencing any Awards to a provision of law or to a rule or regulation shall be deemed to include any successor law, rule or regulation of similar effect or applicability.

23. No Right to Employment, Reelection or Continued Service

Nothing in this Plan or an Award Agreement shall interfere with or limit in any way the right of the Company, its Subsidiaries and/or its affiliates to terminate any Participant’s employment, service on the Board or service for the Company at any time or for any reason not prohibited by law, nor shall this Plan or an Award itself confer upon any Participant any right to continue his or her employment or service for any specified period of time. Neither an Award nor any benefits arising under this Plan shall constitute an employment contract with the Company, any Subsidiary and/or its affiliates. Subject to Sections 4 and 19, this Plan and the benefits hereunder may be terminated at any time in the sole and exclusive discretion of the Board without giving rise to any liability on the part of the Company, its Subsidiaries and/or its affiliates.

24. Unfunded Plan

The Plan is intended to be an unfunded plan. Participants are and shall at all times be general creditors of the Company with respect to their Awards. If the Administrator or the Company chooses to set aside funds in a trust or otherwise for the payment of Awards under the Plan, such funds shall at all times be subject to the claims of the creditors of the Company in the event of its bankruptcy or insolvency.

25. Inclusion of Awards as Part of Mandatory Holdings

The Board or the Compensation Committee may establish policies or make such provisions as either deems necessary or appropriate relating to Awards or portions thereof that may be included as part of a Participant’s holdings for purposes of any stock ownership requirements implemented from time to time.

FSC-PS-07

000004 MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6	000000000.000000 ext 000000000.000000 ext 000000000.000000 ext	000000000.000000 ext 000000000.000000 ext 000000000.000000 ext

Using a black ink pen, mark your votes with an X as shown in	☒
this example. Please do not write outside the designated areas.

Annual Meeting Proxy Card

Ú  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  Ú

THIS PROXY, WHEN PROPERLY EXECUTED, WlLL BE VOTED IN THE MANNER DIRECTED BELOW BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WlLL BE VOTED FOR THE ELECTION OF ALL OF THE NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS AND “FOR” ALL OTHER MATTERS IDENTIFIED BELOW.

A	Election of Directors

+

1. Nominees:	For	Withhold		For	Withhold

Instruction:

Unless otherwise specified below, this proxy authorizes the

proxies named on the reverse side of this card to cumulate

votes that the undersigned is entitled to cast at the Annual

Meeting in connection with the election of Directors. To

specify different instructions with regard to cumulative voting,

or to withhold authority to vote for any particular nominee,

write your instructions below.

01 - Richard A. Aurelio	☐	☐	06 - Bryan R. Roub	☐	☐
02 - Charles P. Carinalli	☐	☐	07 - Ronald W. Shelly	☐	☐
03 - Robert F. Friel	☐	☐	08 - William N. Stout	☐	☐
04 - Thomas L. Magnanti	☐	☐	09 - Mark S. Thompson	☐	☐
05 - Kevin J. McGarity	☐	☐

B	Issues

	For	Against	Abstain	Meeting Attendance
2. Proposal to approve the Fairchild Semiconductor 2007 Stock Plan.	☐	☐	☐	Mark the box to the right if you plan to attend the Annual Meeting. ☐

3. Proposal to ratify the appointment of KPMG LLP as Independent registered public accounting firm for 2007.	☐	☐	☐	Change of Address — Please print your new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

■	C 1234567890 J N T 1 U P X 0 1 2 6 8 3 1	MR A SAMPLE (THIS AREA IS SET UP TO ACCOMMODATE 140 CHARACTERS) MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND MR A SAMPLE AND	+

<STOCK#>                00OXUA

Ú  PLEASE FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.   Ú

Fairchild Semiconductor International, Inc.

82 Running Hill Road, South Portland, ME 04106

Proxy Solicited on Behalf of the Board of Directors for the Annual Meeting of Stockholders on May 2, 2007

The undersigned hereby appoints PAUL D. DELVA and KEITH M. RODDA, or any of them, with power of substitution, attorneys and proxies to vote, as indicated on the reverse hereof, all shares of Common Stock of Fairchild Semiconductor International, Inc., a Delaware corporation (the “Company”), which the undersigned is entitled to vote at the annual meeting of stockholders to be held at the Company’s offices at 3001 Orchard Parkway, San Jose, California, on Wednesday, May 2, 2007, at 8:00 a.m., local time, or at any adjournments thereof, with all the powers the undersigned would possess, including cumulative voting rights, if then and there personally present, upon the matters described in the notice of annual meeting of stockholders and proxy statement, dated March 30, 2007, receipt of which is hereby acknowledged, and upon any other business that may come before the meeting or any such adjournment.

The nominees for election as directors are (01) Richard A. Aurelio, (02) Charles P. Carinalli, (03) Robert F. Friel, (04) Thomas L. Magnanti, (05) Kevin J. McGarity, (06) Bryan R. Roub, (07) Ronald W. Shelly, (08) William N. Stout, and (09) Mark S. Thompson.

PLEASE MARK, SIGN AND DATE ON REVERSE SlDE AND RETURN IN THE ACCOMPANYING ENVELOPE.

CONTINUED AND TO BE SIGNED ON REVERSE SIDE